UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant   ☒                              Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2016 Annual Meeting of Shareholders
PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date	Thursday, May 26, 2016
Time	9:30 a.m.
Place	W New York – Union Square hotel 201 Park Avenue South (at 17th Street) New York, New York
Record Date	March 28, 2016
Voting	Shareholders as of the record date are entitled to vote.
Each share of common stock of Tiffany & Co., a Delaware corporation (the "Company"), has one vote.
Admission	Attendance at the Annual Meeting will be limited to those persons who were shareholders, or held Company stock through a broker, bank or other nominee, at the close of business on the record date.
Pre-registration is required to attend the Annual Meeting. Registration confirmation and photo identification are also required for admission.
Shareholders of record will have the opportunity to vote by ballot at the Annual Meeting.
Beneficial owners of shares held in street name must contact their broker before the Annual Meeting to obtain a legal proxy and bring the legal proxy with them to the meeting.

MATTERS TO BE VOTED ON AT 2016 ANNUAL MEETING
There are four matters scheduled to be voted on at this year's Annual Meeting:

Matter	Board Recommended Vote	Required Vote	Broker Discretionary Vote Allowed
Item No. 1: Election of the Board;	"FOR" the election of all 10 nominees for director	Majority of votes cast "for" or "against" the nominee	No
Item No. 2: Ratification of the selection of the independent registered public accounting firm to audit our Fiscal 2016 financial statements;	"FOR"	Majority of shares present and entitled to vote	Yes
Item No. 3: Approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this Proxy Statement ("Say on Pay"); and	"FOR"	Majority of shares present and entitled to vote	No
Item No. 4: Shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders.	"AGAINST"	Majority of shares present and entitled to vote	No

TIFFANY & CO.

ELECTION OF THE BOARD

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast. See "Item 1. Election of the Board" at PS-18 for more information.

Name	Age	Director Since	Principal Occupation	Independent	Audit Committee	Compensation Committee & Stock Option Sub- Committee	Corporate Social Responsibility Committee	Dividend Committee	Finance Committee	Nominating/ Corporate Governance Committee	Other Public Company Boards
Rose Marie Bravo	65	1997	Retired Chief Executive Officer ("CEO") of Burberry Limited	✓		✓				✓	2
Gary E. Costley	72	2007	Retired Chairman and CEO of International Multifoods Corporation	✓		Chair	✓			✓	2
Lawrence K. Fish	71	2008	Retired Chairman and CEO of Citizens Financial Group, Inc.	✓	✓		Chair		✓		2
Abby F. Kohnstamm	62	2001	Executive Vice President and Chief Marketing Officer at Pitney Bowes Inc.	✓	✓	✓	✓			✓	0
Charles K. Marquis	73	1984	Senior Advisor to Investcorp International, Inc.	✓	✓	✓				Chair	0
Peter W. May	73	2008	President of Trian Fund Management, L.P.	✓		✓			✓		1
William A. Shutzer	69	1984	Senior Managing Director of Evercore Partners						Chair		1
Robert S. Singer	64	2012	Former CEO of Barilla Holding S.p.A	✓	Chair	✓			✓		3
Michael J. Kowalski	64	1995	Retired CEO of Tiffany & Co.				✓				0
Frederic Cumenal	56	2013	CEO of Tiffany & Co.				✓	✓			0

Each director nominee is a current director and during Fiscal 2015 (February 1, 2015 to January 31, 2016) attended at least 83% of the aggregate number of meetings of the Company’s Board of Directors (the "Board") and those committees on which he or she served.

AUDITORS

The Audit Committee has appointed, and the Board has ratified the appointment of, PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to audit the Company’s consolidated financial statements for Fiscal 2016 (February 1, 2016 to January 31, 2017). As a matter of good corporate governance, we are asking you to ratify this selection.

TIFFANY & CO.

See "Item 2. Ratification of the Selection of the Independent Registered Public Accounting Firm to Audit Our Fiscal 2016 Financial Statements" at PS-34 and "Relationship with Independent Registered Public Accounting Firm" at PS-36 for more information.

EXECUTIVE COMPENSATION MATTERS

See "Item 1. Election of the Board" at PS-18 and "Compensation of the CEO and Other Executive Officers" at PS-38 for more information.

BUSINESS HIGHLIGHTS

Key highlights of Fiscal 2015 performance were as follows:

Sales:
On a constant-exchange-rate basis that eliminates the effect from translating sales made outside the U.S. into U.S. dollars (see Appendix I at PS-105), worldwide net sales increased 2% due to growth in Europe, Japan and Asia-Pacific, while sales in the Americas decreased 2% (4% on an as reported basis) from the prior year. As reported in U.S. dollars, worldwide net sales decreased 3% to $4.1 billion due to lower sales in all regions.

Profitability:
Net earnings decreased 9% in 2015 excluding certain expenses recorded in 2015 and 2014 (see Appendix I at PS-105) due to a lack of sales leverage on higher selling, general and administrative expenses partly offset by a higher gross margin. As reported, net earnings of $463.9 million, or $3.59 per diluted share, were 4% below the prior year's $484.2 million, or $3.73 per diluted share. Operating earnings also decreased 9% in 2015 excluding certain 2015 expenses (see Appendix I at PS-105), and 15% on an as reported basis.

Store Expansion:	The Company added a net of 12 TIFFANY & CO. stores while also relocating and renovating several of its existing locations.
Product Introductions:	The Company expanded its offerings within several existing jewelry collections and introduced its new TIFFANY & CO. brand watch collections.
Returning Capital to Shareholders:	The Company generated free cash flow exceeding $500 million, a portion of which was returned to shareholders through increased share repurchases and dividend payments.

EXECUTIVE COMPENSATION HIGHLIGHTS

The Board's continued commitment to pay for performance and leading compensation practices in Fiscal 2015 was demonstrated by the following highlights:

•
The majority of compensation payable to the CEO and other named executive officers is tied to the Company's financial performance and/or the performance of the stock price (87% for the CEO and 70% for other named executive officers, on average), with significant emphasis on long-term incentives.

•	Long-term and short-term incentive awards are payable contingent on a variety of performance measures, including operating earnings, net earnings per share and return on assets.

•
Short-term incentive awards for Fiscal 2015 were paid out to the named executive officers at 70-80% of target, based on achievement of operating earnings for the year relative to target and individual performance factors.

•	For the performance period beginning February 1, 2013 and ending January 31, 2016 (Fiscal 2013-Fiscal 2015), performance-based restricted stock units vested at 108.2% of target shares (54.1%

TIFFANY & CO.

of maximum shares), based on achievement of net earnings per share, on a diluted basis, and return on assets relative to pre-established targets.

•	Incentive compensation is subject to recoupment in the event of an accounting restatement due to material noncompliance with financial reporting requirements.

•
Executive officers are expected under the Company's share ownership policy to hold shares of common stock worth five times their annual base salary for the CEO and two to four times their annual base salary for other named executive officers.

•	In the event of a change in control, severance benefits are only payable upon an involuntary termination ("dual trigger").

•	The Compensation Committee of the Board retains an independent compensation consultant to advise on the executive compensation program and practices.

2017 ANNUAL MEETING

If you wish to submit a proposal to be included in the Proxy Statement for our 2017 Annual Meeting, we must receive it no later than December 9, 2016. Proposals should be sent to the Company at 727 Fifth Avenue, New York, New York 10022 to the attention of the Corporate Secretary (Legal Department).

Our By-laws set forth certain procedures for shareholders of record who wish to nominate directors or propose other business to be considered at an annual meeting. We will have discretionary voting authority with respect to any such proposals to be considered at the 2017 Annual Meeting unless the proposal is submitted to us no earlier than January 26, 2017 and no later than February 25, 2017, and the shareholder satisfies the other applicable requirements of the Securities and Exchange Commission (the "SEC").

TIFFANY & CO.

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIAL?
This Proxy Statement and accompanying material, including the form of proxy, have been sent to you on behalf of the Company by order of the Board.
This Proxy Statement was first sent to the Company’s shareholders on or about April 8, 2016, in connection with the Annual Meeting of the shareholders of the Company to be held on Thursday, May 26, 2016, at 9:30 a.m. at the W New York – Union Square hotel, 201 Park Avenue South (at 17th Street), New York, New York.
You are entitled to vote at our 2016 Annual Meeting because you were a shareholder, or held Company stock through a broker, bank or other nominee, at the close of business on March 28, 2016, the record date for this year’s Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIAL?
The information included in this Proxy Statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly compensated executive officers, and other required information. This Proxy Statement is accompanied by our Annual Report on Form 10-K, which contains financial and other information about our business during Fiscal 2015.

WHY DID I RECEIVE A NOTICE REGARDING THE INTERNET AVAILABILITY OF THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIAL INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?
As is the practice of many other companies, the Company is now providing proxy materials by a "notice and access" process. As a shareholder, you will receive a written notice of proxy, by postal service or e-mail, with instructions on how to access the proxy materials. This enables the Company to reduce the cost of paper, printing and postage and to substantially reduce paper use in order to benefit our environment. Those shareholders who wish to receive a paper report may request one. In some instances, shareholders will receive a proxy card and paper report automatically.

HOW CAN I REQUEST AND RECEIVE A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS?

To receive a paper or e-mail copy of the proxy materials, please visit or contact:

1) By Internet:	www.proxyvote.com
2) By Telephone:	1-800-579-1639
3) By E-Mail*:	sendmaterial@proxyvote.com

*
If requesting materials by e-mail, please send a blank e-mail with the 16-Digit Control Number (located on the Notice of Proxy) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Please make the request as instructed above on or before May 12, 2016 to facilitate timely delivery.
You may also find important information about the Company, with its principal executive offices at 727 Fifth Avenue, New York, New York 10022, on our website at www.tiffany.com. By clicking "Investors" at the bottom of the page, you will find additional information concerning some of the subjects addressed in this document.

TIFFANY & CO.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 26, 2016
The Proxy Statement and Annual Report on Form 10-K are available to shareholders at www.proxyvote.com

WHAT MATTERS WILL BE VOTED ON AT THE 2016 ANNUAL MEETING?

There are four matters scheduled to be voted on at this year’s Annual Meeting:

Item No. 1: Election of the Board;
Item No. 2: Ratification of the selection of the independent registered public accounting firm to audit our Fiscal 2016 financial statements;
Item No. 3: Approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this Proxy Statement ("Say on Pay"); and
Item No. 4: Shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

DOES THE BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE PROPOSALS?
The Board recommends a vote "FOR" each of the director nominees and the proposals set forth in Items 2 and 3. The Board recommends a vote "AGAINST" the shareholder proposal set forth in Item 4.

WHAT SHARES CAN I VOTE?
You may vote all of the shares of the Company's common stock that you owned at the close of business on March 28, 2016, the record date.

HOW MANY VOTES DO I HAVE?
Each share of the Company’s common stock has one vote. The number of shares, or votes, that you have at this year’s Annual Meeting is indicated on the enclosed proxy card or notice.

HOW DO I VOTE MY SHARES?
You can vote your shares at the Annual Meeting either by submitting your vote or instruction prior to the meeting, or by attending the meeting and voting in person.
Voting instructions, whether voting is in person or by proxy, vary depending on whether you are a shareholder of record (also known as a "registered shareholder") or a beneficial owner of shares held in street name:
Shareholder of Record: If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. Instructions for how to vote your shares are set forth below.
Beneficial Owner of Shares Held in Street Name: If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, or if your shares are held in the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan (the "401K Plan"), then you are the

TIFFANY & CO.

"beneficial owner" of shares held in "street name." The organization holding, or trustee of, your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization or trustee on how to vote the shares held in your account. Those instructions are contained in the "voting instruction form" sent to you and are summarized below.

HOW DO I VOTE MY SHARES BEFORE THE ANNUAL MEETING IF I AM A SHAREHOLDER OF RECORD?
You can vote by proxy by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called "proxies," and using them to cast your ballot at the Annual Meeting is called voting "by proxy."
Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.
If you vote by proxy, you will have designated three officers of the Company to act as your proxies at the Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card or by telephone or the Internet with respect to each of the proposals presented in this Proxy Statement.
While we know of no other matters to be acted upon at this year's Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have signed and not revoked a proxy, your proxy will vote on such other matters in accordance with his or her best judgment.
A shareholder of record may vote by proxy any of the following ways:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the notice or proxy card; have your notice or proxy card in hand as you will be prompted to enter your control number.

•
Via Telephone. You may vote by proxy via telephone by following the instructions provided in the proxy card; have your notice or proxy card in hand as you will be prompted to enter your control number.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?
If you decide to vote by proxy (whether by Internet, telephone or mail), you can revoke – that is, change or cancel – your vote at any time before your proxy casts his or her vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

•	You can send an executed, later-dated proxy card to the Corporate Secretary of the Company, call in different instructions, or provide different instructions through the Internet voting site; or

•	You can notify the Corporate Secretary of the Company in writing that you wish to revoke your proxy; or

•	You can attend the Annual Meeting and vote in person.

TIFFANY & CO.

HOW DO I VOTE MY SHARES BEFORE THE ANNUAL MEETING IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?
You may instruct your broker or the 401K Plan's trustee, as applicable, how to vote on your behalf in any of the following ways:

•
Via the Internet. You may instruct your broker or the 401K Plan's trustee, as applicable, as to your vote via the Internet by visiting www.proxyvote.com and entering the control number found in the notice or voting instruction form sent to you.

•
Via Telephone. You may instruct your broker or the 401K Plan's trustee, as applicable, as to your vote by calling the toll-free number found in your voting instruction form and entering the control number found in the notice or voting instruction form sent to you.

•
By Mail. You may instruct your broker or the 401K Plan's trustee, as applicable, as to your vote by mail by filling out the voting instruction form provided to you and returning it in the envelope provided.

Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. For more details, see "WHAT IS A BROKER NON-VOTE?" immediately below.
Shares held in the 401K Plan will be voted by the 401K Plan's trustee in accordance with specific instructions given by 401K Plan participants to whose accounts such shares have been allocated.

WHAT IS A BROKER NON-VOTE?
Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker is permitted to vote or withhold its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon. With respect to voting on the election of the Board, Say on Pay and the shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders, your broker will be required to withhold its vote unless you provide instructions on those matters.
If your broker withholds its vote, that is called a "broker non-vote." As stated below, broker non-votes are counted as present for a quorum, but will have no effect on the outcome of the election of directors or any of the other proposals set forth herein. See "WHAT CONSTITUTES A QUORUM?" and "WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?" below.

CAN I CHANGE THE INSTRUCTION TO MY BROKER OR THE 401K PLAN TRUSTEE?
You may vote in person at the Annual Meeting, or you may change your instruction to your broker or the 401K Plan trustee, as applicable, by submitting a subsequent instruction through one of the means set forth above under "HOW DO I VOTE MY SHARES BEFORE THE ANNUAL MEETING IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?".

HOW WILL MY SHARES BE VOTED IN THE ABSENCE OF INSTRUCTIONS?
If you are a shareholder of record and you do not give any specific instructions as to how your shares are to be voted when you sign a proxy card or vote by telephone or by Internet, your proxies will vote your shares in accordance with the following recommendations of the Board:

•	FOR the election of all 10 nominees for director named in this Proxy Statement;

TIFFANY & CO.

•	FOR the ratification of the selection of PwC as the independent registered public accounting firm to audit our Fiscal 2016 financial statements;

•	FOR approval of the compensation paid to the Company’s named executive officers in Fiscal 2015; and

•	AGAINST the shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders.

Shares held in a broker’s name for which no instructions are received may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. For more details, see "WHAT IS A BROKER NON-VOTE?" above. Any shares held in the 401K Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

DO I NEED TO ATTEND THE ANNUAL MEETING?
No. You may authorize your shares to be voted by following the instructions presented in the notice, proxy card or voting instruction form.

IF I WISH TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, WHAT DO I NEED TO DO?
To attend the Annual Meeting, you will need to pre-register as instructed on your notice or proxy card and print out the registration confirmation. You will be required to show the registration confirmation as well as photo identification to enter the Annual Meeting.
To vote in person at the Annual Meeting:

•	For shareholders of record, you will have the opportunity to vote by ballot at the meeting.

•
For beneficial owners of shares held in street name, contact your broker before the Annual Meeting to obtain a legal proxy, and bring the legal proxy with you to the meeting. To submit a vote by ballot at the meeting, you will be required to show the legal proxy as well as photo identification.

WHAT CONSTITUTES A QUORUM?
A "quorum" is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our Annual Meeting, a majority of shares issued and outstanding on the record date and entitled to vote at the Annual Meeting must be present.
The number of shares issued and outstanding at the close of business on March 28, 2016, the record date, was 125,984,068. Therefore, 62,992,035 shares must be present at our 2016 Annual Meeting for a quorum to be established.
To determine if there is a quorum, we consider a share "present" if:

•	The shareholder who owns the share is present in person at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal; or

•	The shareholder is represented by proxy at the Annual Meeting, including, for any beneficial owner of shares held in street name, by the organization holding such shareholder's account.
If a shareholder is represented by proxy at the Annual Meeting as described above, his or her shares are deemed present for purposes of a quorum, even if:

•	The shareholder withholds his or her vote or marks "abstain" for one or more proposals; or

•	There is a "broker non-vote" on one or more proposals.

TIFFANY & CO.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
Each nominee for director shall be elected by a majority of the votes cast "for" or "against" the nominee at the Annual Meeting. That means that the number of shares voted "for" a nominee must exceed the number of shares voted “against” that nominee. To vote "for" or "against" any of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically.
You may abstain on the vote for any nominee but your abstention will not have any effect on the outcome of the election of directors. A broker non-vote has the same effect as an abstention: neither will have any effect on the outcome of the election of directors. To abstain on the vote on any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically.
The proposal to ratify the selection of PwC as the independent registered public accounting firm to audit the Company's consolidated financial statements for Fiscal 2016 will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. That means that the proposal will pass if more than half of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter vote "for" the proposal. Therefore, if you "abstain" from voting – in other words, you indicate "abstain" on the proxy card, by telephone or by Internet – it will have the same effect as an "against" vote. Broker non-votes on this proposal will have no effect.
The advisory proposal to approve the compensation of our named executive officers will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. That means that the advisory proposal will be approved if more than half of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter vote "for" the proposal. Therefore, if you abstain from voting it will have the same effect as an "against" vote. Broker non-votes on this proposal will have no effect.
The shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. That means that the shareholder proposal will be approved if more than half of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter vote "for" the proposal. Therefore, if you abstain from voting it will have the same effect as an "against" vote. Broker non-votes on this proposal will have no effect.

WHAT HAPPENS IF A DIRECTOR NOMINEE DOES NOT RECEIVE A MAJORITY OF THE VOTES CAST?
In the event that any of the current directors standing for re-election does not receive a majority of "for" votes of the votes cast "for" or "against" his or her candidacy, such person would continue to serve as a director until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office. Each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive such a majority. Under the Corporate Governance Principles adopted by the Board, the Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken.

HOW ARE PROXIES SOLICITED?
The Company has hired the firm of Georgeson LLC to assist in the solicitation of proxies on behalf of the Board. Georgeson LLC has agreed to perform this service for a fee of not more than $8,500, plus out-of-pocket expenses.

TIFFANY & CO.

Employees of Tiffany and Company, a New York corporation and the principal subsidiary of the Company ("Tiffany"), may also solicit proxies on behalf of the Board. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany.
Proxies may be solicited by mail, in person, by facsimile, by telephone or by e-mail. In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.

WHO WILL COUNT THE VOTES?
All votes will be tabulated by American Election Services, LLC, the inspector of elections appointed for the Annual Meeting.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K filed with the SEC within four business days after the Annual Meeting.

TIFFANY & CO.

OWNERSHIP OF THE COMPANY

SHAREHOLDERS WHO OWN AT LEAST FIVE PERCENT OF THE COMPANY

The following table shows all persons who were known to us to be "beneficial owners" of at least five percent of Company stock as of March 21, 2016. Footnote (a) below provides a brief explanation of what is meant by the term "beneficial ownership." This table is based upon reports filed with the SEC. Copies of these reports are publicly available from the SEC. All of the reports included a certification to the effect that the shares were not acquired and were not being held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and were not being held in connection with or as a participant in any transaction having that purpose or effect.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percent of Class
Qatar Investment Authority	16,222,436	(b)	12.87%
Q-Tel Tower, 8 th Floor
Diplomatic Area Street, West Bay
P.O. Box 23224, Doha, State of Qatar
The Vanguard Group, Inc.	9,954,452	(c)	7.90%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
JPMorgan Chase & Co.	8,724,225	(d)	6.92%
270 Park Avenue
New York, New York 10017
Blackrock, Inc.	7,130,523	(e)	5.66%
55 East 52nd Street
New York, New York 10055

a) "Beneficial ownership" is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes where a person has the right to acquire stock within 60 days or has or shares the power to vote the stock or to sell it. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

b) Qatar Investment Authority, a citizen of Qatar, reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 12, 2014 and stated that it had sole voting and disposition power with respect to all such shares.

c) The Vanguard Group, Inc. reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 10, 2016 and stated that, as an investment advisor, it beneficially owned the number of shares referred to above. This Schedule stated that it had sole power to vote 213,751 shares of the Company's common stock, shared power to vote 12,800 shares, sole power to dispose or direct the disposition of 9,725,996 shares, and shared power to dispose or direct the disposition of 228,456 shares.

d) JPMorgan Chase & Co. reported such beneficial ownership to the SEC on its Schedule 13G as of February 1, 2016 and stated that, as a parent holding company of the wholly owned subsidiaries identified in that Schedule, it beneficially owned the number of shares referred to above. This Schedule stated that JPMorgan Chase & Co. had sole power to vote 7,778,478 shares of the Company's common stock, shared power to vote 23,357 shares, sole power to dispose or direct the disposition of 8,672,220 shares, and shared power to dispose or direct the disposition of 42,065 shares.

TIFFANY & CO.

e) Blackrock, Inc. reported such beneficial ownership to the SEC on its Schedule 13G as of February 9, 2016 and stated that, as a parent holding company of the subsidiaries identified in that Schedule, it beneficially owned the number of shares referred to above. This Schedule stated that Blackrock, Inc. had sole power to vote 6,129,323 shares of the Company's common stock and sole power to dispose or direct the disposition of 7,130,523 shares.

OWNERSHIP BY DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table shows the number of shares of the Company's common stock beneficially owned as of March 21, 2016 by those persons who are director nominees or who served as directors; the principal executive officer (the "CEO") and the principal financial officer (the "CFO") during Fiscal 2015; the three next most highly compensated executive officers of the Company as of the end of Fiscal 2015; and the directors and executive officers as of April 8, 2016 (see "Executive Officers of the Company" at PS-16) as a group. In the notes to the table below, "Vested Stock Options" refer to stock options that are exercisable as of March 21, 2016 or will become exercisable within 60 days of that date.

Name	Amount and Nature of Beneficial Ownership		Percent of Class [a]
Directors
Rose Marie Bravo	22,486	b	*
Gary E. Costley	19,486	c	*
Frederic Cumenal (CEO during Fiscal 2015)	193,182	d	*
Lawrence K. Fish	55,115	e	*
Abby F. Kohnstamm	69,615	f	*
Michael J. Kowalski (CEO during Fiscal 2015)	286,393	g	*
Charles K. Marquis	175,985	h	*
Peter W. May	56,615	i	*
William A. Shutzer	342,002	j	*
Robert S. Singer	21,160	k	*
Executive Officers
Ralph Nicoletti (CFO during Fiscal 2015)	23,488	l	*
Jean-Marc Bellaiche	14,341	m	*
Pamela H. Cloud	109,704	n	*
Jennifer de Winter	5,775	o	*
All executive officers and directors as a group (20 persons):	1,799,934	p	1.4%

a)	An asterisk (*) is used to indicate less than 1% of the class outstanding.

b)	Includes 18,486 shares issuable upon the exercise of Vested Stock Options.

c)	Includes 18,486 shares issuable upon the exercise of Vested Stock Options.

d)
Includes 163,668 shares issuable upon the exercise of Vested Stock Options and 8,523 shares issuable upon the vesting of performance-based restricted stock units on March 31, 2016. Mr. Cumenal was named CEO effective April 1, 2015.

e)	Includes 14,626 shares issuable upon the exercise of Vested Stock Options.

f)	Includes 43,203 shares issuable upon the exercise of Vested Stock Options.

g)	Includes 174,409 shares issuable upon the exercise of Vested Stock Options, 13,716 shares issuable upon the vesting of performance-based restricted stock units on March 31, 2016, 17,572 shares held by

TIFFANY & CO.

the Kowalski Family Foundation and 50,000 shares held in trust of which Mr. Kowalski is the sole trustee. Mr. Kowalski, the Company's former CEO, retired effective March 31, 2015. Following his retirement as CEO, Mr. Kowalski continued to serve as Chairman of the Board, but in a non-Executive capacity.

h)
Includes 43,203 shares issuable upon the exercise of Vested Stock Options, 28,782 shares held in the Charles and Cynthia Marquis Joint Revocable Trust dated December 8, 2003 and 56,000 shares held in the Marquis 2012 Children's Trust, as Trustee. Mr. Marquis disclaims beneficial ownership of Company stock held by the Marquis 2012 Children's Trust.

i)	Includes 13,412 shares Mr. May may be deemed to indirectly beneficially own. Includes 43,203 shares issuable upon the exercise of Vested Stock Options.

j)
Includes 43,203 shares issuable upon the exercise of Vested Stock Options; 107,500 shares held by KJC Ltd. of which Mr. Shutzer is the sole general partner and of which three of his adult children are limited partners; 32,210 shares held in trust for one adult child of which trust Mr. Shutzer's wife is sole trustee; and 153,089 shares pledged as security in a margin account. Mr. Shutzer disclaims beneficial ownership of Company stock held by KJC Ltd. and shares held in the aforementioned trust.

k)	Includes 12,149 shares issuable upon the exercise of Vested Stock Options.

l)	Includes 23,488 shares issuable upon the exercise of Vested Stock Options.

m)	Includes 13,250 shares issuable upon the exercise of Vested Stock Options.

n)
Includes 83,950 shares issuable upon the exercise of Vested Stock Options, 3,881 shares issuable upon the vesting of performance-based restricted stock units on March 31, 2016 and 500 shares held in Ms. Cloud's account under the Tiffany Employee Profit Sharing and Retirement Savings Plan.

o)	Includes 5,775 shares issuable upon the exercise of Vested Stock Options.

p)
Includes 991,036 shares issuable upon the exercise of Vested Stock Options and restricted stock unit grants that will vest within 60 days of March 21, 2016; 42,024 shares issuable upon the vesting of performance-based restricted stock units on March 31, 2016; 1,299 shares held in accounts under the Tiffany Employee Profit Sharing and Retirement Savings Plan; and three shares held in the Tiffany Employee Stock Purchase Plan.

See "Compensation of the CEO and other Executive Officers–Compensation Discussion and Analysis–Equity Ownership by Executive Officers and Non-Executive Directors," beginning at PS-58 for a discussion of the Company’s share ownership policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater-than-10-percent shareholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.
Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect to Fiscal 2015, all filing requirements under Section 16(a) applicable to our directors, executive officers and greater-than-10-percent shareholders were satisfied in a timely manner.

TIFFANY & CO.

EXECUTIVE OFFICERS OF THE COMPANY
The executive officers of the Company are:

Name	Age	Position	Year Joined Tiffany
Frederic Cumenal	56	Chief Executive Officer	2011
Ralph Nicoletti	58	Executive Vice President – Chief Financial Officer	2014
Jean-Marc Bellaiche	46	Senior Vice President – Strategy and Business Development	2014
Victoria Berger-Gross	60	Senior Vice President – Global Human Resources	2001
Pamela H. Cloud	46	Senior Vice President – Global Category Marketing	1994
Jennifer de Winter	55	Senior Vice President – Northern America	2015
Philippe Galtié	55	Senior Vice President – International	2015
Leigh M. Harlan	39	Senior Vice President – Secretary and General Counsel	2012
Andrew W. Hart	48	Senior Vice President – Diamond and Jewelry Supply	1999
Caroline D. Naggiar	58	Senior Vice President – Chief Brand Officer	1997
John S. Petterson	57	Senior Vice President – Global Operations and Customer Services	1988

Frederic Cumenal. Mr. Cumenal joined Tiffany in March 2011 as Executive Vice President, with responsibility for the Asia-Pacific, Japan, Europe and Emerging Markets Regions. In 2012, Mr. Cumenal's responsibilities were expanded to all regions. In September 2013, Mr. Cumenal was appointed as President, with responsibility for sales and distribution of TIFFANY & CO. products globally, Product and Store Design, Merchandising and Marketing functions. Mr. Cumenal was named Chief Executive Officer effective April 1, 2015 and has served on the Tiffany & Co. Board of Directors since 2013. For 15 years prior to joining Tiffany, Mr. Cumenal held senior leadership positions in LVMH Group’s wine and spirits businesses, most recently as President and Chief Executive Officer of Moët & Chandon, S.A. Previously, Mr. Cumenal served as Chief Executive Officer of Domaine Chandon, and was Managing Director of Moët Hennessy Europe.

Ralph Nicoletti. Mr. Nicoletti joined Tiffany in March 2014 and was appointed as Executive Vice President and Chief Financial Officer effective April 2, 2014. Prior to joining Tiffany, Mr. Nicoletti held the role of executive vice president and Chief Financial Officer for Cigna Corporation, the global health services and insurance company, from 2011 to 2013, and for Alberto Culver, Inc., a manufacturer and distributor of beauty products, from 2007 to 2011. Previously, Mr. Nicoletti held a number of financial management positions at Kraft Foods, Inc. during his tenure there from 1979 to 2007.

Jean-Marc Bellaiche. Mr. Bellaiche joined Tiffany in June 2014 as Senior Vice President – Strategy and Business Development, with responsibility for business initiatives outside of jewelry such as watches, leather goods, eyewear and fragrance. Mr. Bellaiche was designated an executive officer of the Company effective April 1, 2015. Prior to joining Tiffany, Mr. Bellaiche held positions of increasing responsibility at the Boston Consulting Group from 1992 to 2014, where he was appointed as a partner and managing director in 2003 and senior partner and managing director – global leader, luxury fashion beauty and department stores, in 2010. In those roles, Mr. Bellaiche was responsible for leading and directing teams of worldwide consulting professionals as they designed and implemented long-term competitive business strategies for that company's clients.

TIFFANY & CO.

Victoria Berger-Gross. Dr. Berger-Gross joined Tiffany in 2001 as Senior Vice President – Human Resources. Her current title is Senior Vice President – Global Human Resources.

Pamela H. Cloud. Ms. Cloud joined Tiffany in 1994 as an assistant buyer and has since advanced through positions of increasing management responsibility within the Merchandising Division. In 2007, she was promoted to Senior Vice President – Merchandising, responsible for all aspects of product planning and inventory management. In February 2016, Ms. Cloud was named Senior Vice President – Global Category Marketing, with responsibility for management of the Company's key product categories as well as global merchandising operations.

Jennifer de Winter. Ms. de Winter joined Tiffany on March 1, 2015 as Senior Vice President – Northern America, with responsibility for all sales channels in the United States and Canada. In July 2015, her responsibilities were expanded, and she became responsible for all sales channels in the Company's Americas region. Ms. de Winter was designated an executive officer of the Company effective July 16, 2015. Prior to joining Tiffany, Ms. de Winter served as Executive Vice President, Stores at Saks Fifth Avenue from 2008 to 2013. Following the acquisition of Saks Fifth Avenue by Hudson's Bay Company in 2013, Ms. de Winter was appointed Executive Vice President and Chief Merchandising Officer of Saks Fifth Avenue and served in that role until 2015.

Philippe Galtié. Mr. Galtié joined Tiffany on August 17, 2015 as Senior Vice President – International, with responsibility for all sales channels in the Company's Asia Pacific, Europe, Japan and Emerging Markets regions, as well as oversight of global store design and planning, and global sales operations. In February 2016, Mr. Galtié also assumed responsibility for global customer and omnichannel management. Prior to joining Tiffany, Mr. Galtié held the role of International Retail Director at Cartier since 2011, where he was responsible for oversight of retail and client strategy, client relations and services, operations, store design and merchandising. Previously, Mr. Galtié served as country head or in other comparable senior positions at Cartier throughout Japan, Greater China and the Asia Pacific regions from 2000 to 2011.

Leigh M. Harlan. Ms. Harlan joined Tiffany in 2012 as Associate General Counsel. In 2014, she was promoted to Senior Vice President – Secretary and General Counsel, with responsibility for the Company's worldwide legal affairs. Prior to joining Tiffany, Ms. Harlan was an attorney at the law firm of Cravath, Swaine & Moore LLP, where she practiced corporate, transactional and finance law, from 2005 to 2012.

Andrew W. Hart. Mr. Hart joined Tiffany in 1999 as Director – Materials Management and advanced through positions of increasing management responsibility. In 2012, he was promoted to Senior Vice President –Diamonds and Gemstones, with responsibility for the Company’s global diamond and gemstone supply chain. In 2013, Mr. Hart assumed responsibility for jewelry manufacturing as well. His current title is Senior Vice President – Diamond and Jewelry Supply.

Caroline D. Naggiar. Ms. Naggiar joined Tiffany in 1997 as Vice President – Marketing Communications. She was promoted to Senior Vice President, responsible for advertising and marketing, in 1998 and in 2007 she was assigned additional responsibility for the Public Relations department and named Chief Marketing Officer. In February 2016, Ms. Naggiar was named Senior Vice President – Chief Brand Officer, with responsibility for global brand management and creative production, global public relations and global creative visual merchandising.

John S. Petterson. Mr. Petterson joined Tiffany in 1988 as a management associate and advanced through positions of increasing management responsibility. He was promoted to Senior Vice President – Corporate Sales in 1995. In 2001, Mr. Petterson assumed the role of Senior Vice President – Operations, with responsibility for worldwide distribution, customer service and security activities. His responsibilities were expanded in 2003 to include manufacturing operations. Since 2013, Mr. Petterson has led the Company's global operations and customer service activities as Senior Vice President – Global Operations and Customer Services.

TIFFANY & CO.

ITEM 1. ELECTION OF THE BOARD
Each year, we elect directors at an Annual Meeting of Shareholders. Pursuant to our By-laws, directors are required to be less than age 74 when elected or appointed, unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company. At the 2016 Annual Meeting, 10 directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.
It is not anticipated that any of this year’s nominees will be unable to serve as a director but, if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.
Why the Nominees were Chosen to Serve. Each of the 10 nominees for director was recommended for nomination by the Nominating/Corporate Governance Committee and nominated by the full Board to stand for election by the shareholders. The specific experience and qualifications that led the Nominating/Corporate Governance Committee to recommend each nominee is set forth in the brief biographies that follow, and all of the nominees have demonstrated through their service on the Board their skills as insightful questioners and collaborative decision-makers and their abilities to express differing viewpoints in a collegial and constructive fashion. Each of the nominees has many and diverse skill sets but those skills that most stand out are identified below at the end of each biography as "Key Skills."
Information concerning each of the nominees of the Board is set forth below:

Michael J. Kowalski
Mr. Kowalski, 64, is the non-Executive Chairman of the Board of Tiffany & Co. Mr. Kowalski has been a director of Tiffany & Co. since 1995 and has been Chairman since the end of Fiscal 2002. Mr. Kowalski joined Tiffany in 1983 and was Chief Executive Officer ("CEO") from 1999 until his retirement effective March 31, 2015. He has also served on the Board of Directors of the following public company during the past five years: The Bank of New York Mellon Corporation. The Bank of New York Mellon Corporation is one of Tiffany & Co.'s principal banking relationships, serving as a co-syndication agent and lender under Tiffany & Co.'s revolving credit facilities, as the trustee under the indenture governing certain of Tiffany & Co.'s senior notes and as the trustee and investment manager for the Tiffany and Company Pension Plan. Mr. Kowalski holds a B.S. from the University of Pennsylvania's Wharton School and an M.B.A. from the Harvard Business School.

Key Skills: merchandising, management, strategic planning and motivation.

Rose Marie Bravo
Ms. Bravo, CBE, 65, became a director of Tiffany & Co. in 1997. Ms. Bravo previously served as CEO of Burberry Limited from 1997 until 2006 and as President of Saks Fifth Avenue from 1992 to 1997. Prior to Saks, Ms. Bravo held a series of merchandising jobs at Macy's, culminating in the Chairman & CEO role at I. Magnin, which was a division of R. H. Macy & Co. Ms. Bravo also serves on the Board of Directors of Estee Lauder Companies Inc. and Williams-Sonoma, Inc.

Key Skills: retail and brand management, merchandising and product development.

Gary E. Costley
Dr. Costley, 72, became a director of Tiffany & Co. in 2007. He served as Chairman and CEO of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products, from 1997 until his retirement in 2004. Dr. Costley was Dean of the Graduate School of Management at Wake Forest University from 1995 until 1997. Dr. Costley held numerous positions at the Kellogg Company from 1970 until 1994 when he was President of Kellogg North America. Dr. Costley serves on the Board of Directors of The Principal Financial Group and Prestige Brands Holdings, Inc. He has also served on the Board of Directors of the following public company during the past five years: Covance Inc.

TIFFANY & CO.

Key Skills: multi-divisional operations, global management, marketing and manufacturing.

Frederic Cumenal
Mr. Cumenal, 56, was named CEO of Tiffany & Co. effective April 1, 2015. Mr. Cumenal served as President of Tiffany & Co. from September 2013 through March 2015, and was appointed to a newly-created seat on the Board of Tiffany & Co. in September 2013. Prior to his appointment as President, he was an Executive Vice President of Tiffany, with responsibility for the sales and distribution of TIFFANY & CO. products globally. Prior to joining Tiffany in March 2011, Mr. Cumenal spent 15 years in senior leadership positions in LVMH Group's wine and spirits businesses, most recently as President and CEO of Moët & Chandon, S.A. Previously, Mr. Cumenal served as CEO of Domaine Chandon, and was Managing Director of Moët Hennessy Europe.

Key Skills: international luxury brand management and development and strategic planning.

Lawrence K. Fish
Mr. Fish, 71, became a director of Tiffany & Co. in 2008. Mr. Fish previously served as Chairman, President and CEO of Citizens Financial Group, Inc. ("Citizens") from 1992 until 2005, when he relinquished the title of President. Mr. Fish relinquished the title of CEO of Citizens in 2007 and retired as Chairman in 2009. Mr. Fish is a member of the Corporation and Executive Committee of Massachusetts Institute of Technology. Mr. Fish serves as Chairman of Houghton Mifflin Harcourt and as a member of the Board of Directors of Textron. He has also served on the Board of Directors of the following public company during the past five years: National Bank Holdings. Mr. Fish serves as a Trustee Emeritus of The Brookings Institution and as Chairman of Management Sciences for Health.

Key Skills: risk analysis, finance, brand management and community banking.

Abby F. Kohnstamm
Ms. Kohnstamm, 62, is Executive Vice President and Chief Marketing Officer at Pitney Bowes Inc. ("Pitney Bowes"). In this role, she oversees all of Pitney Bowes's marketing and communications worldwide, as well as citizenship and philanthropy. Before joining Pitney Bowes in June 2013, Ms. Kohnstamm was the President and founder of Abby F. Kohnstamm & Associates, Inc., a marketing and consulting firm. Prior to establishing her company in 2006, Ms. Kohnstamm served as Senior Vice President, Marketing (Chief Marketing Officer) of IBM Corporation from 1993 through 2005. In that capacity, she had overall responsibility for all aspects of marketing across IBM on a global basis. Before joining IBM, Ms. Kohnstamm held a number of senior marketing positions at American Express from 1979 through 1993. She is also a member of the Board of Directors of the Roundabout Theatre Company and is a Trustee Emeritus of Tufts University after serving 10 years on the Board of Trustees. She became a director of Tiffany & Co. in 2001. Ms. Kohnstamm also served on the Board of Directors of the following public companies during the past five years: The Progressive Corporation and World Fuel Services Corporation. She holds a B.A. from Tufts University, an M.A. in Education from New York University and an M.B.A. from New York University.

Key Skills: brand management, global management, strategic planning and digital marketing.

Charles K. Marquis
Mr. Marquis, 73, has been a Senior Advisor to Investcorp International, Inc. since 1999. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P., where he practiced securities and mergers and acquisitions law. He was first elected a director of Tiffany & Co. in 1984.

Key Skills: finance, risk analysis, crisis management and investor relations.

TIFFANY & CO.

Peter W. May
Mr. May, 73, has been President and a founding partner of Trian Fund Management, L.P., a New York-based asset management firm, since 2005. Mr. May also serves as non-executive Vice Chairman and as a member of the Board of Directors of The Wendy's Company (formerly Wendy's/Arby's Group, Inc. and previously Triarc Companies, Inc. ("Triarc")). Mr. May also served as President and Chief Operating Officer of Triarc from 1993 through 2007. From 1983 to 1988, Mr. May served as President and Chief Operating Officer and a director of Triangle Industries, Inc., which, through wholly owned subsidiaries, was, at the time, a manufacturer of packaging products (through American National Can Company), copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. May holds A.B. and M.B.A. degrees from the University of Chicago and is a Certified Public Accountant (inactive). Mr. May also holds an Honorary Doctorate in Humane Letters from The Mount Sinai School of Medicine of New York University. Mr. May was first elected a director of Tiffany & Co. in 2008.

Key Skills: multi-divisional operations, brand management, investor relations and finance.

William A. Shutzer
Mr. Shutzer, 69, has been a Senior Managing Director of Evercore Partners, a financial advisory and private equity firm, since 2004. He previously served as a Managing Director of Lehman Brothers from 2000 through 2003, a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, as Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, President of Furman Selz Inc. from 1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. He was first elected a director of Tiffany & Co. in 1984. Mr. Shutzer serves on the Board of Directors of ExamWorks Group, Inc., Evercore Trust Company and RSI Home Products, Inc. He has also served on the Board of Directors of the following public company during the past five years: Mecklermedia Corporation (formerly known as Mediabistro Inc.).

Key Skills: finance, investor relations and strategic development.

Robert S. Singer
Mr. Singer, 64, served as CEO of Barilla Holding S.p.A, a major Italian food company, from 2006 to 2009. From 2004 to 2005, Mr. Singer served as President and Chief Operating Officer of Abercrombie & Fitch Co., an American clothing retailer. Prior to joining Abercrombie, Mr. Singer served as Chief Financial Officer of Gucci Group NV, a leading luxury goods company, from 1995 to 2004. From 1987 to 1995, Mr. Singer was a Partner at Coopers & Lybrand. Mr. Singer served on the Board of Directors of Benetton S.p.A. from 2006 to 2010, and on the Board of Directors of Fairmont Hotels & Resorts, Inc. from 2003 to 2006. Mr. Singer currently serves on the Board of Directors of the following public companies: Mead Johnson Nutrition Company, Coty Inc. and Jimmy Choo PLC. Mr. Singer also currently serves on the Board of Directors of several non-public companies. Mr. Singer was first elected a director of Tiffany & Co. in 2012.

Key Skills: accounting, global retail, financial and general management of luxury brands.
In the event that any of the current directors standing for re-election does not receive a majority of "for" votes of the votes cast "for" or "against" his or her candidacy, such person would continue to serve as a director until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office. Each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive such a majority. Under the Corporate Governance Principles adopted by the Board, the Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. Please refer to Section 1.h of our Corporate Governance Principles for further information about the procedure that would be followed in the event of such an election result. The Corporate Governance Principles may be viewed on the Company’s

TIFFANY & CO.

website www.tiffany.com, by clicking on "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL 10 NOMINEES FOR DIRECTOR.

TIFFANY & CO.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

The Company and its Board are committed to maintaining strong corporate governance practices that serve the interests of the Company and its shareholders. The Board recognizes that the Company's corporate governance practices must continually evolve, and the Board monitors developments in governance best practices to ensure that the Company continues to effectively represent the interests of its shareholders. The Board has adopted several corporate governance practices in support of this commitment, including:

•	Annual election of directors;

•	Majority voting standard for director elections – each director must be elected by a majority of votes cast, not a plurality;

•
Director resignation policy – each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive a majority of "for" votes of the votes cast "for" or "against" his or her candidacy. The Nominating/Corporate Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken;

•	Director independence – 7 of our 10 directors are independent;

•
Presiding independent director – our Corporate Governance Principles require a presiding independent director, tasked with specific responsibilities, to ensure independent oversight whenever the Chairman of the Board is not independent and to facilitate communication by shareholders and employees with non-management directors;

•	Director overboarding policy – directors may not serve on a total of more than five public company boards (including the Board);

•
Resignation on job change or new directorship – a director must submit a letter of resignation to the Nominating/Corporate Governance Committee on a change in employment and upon accepting a directorship with another public company (or any other organization that would require a significant time commitment). The Nominating/Corporate Governance Committee may then accept or decline such resignation;

•
Annual self-evaluation – our independent directors participate in an annual assessment and evaluation of the workings and efficiency of the Board and each of the committees on which they serve, the results of which are discussed with the full Board;

•	Long-standing policies governing business and ethical conduct;

•	Commitment to corporate social responsibility; and

•
Following leading compensation practices – see "Compensation of the CEO and Other Executive Officers–Compensation Discussion and Analysis–Executive Summary–Corporate Governance Best Practices" at PS-43.

THE BOARD, IN GENERAL

The Board is currently composed of 10 members. The Board can fill vacancies and newly created directorships, as well as amend the By-laws to provide for a greater or lesser number of directors.

Under the Company’s Corporate Governance Principles, directors may not serve on a total of more than five public company boards. Service on the Board is included in that total.

TIFFANY & CO.

THE ROLE OF THE BOARD IN CORPORATE GOVERNANCE

The Board plays several important roles in the governance of the Company, as set out in the Company's Corporate Governance Principles. The Corporate Governance Principles may be viewed on the Company's website www.tiffany.com, by clicking on "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column. The responsibilities of the Board include:

•	Selection and evaluation of, and determination of whether to retain or replace, the Company's CEO;

•	Participation in succession planning for the Company's other executive officers;

•	Review and approval of the annual operating plan prepared by management;

•	Monitoring of performance in comparison to the annual operating plan;

•	Review and approval of the Company's multi-year strategic plan prepared by management;

•	Consideration of topics of relevance to the Company's ability to carry out its strategic plan;

•	Review and approval of delegations of authority by which management carries out the day-to-day operations of the Company and its subsidiaries;

•	Review of management's enterprise risk assessment;

•	Review and, if appropriate, modification of Board committee charters;

•	Review and approval of the Company's policies or programs with respect to payment of dividends and the repurchase of common stock; and

•	Review and approval of significant actions by the Company.

BOARD LEADERSHIP STRUCTURE

Until March 31, 2015, the offices of Chairman of the Board and Chief Executive Officer ("CEO") were held by the same person, Michael J. Kowalski. Following his retirement as CEO on that date, Mr. Kowalski became the non-Executive Chairman of the Board. The Company also has a presiding independent director. Charles K. Marquis occupies such position by virtue of his chairmanship of the Nominating/Corporate Governance Committee.

Mr. Kowalski, as non-Executive Chairman of the Board, sets a preliminary agenda for each Board meeting and submits it for the approval of the presiding independent director. The Chairman of the Board is required to include in such agenda any item submitted by the presiding independent director. The presiding independent director also approves meeting schedules for the Board.

Mr. Marquis, as the presiding independent director, has the authority to call meetings of the independent directors. Mr. Marquis also chairs meetings of the independent and non-management directors, and acts as a liaison between the Chairman of the Board and the independent directors.

The Board believes the presiding independent director position provides additional independent oversight of the Company's management and other Board matters. The selection of a presiding independent director facilitates communication among the Company's directors or between any of them and the Chairman of the Board, as well as communication between shareholders and Company employees and the Company's independent and other non-management directors.

The Nominating/Corporate Governance Committee believes the Company's existing leadership structure is appropriate in the context of the existing Board size, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with Mr. Kowalski, Mr. Cumenal and the executive management group.

Mr. Kowalski served as Executive Chairman of the Board since the start of Fiscal 2003 through March 31, 2015, and the Board had the opportunity during that time to assess his skills at moderating discussions during meetings, as well as his responsiveness to the Board’s suggestions for the agenda and the information

TIFFANY & CO.

to be provided by management to the Board. The Board believes there is value in having the former CEO of the Company serve as non-Executive Chairman of the Board for a number of reasons. The former CEO's in-depth understanding of the Company's operations improves his ability to set the agenda for each Board meeting. Further, his experience in leading the Company allows the Board additional insight into key matters within its purview, including the strategic planning process and management succession.

The Board, with the assistance of the Nominating/Corporate Governance Committee, will reassess the appropriateness of the existing leadership structure as warranted, including following changes in management, in Board composition or in the nature, scope or complexity of the Company’s operations.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS/PRESIDING INDEPENDENT DIRECTOR

Non-management directors meet regularly in executive session without management participation. This encourages open discussion. In addition, at least once per year the independent directors meet separately in executive session. In these executive sessions, Mr. Marquis, as presiding independent director, presides.

COMMUNICATION WITH NON-MANAGEMENT DIRECTORS

Shareholders and other interested persons may send written communications to the entire Board or to any of the non-management directors by addressing their concerns to Mr. Marquis, Chairman of the Nominating/Corporate Governance Committee (presiding independent director), at the following address: Corporate Secretary (Legal Department), Tiffany & Co., 727 Fifth Avenue, New York, New York 10022. All communications will be compiled by the Corporate Secretary and submitted to the Board or an individual director, as appropriate, on a periodic basis.

INDEPENDENT DIRECTORS CONSTITUTE A MAJORITY OF THE BOARD

The Board has affirmatively determined that each of the following directors and director-nominees is "independent" under the listing standards of the New York Stock Exchange in that none of them has a material relationship with the Company (directly or as a partner, shareholder or officer of any organization that has a relationship with the Company): Rose Marie Bravo, Gary E. Costley, Lawrence K. Fish, Abby F. Kohnstamm, Charles K. Marquis, Peter W. May and Robert S. Singer.

All of the members of the Audit, Nominating/Corporate Governance and Compensation Committees are independent as indicated in the prior paragraph.

The Board also considered the other tests of independence set forth in the New York Stock Exchange Corporate Governance Rules and has determined that each of the above directors and nominees is independent as defined in such Rules.

In addition, the Board has affirmatively determined that Robert S. Singer, Gary E. Costley, Lawrence K. Fish, Abby F. Kohnstamm and Charles K. Marquis meet the additional, heightened independence criteria applicable to audit committee members under New York Stock Exchange rules.
To our knowledge, none of the independent directors or director-nominees has any direct or indirect relationship with the Company, other than as a director.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE DURING FISCAL 2015

Pursuant to the Company's Corporate Governance Principles, directors are expected to attend the six regularly scheduled Board meetings, as well as all regularly scheduled meetings for those committees on which they serve. Directors are expected to attend such meetings in person or, if such attendance in person is not practicable, by telephone.

TIFFANY & CO.

The Board holds one of its regularly scheduled meetings on the date of the Annual Meeting of Shareholders to facilitate attendance at the Annual Meeting by the directors. Seven of the current directors attended the Annual Meeting held in May 2015.

Each current and incumbent director attended at least 83% of the aggregate number of meetings of the Board and those committees (including the Audit Committee, Compensation Committee, Stock Option Subcommittee, Nominating/Corporate Governance Committee, Finance Committee and Corporate Social Responsibility Committee) on which he or she served during Fiscal 2015.

•	The full Board held six meetings. Attendance averaged 95% amongst all members.

•	The Audit Committee held eight meetings. Attendance averaged 97% amongst all members.

•	The Compensation Committee and its Stock Option Subcommittee held six meetings. Attendance averaged 92% amongst all members.

•	The Nominating/Corporate Governance Committee held six meetings. Attendance averaged 96% amongst all members.

•	The Finance Committee held six meetings. Attendance averaged 92% amongst all members.

•	The Corporate Social Responsibility Committee held three meetings. Attendance averaged 93% amongst all members.

COMMITTEES OF THE BOARD
Board Committee Membership

Director	Audit*	Compensation Committee & Stock Option Sub- committee*	Corporate Social Responsibility	Dividend	Finance	Nominating/ Corporate Governance*
	(Eight Meetings)	(Six Meetings)	(Three Meetings)		(Six Meetings)	(Six Meetings)
Rose Marie Bravo		✓				✓
Gary E. Costley		Chair	✓			✓
Lawrence K. Fish	✓		Chair		✓
Abby F. Kohnstamm	✓	✓	✓			✓
Charles K. Marquis	✓	✓				Chair
Peter W. May		✓			✓
William A. Shutzer					Chair
Robert S. Singer	Chair	✓			✓
Michael J. Kowalski			✓
Frederic Cumenal			✓	✓
* Composed solely of independent directors.

TIFFANY & CO.

Audit Committee

The Company’s Audit Committee is an "audit committee" established in accordance with Section 3(a)-(58)(A) of the Securities Exchange Act of 1934. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Audit Committee operates under a charter adopted by the Board; that charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column. Under its charter, the Audit Committee’s responsibilities include:

•	Appointing, compensating, retaining and providing oversight of the Company’s independent registered public accounting firm retained to audit the Company's consolidated financial statements;

•	Reviewing the quality-control procedures and independence of the Company's independent registered public accounting firm and evaluating their proposed audit scope, performance and fee arrangements;

•	Approving in advance all audit and non-audit services to be rendered by the independent registered public accounting firm;

•	Reviewing the adequacy of our system of internal accounting and financial controls;

•	Discussing the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	Discussing guidelines and policies with respect to risk assessment and risk management;

•
Reviewing with the independent auditor any difficulties the auditor encountered in the course of its audit work, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management;

•	Setting clear hiring policies for employees or former employees of the independent auditor;

•	Establishing procedures for complaints regarding accounting, internal accounting controls or auditing matters; and

•	Conducting a review of our financial statements and audit findings in advance of filing, and reviewing in advance significant proposed changes in our accounting principles.

The Board has determined that all members of the Audit Committee are financially literate, that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise, and that Mr. Singer meets the SEC criteria of an "audit committee financial expert." The Board considered Mr. Singer’s past experience as Chief Financial Officer of Gucci Group NV, Partner at Coopers & Lybrand, and Chairman of the audit committee for Fairmont Hotels & Resorts, Inc. The Board also considered Mr. Singer's role as Chairman of the audit committee for Jimmy Choo PLC and Coty Inc. and his role as a member (and former chair) of the audit committee of Mead Johnson Nutrition Company. The Board has determined that Mr. Singer's simultaneous service on the audit committee of three other public companies will not impair his ability to effectively serve on the Company's Audit Committee. See "Report of the Audit Committee" at PS-35.

For additional information regarding the Company's relationship with its independent registered public accounting firm, see "Relationship with Independent Registered Public Accounting Firm" at PS-36.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board in compensation matters. The Compensation Committee operates under its charter which may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

TIFFANY & CO.

Under its charter, the Compensation Committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO;

•	Evaluating our CEO's performance in light of those corporate goals and objectives;

•	Determining and approving our CEO's compensation level based on such evaluation;

•	Making recommendations to the Board with respect to the compensation of our other executive officers, including compensation under incentive and equity-based plans;

•	Reviewing and approving remuneration arrangements for executive officers;

•	Making awards to executive officers under the Company's compensation plans, including equity-based plans;

•
Considering the expressed view of shareholders on executive compensation matters, including shareholder proposals and advisory votes, and considering communications with proxy advisory firms and related matters; and

•	Assessing on an annual basis potential material risks to the Company from its compensation programs and plans.

Pursuant to its charter, the Compensation Committee may delegate any of its functions to one or more subcommittees composed entirely of members of the Compensation Committee.

Compensation for the non-management members of the Board is set by the Board with advice from the Nominating/Corporate Governance Committee.

Role of Compensation Consultants

Frederic W. Cook & Co., Inc. ("Cook & Co.") is an independent advisor retained by the Compensation Committee to provide advice with respect to the amount and form of executive compensation. Cook & Co. also provides advice to the Nominating/Corporate Governance Committee with respect to non-management director compensation.

Cook & Co. assists the Compensation Committee's development and evaluation of executive compensation policies and practices and the Compensation Committee's determinations of executive compensation awards by:

•	attending Compensation Committee meetings;

•	meeting with the Compensation Committee without management present;

•
providing third-party data, advice and expertise on proposed executive compensation awards and plan design (see "Compensation of the CEO and Other Executive Officers–Compensation Discussion and Analysis–Competitive Compensation Analysis - No Benchmarks" at PS-47);

•
reviewing materials prepared by management and advising the Compensation Committee on the matters included in these materials, including the consistency of proposals with the Compensation Committee's compensation philosophy and comparisons to programs at other companies; and

•
preparing its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Compensation Committee's compensation philosophy.

Independence factors as reflected in the Compensation Committee charter were considered in selecting Cook & Co., and Cook & Co. was found to be independent. The Compensation Committee has instructed Cook & Co. to act independently of management and only at the direction of the Committee, and has advised Cook & Co. that its ongoing engagement will be determined solely by the Compensation Committee. Cook & Co. does not consult with management on compensation to be paid to non-executive employees, nor does it have any potential or actual conflicts with the Company. Management has assisted in arranging meetings between

TIFFANY & CO.

Cook & Co. and the Compensation Committee and in facilitating Cook & Co.'s review of Compensation Committee materials.

For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see "Compensation of the CEO and Other Executive Officers–Compensation Discussion and Analysis–Compensation Evaluation Process” at PS-45 and "Report of the Compensation Committee" at PS-65.

Stock Option Subcommittee

The Stock Option Subcommittee determines the grant of options, restricted stock units, cash incentive awards and other matters under our 2014 Employee Incentive Plan. All members of the Compensation Committee are members of this subcommittee.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of the Compensation Committee and its Stock Option Subcommittee were Rose Marie Bravo, Gary E. Costley, Abby F. Kohnstamm, Charles K. Marquis, Peter W. May and Robert S. Singer. No director serving on the Compensation Committee or its Stock Option Subcommittee during any part of Fiscal 2015 was, at any time either during or before such fiscal year, an officer or employee of Tiffany & Co. or any of its subsidiaries. None of the Company's executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee and its Stock Option Subcommittee.

Nominating/Corporate Governance Committee

The primary function of the Nominating/Corporate Governance Committee is to assist the Board in matters of corporate governance. The Nominating/Corporate Governance Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column. Under its charter, the role of the Nominating/Corporate Governance Committee includes recommending to the Board:

•	Policies on the composition of the Board;

•	Criteria for the selection of nominees for election to the Board;

•	Nominees to fill vacancies on the Board;

•	Nominees for election to the Board;

•	Corporate governance principles applicable to the Company;

•	Non-management director compensation; and

•	Management performance and succession planning.

Submitting Candidate Names

If you would like to submit the name of a candidate for the Nominating/Corporate Governance Committee to consider as a nominee of the Board for director, you may send your submission at any time to the Nominating/Corporate Governance Committee, c/o Corporate Secretary (Legal Department), Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

TIFFANY & CO.

Process for Identifying and Evaluating Nominees for Director

The Nominating/Corporate Governance Committee evaluates candidates recommended by shareholders in the same manner as it evaluates director candidates suggested by others, including those recommended by director search firms.

See our Corporate Governance Principles which are available on our website www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column. In accordance with these principles, candidates for director shall be selected on the basis of their business experience and expertise, with a view to supplementing the business experience and expertise of management and adding further substance and insight into Board discussions and oversight of management.

The candidate identification and evaluation process includes discussions at meetings of the Nominating/Corporate Governance Committee and specifications provided to director search firms when such firms are retained. The Nominating/Corporate Governance Committee has no procedure or means of assessing the effectiveness of this process other than the process described under "Board Refreshment and Self-Evaluation" below.

The Nominating/Corporate Governance Committee has no other policy with regard to the consideration of diversity in identifying director nominees.

Corporate Social Responsibility Committee

The Board formed the Corporate Social Responsibility Committee in 2009 to assist the Board with its oversight of the Company's policies and practices involving the environment, vendor workplace conditions and employment practices, community affairs, sustainable product sourcing, corporate charitable giving, governmental relations, political activities and diversity in employment. The Corporate Social Responsibility Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

Dividend Committee

The Dividend Committee declares regular quarterly dividends in accordance with the dividend policy established by the Board. The Dividend Committee acts by unanimous written consent. Mr. Cumenal is the sole member of the Dividend Committee.

Finance Committee

The Board formed the Finance Committee to assist the Board with its oversight of the Company's capital structure, liquidity risk, dividend policy, purchase and repurchase of the Company's common stock, debt and equity financings, the retention of investment bankers and other financial advisors to the Board, the Company's hedging policy and guarantee of indebtedness incurred by the Company's subsidiaries, as well as of currency, interest rate or commodity hedging transactions entered into by the Company's subsidiaries. The Finance Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

BOARD REFRESHMENT AND SELF-EVALUATION

Directors are required by our By-laws to be less than age 74 when elected or appointed unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company.

TIFFANY & CO.

Annually, each independent director participates in an assessment and evaluation of the Board's performance and the performance of each of the Board committees on which he or she serves. The results of such self-assessments are discussed with the full Board.

RESIGNATION ON JOB CHANGE OR NEW DIRECTORSHIP

Under the Company's Corporate Governance Principles, a director must submit a letter of resignation to the Nominating/Corporate Governance Committee on a change in employment or significant change in job responsibilities and upon accepting or resolving to accept a directorship with another public company (or any other organization that would require a significant time commitment). The Committee shall promptly determine, in light of the circumstances, whether to accept or decline such resignation. In certain instances, taking into account all relevant factors and circumstances, the Nominating/Corporate Governance Committee may decline such resignation, but recommend to the Board that such director cease participation in one or more committees or that such director not be re-nominated to the Board. The letter of resignation will be of no force and effect if not accepted by the Committee within 10 days of receipt.

MANAGEMENT SUCCESSION PLANNING

One of the Board's primary responsibilities is to ensure that the Company has a high-quality management team in place. The Board, assisted by the Nominating/Corporate Governance Committee, is responsible for selecting, evaluating the performance of, and determining whether to retain or replace our CEO. Pursuant to our Corporate Governance Principles, any such evaluations and determinations must be made with a view towards the effectiveness and execution of the strategies and decisions set forth by the CEO regarding the Company's long-term strategic plan and long-term financial returns.
In contemplation of the retirement, or any other circumstance that requires the replacement, of our CEO, the Board will, in conjunction with our CEO, evaluate the performance and potential of our other executive officers. The Board, assisted by the Nominating/Corporate Governance Committee, will also participate in the planning for the succession of our other executive officers.

BOARD ROLE IN RISK OVERSIGHT

The Board believes that (i) management is responsible for identifying, assessing and managing the various risks that may arise in the Company’s operations and ensuring that the Board is appropriately aware of any such material risks, and (ii) the Board has a role in overseeing management in the risk management function.

Management's approach to risk management includes systems of authorities and approval levels; internal control checks and balances; analytical methods for making and evaluating decisions; planning for annual business growth and profitability; strategic planning; and nurturing a corporate culture that rewards integrity and supports the TIFFANY & CO. brand image. This approach to risk management includes these goals: that every risk should, when possible and practicable, be identified, quantified as to monetary impact, assigned a probability factor, and properly delegated to management for a response. Operational risks so categorized are used to inform and shape the internal audit plan and are communicated to the Company's independent registered public accounting firm so that they can be referenced and used, if deemed appropriate, to inform and shape the external audit plan. Strategic risks are identified and are addressed in the strategic planning process.

Each year management is charged with the preparation of detailed business plans for the coming one-year (the annual operating plan) and three-year (the strategic plan) periods and is required to review these plans, as they are developed and refined, with the Board. Such plans include both financial and non-financial considerations. The Board requires management to plan on the basis of realistic assumptions. In this process, the Board endeavors to assess whether management has made an appropriate analysis of the operational and brand risks inherent in the plans.

TIFFANY & CO.

Each year the Board reviews and approves the annual operating plan and the strategic plan. The Board also reviews specific risk areas on a regular basis. These include insured risks, management authority, investor relations, litigation risks, foreign currency risks, diamond and product supply risks and inventory risks.
The Audit Committee is required to discuss policies with respect to risk assessment and risk management and regularly does so. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risks.

The Finance Committee concerns itself principally with liquidity risk.

The Company has not designated an overall risk management officer and has no formal policy for coordination of risk management oversight amongst the two Board committees involved. The committee structure was not organized specifically for the purpose of risk management oversight.

The Board coordinates the risk management oversight function in the following manner. Both the Finance Committee and the Audit Committee share the minutes of their meetings with the Board and report regularly to the Board, to the extent the full Board is not otherwise present for such meetings. All committee meetings are open to the other directors and most regularly attend because the committee meetings are regularly scheduled on the day of, or the day preceding, Board meetings.

BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Company has a long-standing policy governing business conduct for all Company employees worldwide. The policy requires compliance with law and avoidance of conflicts of interest and sets standards for various activities to avoid the potential for abuse or the occasion for illegal or unethical activities. This policy covers, among other activities, the protection of confidential Company information, insider information and transactions in Company securities, the acceptance of gifts from those seeking to do business with the Company, the giving of gifts or other items of value to third parties, processing one's own transactions, protection of computer passwords, political contributions made through the use of Company funds, prohibition of discrimination or harassment, theft or unauthorized use of Company assets and reporting dishonest activity. Each year, all employees are required to review the policy, report any violations or conflicts of interest and affirm their obligation to report future violations to management.

The Company has a toll-free "hotline" to receive complaints from employees, vendors, shareholders and other interested parties concerning violations of the Company's policies or questionable accounting, internal controls or auditing matters. The toll-free phone number is 877-806-7464. The hotline is operated by a third-party service provider to assure the confidentiality and completeness of all information received. Users of this service may elect to remain anonymous.

We also have a Code of Business and Ethical Conduct for the directors, the CEO, the Chief Financial Officer and all other executive officers of the Company. The Code advocates and requires those persons to adhere to principles and responsibilities governing professional and ethical conduct. This Code supplements our business conduct policy. Waivers may only be made by the Board. A summary of our business conduct policy and a copy of the Code of Business and Ethical Conduct are posted on our website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column. The Board has not adopted a policy by which it will disclose amendments to, or waivers from, the Company's Code of Business and Ethical Conduct on our website. Accordingly, we will file a report on Form 8-K if that Code is amended or if the Board has granted a waiver from such Code, including an implicit waiver. We will file such a report only if the waiver applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and if such waiver relates to: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code; or accountability for adherence to the Code.

TIFFANY & CO.

POLITICAL SPENDING

The Board has adopted the Tiffany & Co. Principles Governing Corporate Political Spending, which are intended to ensure oversight, transparency and effective decision-making with respect to the Company’s political spending. The principles may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

In accordance with the Principles Governing Corporate Political Spending, the Company reported the following expenses for Fiscal 2015. The Company paid $314,100 to Cassidy & Associates, a government relations firm based in Washington D.C. that engaged, on behalf of the Company, in lobbying efforts focused on public policy associated with various mining law and sustainability issues and in communications with certain governmental agencies regarding actions necessary to protect against wildlife trafficking. Cassidy & Associates did not use any funds from the Company to assist candidates for any office or to influence the outcome of ballot initiatives or elections. Additionally, funds in an amount less than $40, which reflect a portion of the membership dues the Company or its affiliates paid in Fiscal 2015 to major trade associations (defined to include those trade associations to which the Company and its affiliates pay at least $25,000 in annual dues), may have been used by such trade associations for political expenditures. The Company and its affiliates did not make any political expenditures during Fiscal 2015.

The Tiffany & Co. Principles Governing Corporate Political Spending define "political expenditures" to include payments of money as well as provision of goods, services or use of facilities to candidates, political parties, political organizations, campaign funds or to any other organization, fund, person or trust, whose purpose, in whole or in part, is (i) to advance the candidacy of any person or persons seeking elective office, including the candidacies of nominees of any political party on a federal, national, statewide or local basis; (ii) to influence the outcome of any ballot initiative; or (iii) to influence the outcome of any election through issues advocacy communications, whether or not such communications specifically refer to a named candidate or party. Political expenditures also include indirect expenditures whose purpose includes any of the foregoing.

COMMITMENT TO CORPORATE SOCIAL RESPONSIBILITY

Corporate social responsibility has long been a priority of the Company. We strive to protect the interests of our shareholders, customers and other stakeholders through responsible business decisions that reflect the integrity of the TIFFANY & CO. brand in both the short- and long-term; enhance the communities in which we source, operate and sell our merchandise; improve our environmental performance; and promote responsible practices within our supply chain and our industry.

Underscoring the importance of sustainability and corporate social responsibility to the Company, the Board established a Corporate Social Responsibility Committee in 2009. See "Corporate Social Responsibility Committee" at PS-29 for more information.

The Company publicly discloses information regarding its corporate social responsibility strategy, programs and performance at www.tiffany.com/CSR.

LIMITATION ON ADOPTION OF POISON PILL PLANS

On January 19, 2006, the Board terminated the Company's shareholder rights plan (typically referred to as a "poison pill") and adopted the following policy:

"This Board shall submit the adoption or extension of any poison pill to a stockholder vote before it acts to adopt such poison pill; provided, however, that this Board may act on its own to adopt a poison pill without first submitting such matter to a stockholder vote if, under the circumstance then existing, this Board in the exercise of its fiduciary responsibilities deems it to be in the best interests of the

TIFFANY & CO.

Company and its stockholders to adopt a poison pill without the delay in adoption that is attendant upon the time reasonably anticipated to seek a stockholder vote. If a poison pill is adopted without first submitting such matter to a stockholder vote, the poison pill must be submitted to a stockholder vote within one year after the effective date of the poison pill. Absent such submission to a stockholder vote, and favorable action thereupon, the poison pill will expire on the first anniversary of its effective date."

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted policies and procedures for the review and approval or ratification of any transaction with the Company (or any subsidiary) in which (i) the aggregate amount involved will, or may be expected to, exceed $120,000 in any fiscal year and (ii) any director or executive officer, any nominee for election as a director, any five-percent holder of the Company's securities or any immediate family member of such an officer, director, nominee or holder has a direct or indirect material interest. Any such transaction is referred to the Nominating/Corporate Governance Committee for review. The Nominating/Corporate Governance Committee will then evaluate such transaction and, where the Nominating/Corporate Governance Committee determines in its business judgment that such transaction is in the best interest of the Company, recommend such transaction for approval or ratification to the Board.

CONTRIBUTIONS TO DIRECTOR-AFFILIATED CHARITIES
Pursuant to the Company's Corporate Governance Principles, contributions made by the Company during any fiscal year to charitable organizations with which the Company's directors are affiliated, through memberships on the governing body of such charitable organization, are required to be disclosed in the Company's annual proxy statement for such fiscal year. The contributions listed below were made during Fiscal 2015. None of the independent directors serve as an executive officer of these charities:

•	92nd Street Y: merchandise grants of $1,950 (Mr. May is an honorary member of the Board of Directors).

•	Carnegie Hall: $2,500 corporate membership contribution and contribution of $4,000 vermeil medallion for medal of excellence gala (Mr. May is a Trustee).

•
New York Philharmonic: $25,000 cash contribution to support the New York Philharmonic Spring Gala Celebrating the 50th Anniversary of the Concert in the Parks (Mr. May is Vice Chairman of the Board of Trustees).

•	Partnership for New York City: $15,000 annual dues contributions (Mr. May is a member of the Executive Committee).

•	Paul Taylor Dance Company: merchandise grants of $1,500 (Mr. Shutzer is a Trustee).

•	Phoenix House: combination of ticket subscription and merchandise grants totaling approximately $17,000 (Ms. Bravo is a member of the Board of Directors).

•	Prep for Prep: merchandise grants of $8,200 (Mr. Shutzer is a Trustee).

•	Roundabout Theatre Company: $20,000 table purchase for spring gala (Ms. Kohnstamm is a member of the Board of Directors).

•
Whitney Museum of American Art (the "Whitney"): $1,000,000 sponsorship payment pursuant to the terms of the sponsorship agreement entered into between Tiffany and the Whitney in February 2015. Pursuant to the terms of the sponsorship agreement Mr. Cumenal was proposed for election, and was subsequently elected, to the Board of Trustees of the Whitney.

TIFFANY & CO.

ITEM 2. RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT OUR FISCAL 2016 FINANCIAL STATEMENTS

The Audit Committee has appointed, and the Board has ratified the appointment of, PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements for Fiscal 2016. As a matter of good corporate governance, we are asking you to ratify this selection.

PwC, directly and through its predecessor firms, has served as the Company's independent registered public accounting firm since 1984.

A representative of PwC will be in attendance at the Annual Meeting to respond to appropriate questions raised by shareholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

The Board may review this matter if this appointment is not ratified by the shareholders.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL 2016.

TIFFANY & CO.

REPORT OF THE AUDIT COMMITTEE
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company's financial matters. The Audit Committee operates under a charter adopted by the Board; that charter may be viewed on the Company's website, www.tiffany.com, by clicking "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column. The Company's management is responsible for the Company's internal controls and for preparing the Company's financial statements contained in the Company's public reports. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for auditing the annual financial statements prepared by management and for expressing opinions on the Company's consolidated financial statements and on the effectiveness of the Company's internal control over financial reporting in accordance with the Public Company Accounting Oversight Board (the "PCAOB").

Included in the Company's Annual Report to Shareholders are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 2016. These statements (the "Audited Financial Statements") are the subject of a report by PwC. The Audited Financial Statements are also included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
The Audit Committee reviewed and discussed the Audited Financial Statements with the Company's management and PwC, as appropriate, and otherwise fulfilled the responsibilities set forth in its charter. The Audit Committee has also discussed with the Company's management and PwC their evaluations of the effectiveness of the Company's internal control over financial reporting, as well as the quality of the accounting principles applied and the reasonableness of the significant accounting judgments and estimates incorporated in the Audited Financial Statements.
The Audit Committee has discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 16, "Communications with Audit Committees." In connection with such discussion, the Audit Committee and PwC also discussed the business, compliance and financial reporting risks to which the Company is subject. The Audit Committee received from PwC the written disclosure and letter required by PCAOB Rule 3526 "Communication with Audit Committees Concerning Independence," and has discussed with them their independence. The Audit Committee has considered whether the provision by PwC of the tax consultation, tax compliance and other non-audit-related services disclosed below under "Relationship with Independent Public Accounting Firm–Fees and Services of PricewaterhouseCoopers LLP" is compatible with maintaining PwC's independence and has concluded that providing such services is compatible with PwC's independence from the Company and its management.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Company's Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2016.

Signed:
Robert S. Singer, Chair
Lawrence K. Fish
Abby F. Kohnstamm
Charles K. Marquis
Members of the Audit Committee

TIFFANY & CO.

RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As noted under "Board of Directors and Corporate Governance–Committees of the Board–Audit Committee" at PS-26, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Further, the Audit Committee ensures the rotation of the lead audit partner having responsibility for the audit of the Company's consolidated financial statements and effectiveness of internal control over financial reporting and the audit partner responsible for reviewing such audit, as required by law, and periodically considers whether, in order to assure continuing auditor independence, there should be regular rotation of the Company's independent registered public accounting firm.

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the Company's consolidated financial statements and effectiveness of internal control over financial reporting for the fiscal year ending January 31, 2017. PwC has, directly or through its predecessor firms, served as the Company's independent registered public accounting firm continuously since 1984. In selecting PwC to serve in this capacity for the fiscal year ending January 31, 2017, the Audit Committee considered the independence of PwC, and whether the audit and non-audit services PwC provides to the Company are compatible with maintaining that independence.

The Audit Committee has adopted a policy requiring advance approval of PwC's fees and services by the Audit Committee; this policy also prohibits PwC from performing certain non-audit services for the Company including: (i) bookkeeping, (ii) financial information systems design and implementation, (iii) appraisal or valuation services, fairness opinions or contribution in kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions or human resources, (vii) investment advisor or investment banking services, and legal and expert services unrelated to the audit. All fees paid to PwC by the Company as shown in the table that follows were approved by the Audit Committee pursuant to this policy.

FEES AND SERVICES OF PRICEWATERHOUSECOOPERS LLP

The following table presents fees for professional audit services rendered by PwC for the audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting for the years ended January 31, 2016 and 2015, and for its reviews of the Company's unaudited condensed consolidated interim financial statements. This table also reflects fees billed for other services rendered by PwC.

	January 31, 2016	January 31, 2015
Audit Fees	$3,618,400	$3,330,000
Audit-related Fees	147,300	212,100
Audit and Audit-related Fees	3,765,700	3,542,100
Tax Fees [a]	1,253,600	1,652,400
All Other Fees [b]	203,400	182,700
Total Fees	$5,222,700	$5,377,200

a)
Tax fees consist of fees for tax compliance and tax consulting services. These fees include tax compliance fees of $1,090,500 for the year ended January 31, 2016 and $1,456,900 for the year ended January 31, 2015.

b)
All other fees consist primarily of the Sustainability Assurance procedures, Kimberley Process Agreed Upon Procedures and costs for research software for the years ended January 31, 2016 and January 31, 2015.

TIFFANY & CO.

ITEM 3. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Rule 14a-21(a) was adopted by the SEC. It was adopted under the Securities Exchange Act of 1934, as amended by the Dodd-Frank Act, and requires the Company to include in its proxy statement, at least once in every three years, a separate shareholder advisory vote to approve the compensation of the Company's named executive officers. Accordingly, we are presenting the following resolution for the vote of the shareholders at the 2016 Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934 in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, be and hereby is APPROVED.

The disclosed compensation paid to the Company's named executive officers (Messrs. Cumenal, Kowalski, Nicoletti and Bellaiche, and Mmes. de Winter and Cloud) for which your approval is sought may be found at PS-39 through PS-97 inclusive of this Proxy Statement.

At the 2015 Annual Meeting, the Company included in its proxy statement a separate shareholder advisory vote to approve the compensation of the Company’s named executive officers. The Company's Say on Pay proposal passed with 97.8% of the shareholder advisory votes in favor of the Company's executive compensation program. Of the shareholder advisory votes that were not in favor of the Company's executive compensation program, 25% were abstaining shares. The Committee considered shareholder approval of the executive compensation program in evaluating the design of the program for fiscal 2016.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS IN FISCAL 2015.

TIFFANY & CO.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS
Contents

Compensation Discussion and Analysis	Page PS-39
Report of the Compensation Committee	Page PS-65
Summary Compensation Table - Fiscal 2015, 2014 and 2013	Page PS-66
Grants of Plan-Based Awards Table – Fiscal 2015	Page PS-71
Discussion of Summary Compensation Table and Grants of Plan-Based Awards	Page PS-75
Outstanding Equity Awards at Fiscal Year-End Table	Page PS-83
Option Exercises and Stock Vested Table – Fiscal 2015	Page PS-86
Pension Benefits Table	Page PS-86
Nonqualified Deferred Compensation Table	Page PS-91
Potential Payments on Termination or Change in Control	Page PS-93
Director Compensation Table – Fiscal 2015	Page PS-98
Equity Compensation Plan Information	Page PS-101

TIFFANY & CO.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")
This Compensation Discussion and Analysis explains the Company's compensation program as it pertains to the Company's named executive officers for Fiscal 2015.
NAMED EXECUTIVE OFFICERS

The Company's named executive officers for Fiscal 2015 were as follows:

Frederic Cumenal	Chief Executive Officer, effective April 1, 2015
Michael J. Kowalski	Chief Executive Officer, retired March 31, 2015
Ralph Nicoletti	Executive Vice President – Chief Financial Officer
Jean-Marc Bellaiche	Senior Vice President - Strategy and Business Development
Jennifer de Winter	Senior Vice President - Northern America, effective March 1, 2015, and designated an executive officer on July 16, 2015
Pamela H. Cloud	Senior Vice President - Global Category Marketing

EXECUTIVE SUMMARY
2015 Company Performance
Reflected below are key highlights for Fiscal 2015:

Stock Price at January 31, 2015	Stock Price at January 31, 2016	Total Dividends Paid Per Share	Total Shareholder Return
$86.64	$63.84	$1.58	(24)%

Fiscal 2014 Diluted Earnings per Share (on a Non-GAAP basis – see Appendix I at PS-105)	Fiscal 2015 Diluted Earnings per Share (on a Non-GAAP basis – see Appendix I at PS-105)	Percentage Increase/Decrease
$4.20	$3.83	(9)%

Fiscal 2014 Net Earnings (on a Non-GAAP basis – see Appendix I at PS-105)	Fiscal 2015 Net Earnings (on a Non-GAAP basis – see Appendix I at PS-105)	Percentage Increase/Decrease
$545.1 million	$493.8 million	(9)%

Fiscal 2014 Operating Earnings	Fiscal 2015 Operating Earnings (on a Non-GAAP basis – see Appendix I at PS-105)	Percentage Increase/Decrease
$891.4 million	$806.8 million	(9)%

Fiscal 2014 Operating Earnings	Fiscal 2015 Operating Earnings	Percentage Increase/Decrease
$891.4 million	$760.1 million	(15)%

TIFFANY & CO.

Sales:
On a constant-exchange-rate basis that eliminates the effect from translating sales made outside the U.S. into U.S. dollars (see Appendix I at PS-105), worldwide net sales increased 2% due to growth in Europe, Japan and Asia-Pacific, while sales in the Americas decreased 2% (4% on an as reported basis) from the prior year. As reported in U.S. dollars, worldwide net sales decreased 3% to $4.1 billion due to lower sales in all regions.

Profitability:
Net earnings decreased 9% in 2015 excluding certain expenses recorded in 2015 and 2014 (see Appendix I at PS-105) due to a lack of sales leverage on higher selling, general and administrative expenses partly offset by a higher gross margin. As reported, net earnings of $463.9 million, or $3.59 per diluted share, were 4% below the prior year's $484.2 million, or $3.73 per diluted share.

Store Expansion:	The Company added a net of 12 TIFFANY & CO. stores while also relocating and renovating several of its existing locations.
Product Introductions:	The Company expanded its offerings within several existing jewelry collections and introduced its new TIFFANY & CO. brand watch collections.
Returning Capital to Shareholders:	The Company generated free cash flow exceeding $500 million, a portion of which was returned to shareholders through increased share repurchases and dividend payments.
2015 Changes in Executive Management
Changes in executive management in Fiscal 2015 included:

•
The previously announced promotion of Frederic Cumenal, President, to Chief Executive Officer ("CEO"), effective April 1, 2015, in conjunction with the retirement of Michael J. Kowalski, effective March 31, 2015, and his transition to a non-employee director serving as Chairman of the Board, effective April 1, 2015.

•
The appointment of Jennifer de Winter as Senior Vice President, Northern America, effective March 1, 2015, with responsibility for all sales channels in the United States and Canada. Ms. de Winter's responsibilities were expanded, and she became responsible for all sales channels in the Company's Americas region in July 2015. She was also designated an executive officer of the Company on July 16, 2015.

2015 Incentive Compensation
Short-Term Incentive Award
Under the targets and guidelines established by the Compensation Committee (the "Committee") at the start of the year, each named executive officer, other than Mr. Kowalski, was eligible to earn up to 200% of his or her target short-term incentive award, dependent on corporate and individual performance, as described below. Based on achievement of pre-established goals, the Committee exercised its negative discretion to pay-out Fiscal 2015 short-term incentive awards to the named executive officers as follows:

	Potential Pay-out Based on Achievement of Operating Earnings Target (160% of Target)	Potential Pay-out Based on Individual Performance (40% of Target)	Potential Total Pay-out of Annual Incentive Award (200% of Target)	Actual Pay-out of Annual Incentive Award (70-80% of Target)
Frederic Cumenal	$3,000,000	$750,000	$3,750,000	$1,406,250
Ralph Nicoletti	$840,000	$210,000	$1,050,000	$420,000
Jean-Marc Bellaiche	$720,000	$180,000	$900,000	$315,000
Jennifer de Winter	$624,000	$156,000	$780,000	$273,000
Pamela H. Cloud	$552,000	$138,000	$690,000	$258,750

TIFFANY & CO.

As a result of his pending retirement, effective March 31, 2015, Mr. Kowalski was not granted a short-term incentive award for Fiscal 2015.
Michael J. Kowalski Long-Term Incentive Awards

Under the applicable terms of the performance-based restricted stock unit awards granted to Mr. Kowalski in January 2013 and January 2014, and the unvested stock options granted to him in January 2012, 2013 and 2014, such units and options were all subject to forfeiture upon retirement on March 31, 2015.

In recognition of Mr. Kowalski's contributions to the Company, role in succession planning, and ongoing support of Mr. Cumenal in his transition to CEO, the Committee took action in March 2015 to amend the terms of award for those performance-based restricted stock units granted in January 2013 and January 2014, and scheduled to vest contingent on Company performance in March 2016 and March 2017, respectively. The sole purpose of the amended terms of awards was to provide for continued vesting of such awards following Mr. Kowalski’s retirement on the terms and conditions previously established by the Committee. The performance goals established by the Committee in each of 2013 and 2014 were not amended in any respect and payment of such awards continues to be based on performance at the end of the performance period.
Performance-Based Restricted Stock Units
The performance-based restricted stock unit awards made to executive officers in January 2013, for the three-year period ended January 31, 2016, vested at 108.2% of target shares (54.1% of maximum shares). This was based on cumulative earnings-per-share ("EPS") of $11.76 for the three-year period, against the EPS threshold, target and maximum of $7.62, $11.86 and $13.87, respectively, for the three-year period; and on the average return-on-assets ("ROA") target of 9.8% having been met for the three-year period ended January 31, 2016. The achievement of goals resulted in pay-outs to the named executive officers (other than Messrs. Nicoletti and Bellaiche and Ms. de Winter, who were not yet employed by the Company when the January 2013 grants were awarded) as follows:

	Potential Performance-Based Restricted Stock Units under January 2013 Award (200% of target)	Actual Performance-Based Restricted Stock Units to Vest under January 2013 Award, in accordance with achievement of pre-established goals
Frederic Cumenal	26,800	14,499
Michael J. Kowalski	47,600	25,752
Pamela H. Cloud	12,200	6,601

TIFFANY & CO.

Target Compensation for Named Executive Officers in Fiscal 2016

The Committee approved the following target direct compensation for Fiscal 2016, at its January 2016 meeting:

	Annual Base Salary	Target Short-Term Incentive Award (% of base salary)	Target Long-Term Incentive Award (% of base salary)	Total Target Direct Compensation
Frederic Cumenal	$1,250,000	$1,875,000 (150%)	$6,250,000 (500%)	$9,375,000
Ralph Nicoletti	$775,000	$542,000 (70%)	$1,550,000 (200%)	$2,867,000
Jean-Marc Bellaiche	$750,000	$450,000 (60%)	$1,125,000 (150%)	$2,325,000
Jennifer de Winter	$650,000	$390,000 (60%)	$975,000 (150%)	$2,015,000
Pamela H. Cloud	$600,000	$360,000 (60%)	$1,050,000 (175%)	$2,010,000

TIFFANY & CO.

Corporate Governance Best Practices

The Board seeks to ensure that the Company’s executive compensation program conforms to sound corporate governance principles and policies, as demonstrated by the following practices:

WHAT WE DO		WHAT WE DON'T DO
☑
Pay for performance: 87% of CEO compensation and, on average, 70% of other named executive officer compensation, is tied to the Company's financial performance and/or the performance of the stock price.
		☒	Tax gross-ups: No tax gross-ups, for example for life insurance benefits, are paid to executive officers, other than for one-time relocation expenses.
☑	Limited use of employment agreements: Employment agreements and formal severance arrangements are used only as necessary to attract newly recruited executives.	☒	Pay current dividends on unvested long-term incentives: Current dividends are not paid on unvested restricted stock units and stock options.
☑	Independent Executive Compensation Consultant: The Committee retains an independent compensation consultant to advise on the executive compensation program and practices.	☒
Repricing of underwater stock options without shareholder approval: The Company's shareholder-approved employee and director incentive plans do not permit repricing of underwater stock options without shareholder approval.

☑
Share Ownership Policy: Executive officers are expected to acquire and hold Company common stock worth two to five times their annual base salary. Non-employee directors are expected to own Company common stock worth five times their annual retainer.
		☒	Allow pledged shares to count under Share Ownership Policy: Shares of the Company's common stock that are pledged to a third party do not count toward the share ownership requirements.
☑
"Dual trigger" requirement for Change in Control severance benefits: Following a change in control, outstanding equity awards and unvested retirement benefits will only be accelerated, and cash severance benefits will only be paid, in the event of an involuntary termination of employment, or if the Company does not survive the transaction.
		☒	Grant stock options below 100% of fair market value: The Company's shareholder-approved employee and director incentive plans do not permit stock options to be granted below 100% of fair market value.
☑	Provide limited perquisites: Perquisites provided to executive officers on a limited basis only (for example, life insurance benefits and executive long-term disability benefits).	☒
Permit hedging of Company stock: The Company's policy on insider information, applicable to all employees, officers, and directors, expressly prohibits speculative transactions (i.e. hedging) such as the purchase of calls or puts, selling short or speculative transactions as to any rights, options, warrants or convertible securities related to Company securities.

☑
Clawback policy: Incentive-based compensation such as cash incentive awards and performance-based restricted stock units is subject to recoupment in the event of an accounting restatement due to material noncompliance with financial reporting requirements.

Say on Pay

In May 2015, the Company’s Say on Pay proposal passed with 97.8% of the shareholder advisory votes in favor of the Company’s executive compensation program, which indicated to the Committee that shareholders were supportive of the Company's executive compensation design and philosophy, and that significant changes were not warranted. The Committee will continue to consider Say on Pay results, as well as shareholder feedback, in the design of the compensation program.

TIFFANY & CO.

OVERVIEW OF COMPENSATION COMPONENTS

The Committee has established an executive compensation program that contains the following key components:
The above chart reflects the average percentage contribution of key compensation components for all named executive officers, including the CEO, for Fiscal 2016. See charts of "CEO Target Pay Mix" and "Named Executive Officer Target Pay Mix" under "Relative Values of Key Compensation Components" at PS-49.

The Company also offers the following compensation components, in addition to the annual compensation program described above:

Time-vesting restricted stock units
Used periodically on a selective basis, typically in connection with a promotion or new hire, to recognize prior performance or to attract or retain key talent. These awards vest according to their terms.

Benefits	Used to attract and retain executives. Includes a comprehensive program of benefits that includes retirement benefits and life insurance benefits that build cash value.

TIFFANY & CO.

SHORT- AND LONG-TERM PLANNING
The performance of management in developing and executing plans and in managing external variables determines the Company’s success in achieving its financial and brand stewardship goals – both short- and long-term.
As part of each year’s planning process, the executive officers develop and submit for Board approval:

•	A three-year strategic plan that balances financial and "brand stewardship" objectives (see below); and

•	An annual operating plan for the fiscal year.
Each plan must incorporate goals which are both challenging and realistic for sales, gross margins, selling, general and administrative expenses (including marketing, staffing and other expenses), inventory management, capital spending and all other elements of the Company’s financial performance.
"Brand stewardship" refers to actions taken by management to maintain, in the minds of consumers, strong associations between the TIFFANY & CO. brand and product quality, luxury, the highest levels of customer service, compelling store design and product display and responsible product sourcing practices.
The Committee recognizes that trade-offs between near-term financial objectives and brand stewardship are often difficult. For example, introducing new designs can enhance brand image and attract new customers, but affect overall margin negatively in the short term; and increased staffing can positively affect customer service while negatively affecting earnings in the short term. Through the planning process, management must bring into balance expectations for annual earnings growth and concerns for brand stewardship and sustainable earnings growth.
OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM
The Committee has established the following objectives for the compensation program:

•	To attract, motivate and retain the management talent necessary to develop and execute both the annual operating plan and the strategic plan;

•	To reward achievement of short- and long-term financial goals; and

•	To link management’s interests with those of the shareholders.
The total executive compensation program includes base salary, short- and long-term incentives, time-vesting restricted stock units and benefits.
SETTING EXECUTIVE COMPENSATION
The Committee determines all remuneration arrangements for executive officers and compensation plans in which officers of the Company are eligible to participate, as more fully described in the Committee Charter. In January of each year, the Committee reviews the target amount of total compensation for each executive officer, as well as the target levels of key components of such compensation. This follows a process in which the Committee conducts a detailed review of each executive officer’s compensation.
COMPENSATION EVALUATION PROCESS
The following are key components of the Committee's evaluation process.
Consideration of Say on Pay
The Committee weighs the level of shareholder support for the compensation program as demonstrated by the Say on Pay vote.

TIFFANY & CO.

Independent Compensation Consultant
In connection with carrying out its responsibilities, the Committee considers the advice of Cook & Co., its independent compensation consultant, and the competitive compensation analysis provided by Cook & Co. See "Board of Directors and Corporate Governance - Committees of the Board - Role of Compensation Consultants" at PS-27 for discussion of the selection process for Cook & Co., inclusive of an independence analysis.
Tally Sheets
The Committee regularly reviews "tally sheets," prepared by the Company's Human Resources division for each executive officer. The tally sheets include data concerning historical compensation and wealth accumulation data from employment with Tiffany. The tally sheets provide a historical view of multiple compensation elements, as further context for compensation decisions.
Consultations with the Chief Executive Officer
In periodic meetings with the Committee, the CEO provides his views as to the individual performance of the other executive officers, and the Committee solicits his recommendations with respect to their compensation. His input is especially important with respect to the evaluation of the individual performance parameters used in determining short-term incentives, as well as for setting base salary and target incentive compensation as a ratio of base salary. The Committee also relies on its own business judgment as to each executive officer's maturity, experience, capacity for growth, expected future contributions, complexity of role, demonstrated success and desirability to the Company's competitors.
Coordination with Financial Results and Annual Operating and Strategic Planning Process
In January, the Committee reviews a forecast of financial results for the fiscal year ending that month with the Chief Financial Officer ("CFO") and reviews calculations of the tentative payouts for short- and long-term incentives on that basis. Final calculations are reviewed and approved at the March meeting, when fiscal year financial results are nearly final. After the public disclosure of financial results, the calculations are confirmed, and management makes payment on the prior year's short-term incentive awards and causes the applicable percentage of performance-based restricted stock unit awards for which the three-year performance period ended in the prior year to vest, in each case pursuant to the Committee's authorization.
The Committee awards stock options to executive officers at a meeting that occurs on the Wednesday immediately preceding the third Thursday of January each year, or when individual promotions are recognized. The Committee has never delegated to management its authority to make awards of stock options. Performance-based restricted stock units are granted, and annual incentive awards are made, at the January meeting with reference to preliminary drafts of the Company’s strategic plan and annual operating plan, respectively, although the specific financial goals are not set until the March meeting when the strategic plan and annual operating plan are adopted.

TIFFANY & CO.

COMPETITIVE COMPENSATION ANALYSIS - NO BENCHMARKS
Each year the Committee refers to competitive compensation data because the Committee believes that such data is helpful in assessing the competitiveness of the total compensation offered to the Company’s executive officers. However, the Committee does not consider such data sufficient for a full evaluation of appropriate compensation for any individual executive officer. Accordingly, the Committee:

•
Has not set a "benchmark" to such data for any executive officer, although it does look to see if the Company’s total executive compensation program falls between the 25th and 75th percentile of competitive data;

•	Does not rely exclusively on compensation surveys or publicly available compensation information when it determines the compensation of individual executive officers; and

•	Also considers those factors described above in "Compensation Evaluation Process."
The Committee also reviews a competitive compensation analysis by Cook & Co., which includes the following elements of compensation for each executive officer:

•	base salary;

•	target short-term incentive;

•	target total cash compensation (salary plus target short-term incentive);

•	target long-term incentive;

•	target total direct compensation (target total cash compensation plus target long-term incentive); and

•	target total compensation (target total direct compensation plus all other compensation, above market interest on deferred compensation and change in pension value).
DEFINING APPROPRIATE COMPARATORS
Defining an appropriate comparator group within the retail industry is a challenge because there are few U.S.-based companies of similar size in the luxury retail business with an integrated manufacturing function and extensive international organization similar to the Company. In addition, the Committee believes that an appropriate comparator group must include non-retail companies because a competitive market for the services of our executives exists, even among companies outside the retail industry. Accordingly, to fully understand market compensation levels for comparable executive positions, the analysis includes data for both retail and general industry companies, with greater emphasis on the former.
For the named executive officers, a defined peer group was used for comparative purposes, composed of U.S. public companies similar to Tiffany, selected by the Committee. For the executive officers as a whole, third-party surveys for both retail and general industry were used.

TIFFANY & CO.

Peer Group
The Committee reviewed comparisons of the Company's named executive officers to the named executive officers of the peer group. In selecting the peer group, the Committee sought to include companies similar to the Company across a range of factors, including size, business model (e.g., significant international sales, manufacturing/sourcing operations), products and customers. The peer group used in Fiscal 2015 consists of the following 20 companies:

	Financial Data			Common Factors
	Revenue (Millions)	Net Income (Millions)	Market Cap (Millions)	Multi-Channel Retailing	Mfg. Operations	Significant Foreign Sales	Similar Products/Customers
Burberry	$3,749	$500	$9,048	✓	✓	✓	✓
Coach	$4,183	$380	$8,658	✓		✓	✓
Coty	$4,325	$348	$10,388	✓	✓	✓	✓
Elizabeth Arden	$967	$(215)	$375	✓		✓	✓
Fossil	$3,424	$351	$2,620	✓	✓	✓	✓
Hanesbrands	$5,845	$399	$12,515		✓
L Brands	$11,665	$1,150	$27,871				✓
Estee Lauder	$10,984	$1,170	$29,824	✓	✓	✓	✓
Lululemon Athletica	$1,898	$267	$6,911	✓		✓
Michael Kors	$4,512	$854	$7,474	✓
Nordstrom	$14,099	$736	$12,275	✓			✓
Pier 1 Imports	$1,890	$61	$643	✓			✓
PVH	$8,045	$494	$7,507	✓		✓	✓
Ralph Lauren	$7,506	$563	$9,487	✓		✓	✓
Restoration Hardware	$1,997	$99	$4,144	✓			✓
Signet Jewelers	$6,613	$408	$12,014	✓		✓	✓
Sotheby's	$933	$119	$2,408	✓		✓	✓
Starwood Hotels	$3,107	$557	$13,498	✓		✓	✓
VF Corporation	$12,543	$1,041	$28,739		✓	✓
Williams-Sonoma	$4,843	$310	$6,692	✓			✓
Source: S&P Capital IQ; revenue and net income based on the most recent four quarters as of October 31, 2015;
market capitalization data as of October 31, 2015.

In terms of size, the Company's revenues were between the 25th percentile and median of the peer companies, and net income and market capitalization were between the median and 75th percentile.
For Fiscal 2015, target total direct compensation was at the median for Messrs. Cumenal, Nicoletti and Bellaiche and Ms. Cloud, and in the median to 75th percentile range for Ms. de Winter. Target total compensation, which includes the value of pension accruals and all other compensation, was at the median for Messrs. Cumenal and Bellaiche, between the 25th percentile and the median for Mr. Nicoletti, and between the median and the 75th percentile for Mmes. de Winter and Cloud.

TIFFANY & CO.

Survey Data
The Committee used third-party survey data to evaluate compensation for the CEO and all other executive officers. The surveys used were:

•	Towers Watson Retail Survey;

•	Towers Watson General Industry Survey; and

•	Hay Group Luxury Retail Survey.
Relative to the survey data, target total direct compensation for all named executive officers was at or above the 75th percentile.

RELATIVE VALUES OF KEY COMPENSATION COMPONENTS
In January 2016, as part of its annual review of the target level of short- and long-term incentives for each executive officer, the Committee adopted the following target incentive opportunities expressed as a percentage of base salary. The Committee split the estimated value of the long-term incentives evenly between the grant-date fair market value of the targeted number of performance-based restricted stock units and the estimated (Black-Scholes) value of stock options.

Executive	Position	Target Short-term Incentive as a Percent of Salary	Target Long-term Incentive as a Percent of Salary
Frederic Cumenal	CEO as of April 1, 2015	150%	500%
Ralph Nicoletti	EVP - CFO	70%	200%
Jean Marc Bellaiche	SVP - Strategy and Business Development	60%	150%
Jennifer de Winter	SVP - Northern America	60%	150%
Pamela H. Cloud	SVP - Global Category Marketing	60%	175%
The Committee did not grant short-term or long-term incentive awards to Mr. Kowalski for Fiscal 2015 or Fiscal 2016, due to his retirement effective March 31, 2015.
Ms. Cloud's target long-term incentive as a percentage of salary decreased from 200% for Fiscal 2015 to 175% for Fiscal 2016. The Fiscal 2016 target incentive opportunities as a percentage of salary for the remaining named executive officers are unchanged from Fiscal 2015.

The Committee believes that a minimum of 60% of the target total direct compensation of the CEO and 50% of the target total direct compensation of the other executive officers should be composed of long-term incentives to link realized compensation to the Company's longer-term operating and stock price performance.

TIFFANY & CO.

Based on target levels for incentive compensation for Fiscal 2016, the mix of pay for the CEO and named executive officers (other than Mr. Kowalski), on average, is shown below:
BASE SALARY

The Committee pays the executive officers competitive base salaries as one part of a total compensation program to attract and retain them, but does not use base salary increases as the primary means of recognizing talent and performance.

In January 2016, the Committee reviewed base salaries for all executive officers. The Committee increased the base salaries for Mr. Nicoletti and Ms. Cloud and three other executive officers.

Executive	Position	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Percent Increase from Fiscal 2015 to Fiscal 2016
Frederic Cumenal	Promoted to CEO, effective April 1, 2015	$1,250,000	$1,250,000	—%
Michael J. Kowalski - salary ceased upon retirement as of March 31, 2015	Retirement from CEO role, effective March 31, 2015	$1,000,000	$—	—%
Ralph Nicoletti	EVP-CFO	$750,000	$775,000	3.33%
Jean-Marc Bellaiche	SVP - Strategy and Business Development	$750,000	$750,000	—%
Jennifer de Winter - salary beginning upon appointment on March 1, 2015	Appointed SVP - Northern America, effective March 1, 2015	$650,000	$650,000	—%
Pamela H. Cloud	SVP - Global Category Marketing	$575,000	$600,000	4.35%
Base salaries for Fiscal 2016 for recently hired executive officers as well as for longer tenured executive officers were determined based on multiple factors, including competitive market compensation levels for comparable positions; executive experience and skill set; expected contributions; breadth, scope and complexity of role; internal equity; and overall shareholder support as evidenced by the 2015 Say on Pay vote.

TIFFANY & CO.

SHORT-TERM INCENTIVES
The Committee uses short-term incentives to motivate executive officers to achieve the annual operating earnings targets and to demonstrate strategic leadership. Short-term incentives for the executive officers consist of annual cash incentive awards under the 2014 Employee Incentive Plan. Short-term incentive awards have an individual component but are primarily formula-driven, with payments based on the degree of achievement of the annual operating earnings targets (which agree to the Company's annual operating plan) set by the Committee under the plan. The 2014 Employee Incentive Plan permits the Committee, in evaluating achievement of a performance goal, to exclude certain events. See "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Non-Equity Incentive Plan Awards–Permissible Adjustments to Evaluation of Performance" at PS-75.
For short-term incentives paid in respect of Fiscal 2015, the Committee determined a portion of the awards based on the following individual factors: strategic thinking; leadership, including development of effective management teams and employee talent; demonstrated adherence to the Company’s Business Conduct Policy – Worldwide; financial metrics relevant to specific areas of responsibility; and specific objectives set for the executive officer. These same factors will be used to determine a portion of the short-term incentives to be paid in respect of Fiscal 2016.
The Committee did not increase short-term incentive award opportunities for any of the named executive officers, as a percentage of base salary, for Fiscal 2016.
The maximum short-term incentive established by the Committee for each of the named executive officers is equal to twice the target.
Fiscal 2015
For Fiscal 2015, the Committee established target and maximum short-term incentive opportunities for the executive officers, the payment of which would be wholly contingent on the Company meeting an operating earnings threshold. The Committee also determined that, if the operating earnings threshold was met, then the actual amount of the short-term incentive award pay-out would be determined in part based on corporate performance (the "Corporate Portion") and in part based on individual performance (the "Individual Portion"). Further, for the Corporate Portion of the award, the Committee exercised its discretion to establish earnings targets which were substantially in excess of the threshold amount.
At the beginning of the fiscal year, the Committee established the operating earnings threshold at $533 million (subject to permitted adjustments). Achievement of this threshold could result in potential pay-out of up to 200% of the target short-term incentives, with the Committee retaining negative discretion to determine actual pay-outs based on corporate and individual performance. The Committee expressed its intention to pay up to 160% of the target short-term incentives based on corporate performance, and up to 40% of the target short-term incentives based on individual performance, provided the threshold is met.

TIFFANY & CO.

Corporate Portion

Performance Goals. The Committee advised the executive officers that it intended to use its discretion to determine pay-out of the Corporate Portion of the award based on the following operating earnings targets, subject to proration if Fiscal 2015 operating earnings fell between the amounts in the first column:

If Operating Earnings, as adjusted, Equal:	Then Percentage Pay-out of Incentive Award Will Be:
Below $710 million	0%
$710 million	25% of Target Short-term Incentive Award
$888 million	80% of Target Short-term Incentive Award
At least $1,066 million	160% of Target Short-term Incentive Award
Actual Pay-out. In March 2016, after reviewing and concurring with the recommendation of the CEO, the Committee determined that the pay-out percentage for the Corporate Portion would be 55% of the target short-term incentive award, as Fiscal 2015 operating earnings, excluding certain charges as permitted under the 2014 Employee Incentive Plan, were $806.8 million (see Appendix I at PS-105).
Individual Portion
Actual Pay-out. In March 2016, the Committee reviewed and concurred with the CEO's recommendations with respect to the pay-out of the Individual Portion for all other executive officers. The Committee independently evaluated the performance of the CEO for purposes of the Individual Portion. Each named executive officer's individual performance was compared to the specific objectives set at the beginning of Fiscal 2015 (or for Ms. de Winter, upon hire). The Committee determined to pay each named executive officer who was granted a short-term incentive award for Fiscal 2015 15-25% of his or her target award based on the Individual Portion.
Based on the Committee's determination as to the Corporate and Individual Portions, each named executive officer who was granted a short-term incentive award for Fiscal 2015 was paid 70-80% of his or her target award for Fiscal 2015.
Fiscal 2016
For Fiscal 2016, the Committee decided to retain the short-term incentive structure from Fiscal 2015. In March 2016, the Committee established $457 million as the operating earnings threshold necessary for a pay-out of the Fiscal 2016 short-term incentive awards. As in Fiscal 2015, the Committee expressed its intention to pay the executive officers up to 160% of their target short-term incentives based on corporate performance and up to 40% of their target short-term incentives based on individual performance, provided the threshold is met.
Corporate Portion
For Fiscal 2016, the Committee advised the executive officers that it intends to use its discretion to determine payout of the Corporate portion of the award based on the following operating earnings targets, subject to proration if Fiscal 2016 operating earnings fall between the amounts in the first column:

If Operating Earnings, as adjusted, Equal:	Then Percentage Pay-Out of Incentive Award Will Be:
Below $609 million	0%
$609 million	25% of Target Short-term Incentive Award
$762 million	80% of Target Short-term Incentive Award
At least $914 million	160% of Target Short-term Incentive Award

TIFFANY & CO.

As reflected in the tables above, incentive award targets for the Fiscal 2016 incentive awards are below those for the Fiscal 2015 incentive awards.  Incentive award targets are established by the Committee each year to agree to the Company’s annual operating plan, which is developed as part of each year’s planning process and seeks to incorporate goals for the Company’s financial performance that are both challenging and realistic. See “Short- and Long-Term Planning” at PS-45. Accordingly, incentive award targets may vary from year to year as a result of variances in the Company’s annual operating plan from year to year.  The reduction in incentive award targets from Fiscal 2015 to Fiscal 2016 reflects changes in the Company’s annual operating plan for those years. Please see page K-52 of the Annual Report on Form 10-K for the outlook and underlying assumptions for Fiscal 2016.
Individual Portion
Executive officers may receive up to 40% of the target short-term incentives based on the factors described at PS-51.

Five-year History of Short-term Incentive Pay-outs
The following is the record of short-term incentive pay-outs (including bonuses) for the executive officers as a group average as a percent of target over the past five fiscal years (without giving effect to payments that were prorated in light of mid-year individual hire dates):

Fiscal Year	Total Pay-Out as a Percentage of Target Short-term Incentive Award/Bonus
2015	75%
2014	101%
2013	124%
2012	15%
2011	121%
Five-Year Average	87%
For further description of the incentive awards, including incentive award targets from year-to-year and the conditions under which the Committee may exercise discretion, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Non-Equity Incentive Plan Awards" at PS-75.
LONG-TERM INCENTIVES
The Committee uses long-term incentives to align management interest with those of shareholders, to motivate management to achieve sustainable earnings growth, asset efficiency and stock price growth and to promote the retention of executive officers.
The Committee considers equity-based awards to be appropriate because, over the long term, the Company’s stock price should be a good indicator of management’s success in achieving the above objectives.
The total value of each executive officer's target long-term incentive grant each year is based on a percentage of base salary as indicated above for named executive officers under "Relative Values of Key Compensation Components" at PS-49 for Fiscal 2015, and the ratio of long-term incentive target to base salary is reviewed annually at the same time that base salaries are reviewed.
The Committee awards two different types of equity awards – performance-based restricted stock units and stock options – because each form of award complements the other and ensures that realized compensation is linked to both long-term operating and stock price performance.

TIFFANY & CO.

•
Performance-based restricted stock units reward executives for meeting key financial goals that are important to the long-term performance of the Company, even if the achievement of those goals is not necessarily reflected in the share price as the market does not always respond to earnings growth in a predictable manner.

•
Stock options reward executives in a rising market and provide returns aligned with those of shareholders, whether or not performance goals have been met. This balances an inherent challenge associated with performance-based restricted stock units, as non-controllable and highly variable external factors affect the Company's performance and make it difficult to establish appropriate strategic performance goals.

In order to provide balance to the Company's long-term incentives, the Committee has determined that the ratio of the estimated value of performance-based restricted stock unit awards to the estimated value of stock option awards should be as nearly 50/50 as practicable. For purposes of achieving this mix, the Committee values the awards as follows:

•	for stock options, on the basis of the Black-Scholes model; and

•
for performance-based restricted stock units, using the higher of (i) the simple arithmetic mean of the high and low sale price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date; and assuming that units would vest at the EPS target described under "Performance-Based Restricted Stock Unit Grants" below. Achievement of the ROA goal was not considered in making this allocation.

Performance-Based Restricted Stock Unit Grants
Vesting of performance-based restricted stock units granted to named executive officers in 2016, 2015, 2014 and 2013 is dependent upon achievement of an EPS threshold. If the EPS threshold is met, the Committee will have discretion to vest the maximum number of stock units granted or any lesser number down to zero. The Committee has communicated to the executive officers that it will exercise its discretion to reduce the number of units vesting on the basis of both a cumulative EPS goal and an average ROA goal over each of the three-year performance periods.

•
The Company’s stock price over the long term is primarily driven by growth in EPS. The Committee determined that EPS performance should be the primary determiner of vesting, and no shares will vest unless a threshold level of EPS performance is achieved.

•
The Company’s ROA is also likely to significantly affect its stock price over the long term. This is due, in part, to the significance of inventory and capital expenses in its business. Thus the Committee uses ROA as a supplemental indicator of management’s success in achieving sustainable earnings growth.

•	The EPS and ROA goals were set by the Committee with reference to the Company’s strategic plan as approved by the Board.

•
The EPS goal is cumulative over the three-year performance period and on a diluted basis. The ROA goal is calculated for each year, as a percentage, and then averaged over each of the three years in the performance period.

TIFFANY & CO.

For the Fiscal 2016, Fiscal 2015 and Fiscal 2014 awards, the Committee established three goals for EPS which will, in conjunction with ROA performance, determine the number of shares that vest, and has provided the following chart to the executive officers to illustrate the manner in which the Committee intends to exercise its discretion at the conclusion of the three-year performance period, subject to interpolation if actual EPS falls between the EPS Threshold and EPS Target, or between the EPS Target and EPS Maximum:

EPS Performance	Percentage of Target Shares Earned under EPS Goal	ROA ADJUSTMENT TO SHARES EARNED UNDER EPS GOAL				Percentage of Target Shares Earned with Impact of ROA Adjustment
		ROA Achievement of 0 to 89.9%	ROA Achievement of 90.0% to 99.9%	ROA Achievement of 100.0% to 109.9%	ROA Achievement of 110% or Greater
EPS Threshold Not Reached	0%	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	0%
EPS Threshold Reached	25%	No ROA Adjustment	No ROA Adjustment	0% to 9% upward adjustment contingent on level of ROA achievement, e.g. Achievement of 105% of ROA Target = 5% adjustment upward; Achievement of 109% of ROA Target = 9% adjustment upward	+10%	25% to 35%
EPS Target Reached	100%	-10%	-1% to -9% downward adjustment contingent on level of ROA achievement, e.g. Achievement of 95% of ROA Target = 5% adjustment downward; Achievement of 99% of ROA Target = 1% adjustment downward		+10%	90% to 110%
EPS Maximum Reached	190%	-10%			+10%	180% to 200%
For the Fiscal 2013 grants, the ROA adjustment was applied on an all-or-nothing basis (10% upward/10% downward adjustment if ROA Target is met/not met).
Performance Targets, Thresholds and Maximums— Outstanding Performance-Based Grants
For the performance-based restricted stock units granted in 2013, 2014, 2015 and 2016, the Committee established the following in March of each respective year, subject to adjustments as permitted under the applicable employee incentive plan.

For Performance Period:	EPS Threshold	EPS Target	EPS Maximum	ROA Target
February 2013 - January 2016	$7.62	$11.86	$13.87	9.8%
February 2014 - January 2017	$10.18	$14.17	$16.26	11.0%
February 2015 - January 2018	$10.38	$13.89	$15.76	10.6%
February 2016 - January 2019	$8.80	$11.79	$12.58	9.2%

As reflected in the table above, the EPS threshold, EPS target, EPS maximum and ROA target for the performance-based restricted stock units granted in January 2016 are below those established for the performance-based restricted stock units granted in January 2015. Those performance targets are established by the Committee each year with reference to the Company’s strategic plan, which is developed as part of each year’s planning process and seeks to incorporate goals for the Company’s financial performance that are both challenging and realistic. See “Short- and Long-Term Planning” at PS-45.

TIFFANY & CO.

Accordingly, targets for performance-based restricted stock units may vary from grant year to grant year as a result of variances in the Company’s strategic plan from year to year. The reduction in targets from Fiscal 2015 to Fiscal 2016 reflects changes in the Company’s strategic plans for those years. Please see page K-52 of the Annual Report on Form 10-K for the Fiscal 2016 outlook and underlying assumptions.
In March 2016, the performance-based restricted stock unit awards made to the executive officers in January 2013, for the three-year period ended January 31, 2016, vested at 108.2% of target shares (54.1% of maximum shares). This was based on cumulative EPS of $11.76 for the three-year period ended January 31, 2016, against the EPS target of $11.86 for such three-year period, and on average the ROA target having been met for the three-year period ended January 31, 2016.
For a more complete description of the performance-based restricted stock units, including a description of the circumstances in which a portion of the units may vest in various circumstances of death, disability, retirement, a change in control or at the initiative of the Company and the goals set from year-to-year, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Equity Incentive Plan Awards–Performance-Based Restricted Stock Units" at PS-77.
Stock Option Grants
Each January, at a meeting that occurs on the Wednesday immediately preceding the third Thursday of the month, the Committee grants stock options in order to further link the interests of the executive officers and the Company’s shareholders in long-term growth in stock price and to support the brand stewardship over the long term.
The 2014 Employee Incentive Plan under which stock options are granted, and the 2005 Employee Incentive Plan under which stock options were previously granted, require the exercise price of each option to be established by the Committee (or determined by a formula established by the Committee) at the time the option is granted. Options are to be granted with an exercise price equal to or greater than the fair market value of a share as of the grant date. The Committee calculates the exercise price to be the higher of (i) the simple arithmetic mean of the high and low sale price of such stock on the New York Stock Exchange on grant date or (ii) the closing price on such Exchange on the grant date. The incentive plan does not permit for the repricing of underwater options at a later date without shareholder approval.
For a description of the stock options see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Equity Incentive Plan Awards–Stock Options" at PS-79.
TIME-VESTING RESTRICTED STOCK UNIT AWARDS
On occasion, the Committee may make time-vesting restricted stock unit awards for reasons such as recognition of prior performance; promotion; attraction of new talent; retention of key talent; and in lieu of cash compensation increases.
In March 2015, the Committee granted a time-vesting restricted stock unit award to Ms. de Winter of 7,600 restricted stock units, in connection with her recruitment and appointment to the role of Senior Vice President - Northern America. Subject to certain conditions, Ms. de Winter's award will not vest unless she remains employed through March 18, 2017.
In July 2014, the Committee granted a time-vesting restricted stock unit award to Mr. Bellaiche of 5,589 restricted stock units, in connection with his recruitment and appointment to the role of Senior Vice President - Strategy and Business Development. Subject to certain conditions, Mr. Bellaiche's award will vest in equal installments on the first, second and third anniversary of the grant, provided he remains employed at the time of each such anniversary.
In March 2014, the Committee granted a time-vesting restricted stock unit award to Mr. Nicoletti of 16,166 restricted stock units, in connection with his recruitment and appointment to the role of Executive Vice President - Chief Financial Officer. Subject to certain conditions, Mr. Nicoletti's award will not vest unless he remains employed through March 19, 2017.

TIFFANY & CO.

In September 2013, the Committee granted a time-vesting restricted stock unit award to Mr. Cumenal of 12,419 restricted stock units, in connection with his promotion to President. Subject to certain conditions, Mr. Cumenal's award will not vest unless he remains employed as of two business days following the public announcement of the Company's financial results for Fiscal 2016.
RETIREMENT BENEFITS
Retirement benefits are offered to attract and retain qualified executive officers. Retirement benefits offer financial security in the future and are not entirely contingent upon corporate performance factors. It is the case, however, that the compensation on which the retirement benefits of each executive officer are based includes bonus and incentive awards made in the past; such awards are determined by corporate and individual performance factors in the year awarded.
Defined Contribution Retirement Benefit
For the named executive officers other than Mr. Kowalski and Ms. Cloud, a defined contribution retirement benefit is available through the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan ("401k Plan"). Excess defined contribution retirement benefit contributions ("Excess DCRB Contributions") are credited to the Tiffany and Company Executive Deferral Plan (the "Deferral Plan"). Employer contributions credited to the Deferral Plan are calculated to compensate executives for pay amounts curtailed by reason of the limitations under the Internal Revenue Code. Messrs. Cumenal, Nicoletti, Bellaiche and Ms. de Winter are participants in each of these plans.
Mr. Cumenal receives additional retirement benefits under his employment agreement, which were intended as "make whole" payments for amounts Mr. Cumenal forfeited at his prior employer. Mr. Cumenal accrued significant long-term pension benefits with his prior employer.
Traditional Pension Retirement Benefit
Mr. Kowalski and Ms. Cloud participate in three retirement plans: they participate in the same tax-qualified pension plan available to all full-time U.S. employees hired before January 1, 2006 and also receive incremental benefits under the Excess Plan and the Supplemental Plan.
The Excess Plan credits base salary and short-term incentive in excess of amounts that the Internal Revenue Service ("IRS") allows the tax-qualified pension plan to credit in computing benefits, although benefits under both of these plans are computed under the same formula. The Committee considers it fair and consistent with the employee retention purpose of the tax-qualified pension plan to maintain for executives the relationship established for employees compensated below the IRS limit between annual cash compensation and pension benefits.
The Supplemental Plan serves as a retention incentive for experienced executives by increasing the percentage of average final compensation provided as a benefit when the executive reaches specified service milestones.
For a further description of these traditional pension retirement benefits see "Pension Benefits Table–Features of the Pension Benefit Plans" at PS-88.
Equity Grants - Retirement Provisions
Prior to 2015, the terms applicable to awards of performance-based restricted stock units did not provide for continued vesting beyond retirement.
The Committee amended the terms applicable to the performance-based restricted stock units awarded to executive officers beginning in January 2015 to provide for continued vesting beyond retirement. A recipient of these awards who retires from employment during the applicable performance period, will vest in a pro-rated portion of the award, reflective of the number of months worked during the performance period, and contingent on the satisfaction of pre-determined performance goals.

TIFFANY & CO.

LIFE INSURANCE BENEFITS
Internal Revenue Service limitations render the life insurance benefits that the Company provides to all full-time U.S. employees in multiples of their annual base salaries largely unavailable to the Company’s executive officers. The Company maintains the relationship established for lower-compensated employees between annual base salaries and life insurance benefits through executive-owned, employer-paid whole-life policies. (For an explanation of the key features of the life insurance benefits, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Life Insurance Benefits" at PS-79.) Life insurance premiums are taxable to the executives and no gross-up is paid. Mr. Nicoletti and Ms. de Winter declined this benefit upon joining the Company, and are not participants.
DISABILITY INSURANCE BENEFITS
The Company provides executive officers with special disability insurance benefits because their salaries are inconsistent with the income replacement limits of the Company’s standard disability insurance policies. Thus, these special disability benefits maintain the relationship established for employees compensated below the IRS limit between annual cash compensation and disability benefits. Disability insurance premiums are taxable to the executives and no gross-up is paid.
EQUITY OWNERSHIP BY EXECUTIVE OFFICERS AND NON-EXECUTIVE DIRECTORS
The Company has in place a share ownership policy for executive officers and non-executive directors, to enhance alignment of management’s interests with those of shareholders over the long term.
Significant Portfolio
Under the share ownership policy, executive officers and non-executive directors are subject to restrictions on the disposal of shares of the Company's common stock. For each executive officer or non-executive director, "Significant Portfolio" means ownership of shares having a total market value equal to or greater than the following multiples of their annual base salaries/annual retainer:

Position/Level	Market Value of Company Stock Holdings as a Multiple of Base Salary/Retainer (Significant Portfolio Requirement)
Chief Executive Officer	Five Times
Non-Executive Directors	Five Times
Executive Vice President	Three Times
Senior Vice President	Two Times
Equity Used to Meet Stock Ownership Guidelines

The share ownership policy counts shares owned as follows:

Shares Counted:	Shares not Counted:
Outstanding shares that the person beneficially owns or is deemed to beneficially own, directly or indirectly, under the federal securities laws, including shares held in the 401K Plan.	Rights to acquire shares of the Company's common stock through derivative securities, including stock options.
Restricted stock units issued under the Company’s 2008 Directors Incentive Plan, which have vested but will not be delivered until retirement of the applicable director from the Board.	Shares of the Company's common stock that are pledged to a third party (for example, where common stock is held in a margin account maintained at a brokerage firm).

TIFFANY & CO.

For purposes of determining the amount of shares constituting a Significant Portfolio, shares will be valued at the mean of the high and low trading prices on the New York Stock Exchange on the relevant calculation date.
The officer's or director's attainment of a Significant Portfolio is measured annually on April 1 or the first trading day thereafter. However, an officer or director who acquires a Significant Portfolio after the annual calculation date shall be deemed to hold a Significant Portfolio for purposes of any proposed disposition after such acquisition.
Disposal Restrictions
An executive officer or non-executive director who has a Significant Portfolio may not dispose of shares of the Company's common stock if the disposition would cause his or her holdings to fall below the Significant Portfolio threshold. He or she is free, however, to dispose of any or all shares in excess of the Significant Portfolio threshold.
For an executive officer or non-executive director who does not have a Significant Portfolio, he or she is permitted to dispose of shares of the Company's common stock only as follows:

•	no more than 50% of the net shares deemed issued as a consequence of any vesting or exercise of an equity award;

•	under circumstances constituting a financial hardship, as so determined by the Board; or

•	pursuant to a qualified domestic relations order.
Compliance
The amended and restated policy does not contain an express compliance deadline in recognition that the disposal restrictions ensure that the executive officers and non-executive directors are making progress toward meeting the Significant Portfolio requirements and provide for greater administrative ease.
As of January 31, 2016, the CEO and three other named executive officers did not hold Significant Portfolios.  These executives were appointed to their current positions in Fiscal 2014 or later. Each of the nine non-executive directors held Significant Portfolios.

HEDGING NOT PERMITTED
The Board adopted a worldwide policy on insider information, applicable to all employees, officers and directors. The policy expressly prohibits speculative transactions (i.e., hedging), such as the purchase of calls or puts, selling short or speculative transactions as to any rights, options, warrants or convertible securities related to Company securities.

RETENTION AGREEMENTS
The Committee continues to believe that, during any time of possible or actual transition of corporate control, it would be important to keep the team of executive officers in place and free of distractions that might arise out of concern for personal financial advantage or job security. Since the Company went public in 1987, it has not had a single controlling shareholder, and, depending upon the circumstances, executive officers could consider acquisition of a controlling interest, as described in the retention agreements, to be a prelude to a significant change in corporate policies and an incentive to leave. To ensure that executive officers remain with the Company, stay focused on the business and maximize shareholder value during a period of uncertainty resulting from a potential Change in Control transaction (as defined below), the Company has entered into retention agreements with each of the executive officers (other than Mr. Cumenal, who has an employment agreement) which provide financial incentives for them to remain in place during any such times. For a description of the retention agreements, see "Potential Payments on Termination or Change in Control–Explanation of Potential Payments on a Termination following a Change in Control–Severance Arrangements" at PS-94. For a description of Mr. Cumenal’s employment agreement, which

TIFFANY & CO.

contains comparable provisions to those of the retention agreements, see "Other Employment Agreements or Severance Plans for Named Executive Officers" below.
The Committee believes that the retention agreements serve the best interests of the Company’s shareholders because such agreements:

•	will increase the value of the Company to a potential acquirer that requires delivery of an intact management team;

•	will help to keep management in place and focused should any situation arise in which a Change in Control looms but is not welcome or agreement has not yet been reached;

•	are a prudent defense to the possibility that one or more senior executive officers might retire or take a competing job offer during a time of transition; and

•	are not overly generous.
The Committee also believes that the independent directors are fully capable of weighing the merits of any proposed transaction and reaching a proper conclusion in the interests of the shareholders, even if management would benefit financially from change in control payments to the executive officers.
Dual Triggers
The retention agreements are "dual-trigger" arrangements in that they provide no benefits unless two events occur: (i) a change in control followed by (ii) a loss of employment.
Definition of "Change in Control"
The retention agreements in place for executive officers deem a "Change in Control" to occur only in the following four situations:

•	a share acquisition resulting in a person, syndicate or group beneficially owning 35% or more of the voting power of the Company;

•	incumbent directors (including those appointed or nominated by incumbent directors) cease to be a majority of the Board;

•	a corporate transaction, such as a merger, in which the shareholders prior to the transaction do not thereafter own more than 50% of the voting power of the resulting company's shares; and

•	a sale of all or substantially all of the assets of the Company or Tiffany.
No Gross-Ups
The retention agreements do not provide executive officers with reimbursement for excise taxes or other taxes in connection with severance payments or other amounts relating to the change in control.

OTHER EMPLOYMENT AGREEMENTS OR SEVERANCE PLANS FOR NAMED EXECUTIVE OFFICERS

The Company generally does not commit to severance benefits for its executive officers, absent a change in control, other than as necessary to recruit appropriate candidates for key roles. Apart from the retention agreements, the employment agreement entered into with Mr. Cumenal discussed below, and offer letters extended from Tiffany to Mr. Bellaiche and Ms. de Winter, the Company is not party to any employment agreement with a named executive officer that provides for severance benefits on termination of employment.
The arrangements concerning Messrs. Cumenal and Bellaiche and Ms. de Winter were negotiated in connection with the recruitment of those individuals to the Company. The Company is not obligated to pay cash severance benefits to any other named executive officer upon termination, unless a Change in Control has occurred, although it is permitted to provide such benefits if it deems it appropriate to do so.

TIFFANY & CO.

Frederic Cumenal Employment Agreement
On March 10, 2011, Mr. Cumenal commenced employment with Tiffany as an executive officer with the title "Executive Vice President" and responsibility for sales and distribution of TIFFANY & CO. products in all markets other than the Americas. In October 2012, he was assigned such responsibility for the Americas as well, and in September 2013, was assigned responsibility for the Product and Store Design, Marketing and Merchandising functions in connection with his appointment to the role of President. He was promoted to CEO effective April 1, 2015.
Tiffany entered into an employment agreement with Mr. Cumenal as part of the recruiting process in Fiscal 2011. The employment agreement, which was approved by the Committee, addresses certain elements of the personal costs, foregone compensation and professional risk that Mr. Cumenal incurred to accept the position and relocate his family to the United States. For a discussion of the key compensatory features of that employment agreement, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards – Frederic Cumenal Employment Agreement" at PS-80.
Ralph Nicoletti Offer Letter
On March 19, 2014, Mr. Nicoletti commenced employment with Tiffany and was appointed as CFO effective April 2, 2014. In connection with Mr. Nicoletti's recruitment, an offer letter was extended to him. No severance benefits were made available to Mr. Nicoletti under the terms of the offer letter, and the Company has no severance obligation to Mr. Nicoletti in the absence of a Change in Control. The offer letter extended to Mr. Nicoletti captured the key terms negotiated in connection with his recruitment:

•	compensatory terms relating to base salary, short-term incentive award, and long-term incentive award; and

•	a one-time sign-on equity award of time-vesting restricted stock units, equal in value to $1,500,000, to vest in full on the third anniversary of the grant date.

For a more detailed discussion of Mr. Nicoletti’s compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards - Ralph Nicoletti Compensatory Arrangement" at PS-81.
Jean-Marc Bellaiche Offer Letter
On June 2, 2014, Jean-Marc Bellaiche commenced employment with Tiffany with the title "Senior Vice President - Strategy and Business Development." He was designated an executive officer of the Company effective April 1, 2015. The offer letter extended to Mr. Bellaiche captured the key terms negotiated in connection with his recruitment:

•	compensatory terms relating to base salary, short-term incentive award, and long-term incentive award;

•
a one-time sign-on equity award of time-vesting stock options and time-vesting restricted stock units equal in total value to $1,125,000, to vest in equal installments on the first, second and third anniversary of the grant date;

•
a one-time sign-on cash bonus equal to $900,000 intended to offset the loss of an expected bonus payment from his prior employer, with half to be paid within 30 days of his commencement date, and the remaining half to be paid on or about April 1, 2015, in each case subject to recoupment in the event of resignation without good reason or termination with cause on or before January 31, 2016; and

•	severance benefits, absent a change in control, in the event of his termination without cause or resignation for good reason, prior to the second year anniversary of his date of hire.

TIFFANY & CO.

For a more detailed discussion of Mr. Bellaiche’s compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards - Jean-Marc Bellaiche Compensatory Arrangement" at PS-81.
Jennifer de Winter Offer Letter
On March 1, 2015, Jennifer de Winter commenced employment with Tiffany with the title "Senior Vice President - Northern America" and was designated an executive officer of the Company effective July 16, 2015. The offer letter extended to Ms. de Winter captured the key terms negotiated in connection with her recruitment:

•	compensatory terms relating to base salary, short-term incentive award, and long-term incentive award;

•	a one-time sign-on cash bonus equal to $440,000, subject to recoupment in the event of resignation without good reason or termination with cause prior to the first anniversary of her date of hire;

•
a one-time sign-on equity award of restricted stock units equal in value to $650,000, to vest in full on the second anniversary of the grant date, subject to conditions (including continued employment); and

•	severance benefits, absent a change in control, in the event of her termination without cause or resignation for good reason, prior to the second year anniversary of her date of hire.

For a more detailed discussion of Ms. de Winter’s compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards - Jennifer de Winter Compensatory Arrangement" at PS-81.

CHANGE IN CONTROL PROVISIONS
Equity awards and certain executive retirement benefits provide certain entitlements following a Change in Control, which entitlements will only be triggered on a loss of employment (a "dual trigger") or if the Company does not survive the transaction. For a more detailed discussion of applicable change in control provisions, see "Potential Payments on Termination or Change in Control – Explanation of Potential Payments on a Termination following a Change in Control" at PS-94.

TERMINATION FOR CAUSE
Stock options granted under the 2005 Employee Incentive Plan or the 2014 Employee Incentive Plan may not be exercised after a termination for cause. Performance-based restricted stock units will not vest if termination for cause occurs before the conclusion of the three-year performance period. Likewise, time-vesting restricted stock units will not vest if termination for cause occurs before the vesting date provided for in the award.

RESTRICTIVE COVENANTS
All executive officers other than Mr. Cumenal have signed restrictive covenants that have a two-year post-employment term. For those who are age 60 or older at termination of employment or who attain age 60 within six months after termination, the term ends six months after termination. For all executive officers, the term ends in six months after termination if a Change in Control (as defined in the retention agreements) has occurred prior to termination of employment or during the six-month period. For all executive officers, once the six-month minimum period has passed, a Change in Control will result in an early end to the term.
The restrictive covenants include a non-compete restriction, a non-solicitation restriction with respect to employees and customers and a no-hire restriction with respect to employees.

TIFFANY & CO.

Violation of the covenants will result in:

•	loss of benefits under the non-qualified retirement plans;

•	loss of all rights under stock options and restricted stock units (whether or not vested); and

•
mandatory repayment of all proceeds from stock options exercised or restricted stock units vested during a period beginning six months before termination and throughout the duration of the non-competition covenant.

Mr. Cumenal is subject to other restrictions, as described under "Discussion of Summary Compensation and Grants of Plan-Based Awards – Frederic Cumenal Employment Agreement" at PS-80.

CLAWBACK POLICY
The executive officers are subject to a policy that expressly provides for recoupment of executive incentive-based compensation if an accounting restatement is required due to material noncompliance with any financial reporting requirements. For purposes of the policy, incentive-based compensation means pay which has been calculated based on objective performance criteria included in publicly reported financial information reported by the Company, and includes performance-based restricted stock unit awards, cash incentive awards, and bonuses. Time-vesting stock options and restricted stock units, or proceeds therefrom, are not subject to this policy.
Under the policy, in the event of a material restatement, the Board will review the incentive-based compensation paid to executive officers during the three-year period preceding the issuance of the restatement to determine if excess incentive compensation was paid. Excess incentive compensation is defined to be any incentive compensation in excess of that which would have been paid if the applicable material restatement had been applied at the time of payment.
The Board may seek recoupment of after-tax excess incentive compensation from one or more of the executive officers who received excess payment.
All executive officers have acknowledged receipt of the clawback policy in writing. Further, the clawback policy is incorporated by reference into the incentive compensation award terms and agreements for Fiscal 2014 and onward.
The Committee awaits the Securities and Exchange Commission’s adoption of final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (i.e., Section 10D to the Securities Exchange Act of 1934) addressing compensation clawbacks. After such rules are adopted, the Committee will consider revisions to such policy in conformance with such rules.
COMPENSATION RISK ASSESSMENT
The Committee has reviewed an assessment by management of the Company's compensation programs and practices for employees, including executive and non-executive programs and practices. Selected key areas that were reviewed, together with management's assessment of these elements, included pay mix, performance metrics, performance goals and pay-out curves, payment timing and adjustments, equity incentives, stock ownership requirements and trading policies, and leadership and culture. Sound practices were identified in each of these respective areas. As a result of the review, the Committee determined that any risks that may result from the Company's compensation programs and practices are not reasonably likely to have a material adverse effect on the Company.

TIFFANY & CO.

LIMITATION UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE
Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction to the Company for compensation in excess of $1,000,000 per year paid to any of the named executive officers other than the CFO or any officer who ceases employment prior to the end of the tax year. This denial of deduction is subject to an exception for "performance-based compensation" such as the performance-based restricted stock units, stock options and annual incentive awards discussed above. Although the Committee has designed the executive compensation program with tax considerations in mind, the Committee does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements subject to deduction limitations.
The compensation actually paid to the executive officers is expected to be deductible by the Company except in the following respect: compensation that exceeds $1,000,000 in any single year for any single named executive officer to whom Section 162(m) applies, consisting of the following elements: "Salary" and "All Other Compensation" in the Summary Compensation Table at PS-66, plus compensation that relates to the time-vesting restricted stock units described in note (c) to the Summary Compensation Table. The Committee may decide, in the course of exercising its business judgment, to adjust payouts under one or more other compensation components in a way that disqualifies such payouts as performance-based for a particular year.
* * *

TIFFANY & CO.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with the management of Tiffany & Co. the Compensation Discussion and Analysis section of this Proxy Statement. Based on our review and discussions, we recommend to the Board of Directors, to the Chief Executive Officer and to the Chief Financial Officer that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 31, 2016.

Compensation Committee and its Stock Option Subcommittee:

Gary E. Costley, Chair
Rose Marie Bravo
Abby F. Kohnstamm
Charles K. Marquis
Peter W. May
Robert S. Singer

March 16, 2016

TIFFANY & CO.

SUMMARY COMPENSATION TABLE
Fiscal 2015, Fiscal 2014 and Fiscal 2013

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non- Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
Frederic Cumenal	2015	$1,239,931	$—	$2,886,364	$3,131,796	$1,406,250	$—	$757,709	$9,422,050
CEO*	2014	$896,625	$—	$2,919,875	$3,041,032	$1,136,250	$—	$789,184	$8,782,966
	2013	$847,718	$—	$2,227,096	$2,253,929	$910,350	$—	$729,610	$6,968,703
Michael J. Kowalski	2015	$184,119	$—	$3,931,166	$80,142	$—	$496,393	$466,748	$5,158,568
Chairman and CEO*	2014	$997,315	$—	$—	$—	$1,515,000	$5,488,904	$100,539	$8,101,758
	2013	$997,315	$—	$1,883,925	$1,939,516	$1,200,000	$—	$126,365	$6,147,121
Ralph Nicoletti	2015	$747,986	$—	$715,840	$776,779	$420,000	$—	$33,667	$2,694,272
Executive Vice President - CFO**	2014	$642,117	$—	$2,851,466	$1,484,359	$530,250	$—	$166,913	$5,675,105
Jean-Marc Bellaiche Senior Vice President - Strategy and Business Development	2015	$747,986	$—	$519,542	$563,737	$315,000	$—	$597,105	$2,743,370
Pamela H. Cloud	2015	$572,977	—	$484,952	$526,151	$258,750	$—	$64,667	$1,907,497
Senior Vice President - Global Category Marketing	2014	$547,852	$—	$534,625	$560,758	$333,300	$1,576,062	$86,572	$3,639,169
	2013	$513,617	$321,875	$519,126	$534,113	$—	$8,388	$80,509	$1,977,628
Jennifer de Winter Senior Vice President - Northern America***	2015	$585,922	$—	$1,538,244	$974,513	$273,000	$—	$452,870	$3,824,549
* Michael J. Kowalski held the role of Chief Executive Officer prior to retiring from the Company effective March 31, 2015. Frederic Cumenal assumed responsibilities as Chief Executive Officer on April 1, 2015. ** Ralph Nicoletti assumed responsibilities as Chief Financial Officer on April 2, 2014. *** Jennifer de Winter assumed responsibilities as Senior Vice President - Northern America, on March 1, 2015.

Notes to Summary Compensation Table:

(a)
Salary. Salary amounts include amounts deferred at the election of the executive under the Deferral Plan and under the 401(k) Plan. Amounts deferred to the Deferral Plan are also shown in the "Nonqualified Deferred Compensation Table" at PS-91.

(b)
Bonus. Bonus amounts include amounts deferred at the election of the executive under the Deferral Plan and under the 401(k) Plan. Bonus amounts are earned in the fiscal year ended January 31 and paid as soon as reasonably practicable following the March meeting of the Committee, at which the Committee determines the pay-out of short-term incentive awards.

(c)
Stock Awards. Except to the extent otherwise noted below in this note, amounts shown represent the dollar amount of the grant date fair value of the stock unit award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Codification Topic 718”), disregarding any estimates of forfeitures related to service-based vesting conditions, for the fiscal year in which the award was granted (which includes grants made on January 20, 2016). The amounts shown are based on the assumption that the earnings-per-share

TIFFANY & CO.

target and return on assets target for the three-year performance period identified by the Committee for each respective grant will be met at 100.0%.
The maximum value of each award, assuming the highest level of performance conditions are met for the applicable period, calculated in accordance with Codification Topic 718, appear in the chart below.

For Mr. Kowalski, the 2015 amount reflects (i) the grant date fair value of restricted stock units awarded to him in connection with his service as a non-executive director ($78,957) (see "Director Compensation Table" at PS-98), and (ii) the fair value of performance-based restricted stock units granted to him in January 2013 and January 2014 on the date the terms of those awards were amended in March 2015 to permit continued vesting, subject to the other terms and conditions previously established for those awards. See “2015 Incentive Compensation - Michael J. Kowalski Long-Term Incentive Awards” at PS-41. The fair value on that date of the January 2013 award and the January 2014 award was $1,997,534 and $1,854,675, respectively.

For Ms. de Winter, the 2015 amount includes, in addition to the grant date fair value for the performance-based restricted stock unit award made on January 20, 2016, (i) the grant date fair value of a one-time time-vesting restricted stock unit award of $626,468, made on March 18, 2015 in connection with her recruitment to the Company; and (ii) the grant date fair value of a performance-based restricted stock unit award of $461,472, made on March 18, 2015 in lieu of the Fiscal 2015 performance-based restricted stock unit award that would have been made to her on January 14, 2015, had she commenced employment at that time.

For Mr. Nicoletti, the 2014 amount includes, in addition to the grant date fair value for the performance-based restricted stock unit award made on January 14, 2015, (i) the grant date fair value of a one-time time-vesting restricted stock unit award of $1,434,894, made on March 19, 2014 in connection with his recruitment to the Company; and (ii) the grant date fair value of a performance-based restricted stock unit award of $717,447, made on March 19, 2014 in lieu of the Fiscal 2014 performance-based restricted stock unit award that would have been made to him on January 16, 2014, had he commenced employment at that time.
For Mr. Cumenal, the 2013 amount includes the grant date fair value of a one-time promotion time-vesting restricted stock unit award of $954,400.
Maximum Value of Stock Awards at Grant Date Value

Executive	2015	2014	2013
Frederic Cumenal	$5,772,729	$5,839,750	$3,499,792
Michael J. Kowalski	$—	$—	$3,767,850
Ralph Nicoletti	$1,431,681	$4,268,038	Not a named executive officer
Jean-Marc Bellaiche	$1,039,084	Not a named executive officer	Not a named executive officer
Pamela H. Cloud	$969,903	$1,069,250	$1,038,252
Jennifer de Winter	$2,450,020	Not a named executive officer	Not a named executive officer

(d)
Option Awards. Amounts shown represent the dollar amount of the grant date fair value of the stock option award (which includes the grants made on January 20, 2016) calculated in accordance with Codification Topic 718 for the fiscal year in which the award was granted, disregarding any estimates of forfeitures related to service-based vesting conditions.

For Mr. Kowalski, the 2015 amount is the grant date fair value of a stock option award made to him in connection with his service as a non-executive director. In valuing such award, the Company made certain assumptions. See "Director Compensation Table" and the notes thereto at PS-98.

TIFFANY & CO.

For Ms. de Winter, the 2015 amount includes, in addition to the grant date fair value for the stock option award made on January 20, 2016, the grant date fair value of a stock option award of $485,948. This grant was awarded to Ms. de Winter on March 18, 2015, in lieu of the Fiscal 2015 stock option award that would have been made to her on January 14, 2015, had she commenced employment at that time.
For Mr. Nicoletti, the 2014 amount includes, in addition to the grant date fair value for the stock option award made on January 14, 2015, the grant date fair value of a stock option award of $751,061. This grant was awarded to Mr. Nicoletti on March 19, 2014, in lieu of the Fiscal 2014 stock option award that would have been made to him on January 16, 2014, had he commenced employment at that time.

For Mr. Cumenal, the 2013 amount includes the grant date fair value of a one-time promotion stock option award of $941,026.

(e)
Non-Equity Incentive Plan Compensation. This column reflects cash short-term incentive awards under the 2005 Employee Incentive Plan or 2014 Employee Incentive Plan. These awards are earned in the fiscal year ended January 31 and are paid on the basis of achieved performance goals after the release of the Company’s financial statements for the fiscal year. (For a description of the performance goals, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Non-Equity Incentive Plan Awards" at PS-75.) This column includes amounts deferred at the election of the executive under the Deferral Plan. Amounts so deferred are also shown in the Nonqualified Deferred Compensation Table.

(f)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column represents the aggregate change, over the course of the fiscal year, in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans. This column does not include earnings under the Deferral Plan because it is not a defined benefit plan and because it does not pay above-market or preferential earnings on compensation that is deferred.

For each fiscal year reported, the present value of the benefit is affected by a number of factors including compensation levels, credited years of service, the discount rate used to determine the present value of the benefit, the executive's age, and the applicable mortality table. For the reported fiscal years, applicable discount rates were as follows:

	Discount Rate Applicable to Benefits Accrued under Qualified Pension Plan	Discount Rate Applicable to Benefits Accrued under Non-Qualified Pension Plans
Fiscal 2015	4.50%	4.25%
Fiscal 2014	3.75%	3.75%
Fiscal 2013	4.75%	5.00%

In addition to the above changes in applicable discount rates, the 2014 change in pension value also reflects an update to the applicable mortality tables. These newly applicable tables extended life expectancy, resulting in increased present values. The applicable mortality tables are the RP-2014 Mortality Tables with White Collar Adjustments and generational projections using the Scale MP-2014.

The 2015 change in pension value for Mr. Kowalski reflects benefits accumulated through his retirement date of March 31, 2015, as well as the form in which he has elected to receive his benefits.
The 2015 change in pension value was a negative amount for Ms. Cloud (-$82,253) due to an increase in applicable discount rates (4.50% for the qualified plan, 4.25% for the non-qualified plans).
The 2013 change in pension value was a negative amount for Mr. Kowalski (-$185,874) due to an increase in applicable discount rates (4.75% for the qualified plan, 5.0% for the non-qualified plans).

TIFFANY & CO.

(g)
All Other Compensation. The table below shows a detailed description of all other compensation paid to the named executive officers. In addition to the payments reported below, executive officers are from time to time permitted to borrow merchandise for their personal use to support the Company’s marketing efforts.

		Leadership Benefits		Broad-Based Retirement Benefits			Other	Total
Name	Year	Premium on Additional Disability Insurance ($)	Premium on Life Insurance ($)	401(k) Plan Company Match ($)	Defined Contribution Retirement Benefit ($) (i)	Excess Defined Contribution Retirement Benefit ($)
Frederic Cumenal	2015	12,475	178,671	7,800	7,800	46,294	504,669 (ii)	757,709
	2014	12,475	178,671	7,650	26,220	20,332	543,836 (iii)	789,184
	2013	12,475	150,000	7,500	7,500	39,532	512,603 (iv)	729,610
Michael J. Kowalski	2015	650	—	7,800			458,298 (v)	466,748
	2014	15,600	77,289	7,650				100,539
	2013	15,600	103,265	7,500				126,365
Ralph Nicoletti	2015	8,330	—	7,800	7,800	9,737	—	33,667
	2014	7,948	—	—	—	—	158,965 (vi)	166,913
Jean-Marc Bellaiche	2015	9,669	109,788	5,610	6,500	15,538	450,000 (vii)	597,105
Pamela H. Cloud	2015	9,366	47,001	7,800			500 (viii)	64,667
	2014	8,909	70,013	7,650				86,572
	2013	8,909	64,100	7,500				80,509
Jennifer de Winter	2015	12,870	—	—	—	—	440,000 (ix)	452,870

(i)	This amount reflects the benefit paid under the defined contribution retirement benefit ("DCRB") feature of the 401(k) Plan.

(ii)
For Mr. Cumenal, the amount reported as “other compensation” for Fiscal 2015 includes: defined contribution to the French pension scheme ($75,017); payment to a special retirement account ($406,757); and payment towards tax preparation consultation services ($22,895). Please see the discussion of Mr. Cumenal's Senior Executive Employment Agreement and compensation paid thereunder, in connection with the commencement of employment in March 2011, under "Discussion of Summary Compensation Table and Grants of Plan-Based Awards - Frederic Cumenal Employment Agreement" at PS-80.

(iii)
For Mr. Cumenal, the amount reported as "other compensation" for Fiscal 2014 includes: defined contribution to the French pension scheme ($84,655); payment to a special retirement account ($435,291); and payment towards tax preparation consultation services ($23,890).

(iv)
For Mr. Cumenal, the amount reported as "other compensation" for Fiscal 2013 includes: defined contribution to the French pension scheme ($88,333); payment to a special retirement account ($397,270); and payment towards tax preparation consultation services ($27,000).

(v)
For Mr. Kowalski, the amount reported as “other compensation” for Fiscal 2015 includes a distribution paid under the Excess Plan ($352,315), a payment of accrued vacation time as of his retirement ($15,983) and the retainers paid to him in connection with his service as a non-executive director. See "Director Compensation Table" at PS-98.

(vi)
For Mr. Nicoletti, the amount reported as "other compensation" for Fiscal 2014 reflects relocation expenses incurred by Mr. Nicoletti in his relocation to New York in connection with his commencement of employment with the Company.

TIFFANY & CO.

(vii)
For Mr. Bellaiche, the amount reported as “other compensation” for Fiscal 2015 reflects the second payment of a one-time sign-on cash bonus in connection with his recruitment in 2014. For a more detailed discussion of Mr. Bellaiche’s compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards - Jean-Marc Bellaiche Compensatory Arrangement" at PS-81.

(viii)	For Ms. Cloud, the amount reported as “other compensation” for Fiscal 2015 reflects a payment made pursuant to a Company travel policy.

(ix)
For Ms. de Winter, the amount reported as “other compensation” for Fiscal 2015 reflects a one-time sign-on cash bonus in connection with her recruitment. For a more detailed discussion of Ms. de Winter’s compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards - Jennifer de Winter Compensatory Arrangement" at PS-81.

TIFFANY & CO.

GRANTS OF PLAN-BASED AWARDS
Fiscal 2015

2014 Employee Incentive Plan

Name	Award Type	Grant Date	Estimated Future Pay-outs Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards (b)			All Other Option/ Stock Awards: Number of Securities Underlying Options/Awards (#)	Exercise or Base Price of Option/ Stock Awards ($/Sh) (c)	Grant Date Fair Value of Equity Awards (d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares (assuming actual EPS equals EPS Threshold, and ROA Target is under-achieved by 10%)	Target Number of Shares (assuming actual EPS equals EPS Target, with no adjustment for ROA because ROA Target is met at 100.0%)	Maximum Number of Shares (assuming EPS Target is exceeded by $2.09 and ROA Target is exceeded by 10%)
Frederic Cumenal	Annual Incentive		$—	$1,875,000	$3,750,000
	Performance-Based RSU	1/20/2016				12,642	50,567	101,134			$2,886,364
	Stock Option	1/20/2016							230,972	$61.80	$3,131,796
Michael J. Kowalski (a)	Annual Incentive		$—	$—	$—
	January 2014 Performance-Based RSU	3/18/2015				5,625	22,500	45,000			$1,854,675
	January 2013 Performance-Based RSU	3/18/2015				5,950	23,800	47,600			$1,997,534
	Time-Vesting RSU	5/28/2015							848	$93.11	$78,957
	Stock Option	5/28/2015							3,409	$94.63	$80,142
Ralph Nicoletti	Annual Incentive		$—	$542,000	$1,084,000
	Performance-Based RSU	1/20/2016				3,136	12,541	25,082			$715,840
	Stock Option	1/20/2016							57,288	$61.80	$776,779
Jean-Marc Bellaiche	Annual Incentive		$—	$450,000	$900,000
	Performance-Based RSU	1/20/2016				2,276	9,102	18,204			$519,542
	Stock Option	1/20/2016							41,576	$61.80	$563,737
Pamela H. Cloud	Annual Incentive		$—	$360,000	$720,000
	Performance-Based RSU	1/20/2016				2,124	8,496	16,992			$484,952
	Stock Option	1/20/2016							38,804	$61.80	$526,151

TIFFANY & CO.

Name	Award Type	Grant Date	Estimated Future Pay-outs Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards (b)			All Other Option/ Stock Awards: Number of Securities Underlying Options/Awards (#)	Exercise or Base Price of Option/ Stock Awards ($/Sh) (c)	Grant Date Fair Value of Equity Awards (d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares (assuming actual EPS equals EPS Threshold, and ROA Target is under-achieved by 10%)	Target Number of Shares (assuming actual EPS equals EPS Target, with no adjustment for ROA because ROA Target is met at 100.0%)	Maximum Number of Shares (assuming EPS Target is exceeded by $2.09 and ROA Target is exceeded by 10%)
Jennifer de Winter	Annual Incentive		$—	$390,000	$780,000
	January 2016 Performance-Based RSU	1/20/2016				1,973	7,889	15,778			$450,304
	March 2015 Performance-Based RSU	3/18/2015				1,425	5,700	11,400			$461,472
	Time-Vesting RSU	3/18/2015							7,600	$82.43	$626,468
	January 2016 Stock Option	1/20/2016							36,032	$61.80	$488,565
	March 2015 Stock Option	3/18/2015							23,100	$85.45	$485,948

Notes to Grants of Plan-Based Awards Table

(a)
The equity awards reported for Mr. Kowalski reflect (i) performance-based restricted stock units granted to him in January 2013 and January 2014, the terms of which were amended in March 2015 to permit continued vesting of those awards following his retirement, subject to the other terms and conditions previously established by the Committee (see “2015 Incentive Compensation - Michael J. Kowalski Long-Term Incentive Awards” at PS-41); and (ii) time-vesting restricted stock units and stock options granted to him in May 2015 in connection with his service as a non-executive director. See “Director Compensation Table” at PS-98.

(b)
Other than the time-vesting restricted stock units granted to Ms. de Winter in March 2015, which will vest in March 2017 provided she remains employed through that time, and time-vesting restricted stock units granted to Mr. Kowalski in May 2015 in connection with his service as a non-executive director, no portion of these awards will pay out unless the EPS Threshold is attained over the three-year Performance Period ending January 31, 2019. If the EPS Threshold is attained, the Committee may vest the Maximum Number of Shares, but has the discretion to reduce the vested number of shares by any amount down to zero shares.

TIFFANY & CO.

The Committee has communicated to the executive officers that it intends to exercise its discretion as indicated in the chart below, subject to interpolation if actual EPS falls between the EPS Threshold and EPS Target, or between the EPS Target and EPS Maximum:

EPS Performance	Percentage of Target Shares Earned under EPS Goal	ROA ADJUSTMENT TO SHARES EARNED UNDER EPS GOAL				Percentage of Target Shares Earned with Impact of ROA Adjustment
		ROA Achievement of 0 to 89.9%	ROA Achievement of 90.0% to 99.9%	ROA Achievement of 100.0% to 109.9%	ROA Achievement of 110% or Greater
EPS Threshold Not Reached	0%	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	0%
EPS Threshold Reached	25%	No ROA Adjustment	No ROA Adjustment	0% to 9% upward adjustment contingent on level of ROA achievement, e.g. Achievement of 105% of ROA Target = 5% adjustment upward; Achievement of 109% of ROA Target = 9% adjustment upward	+10%	25% to 35%
EPS Target Reached	100%	-10%	-1% to -9% downward adjustment contingent on level of ROA achievement, e.g. Achievement of 95% of ROA Target = 5% adjustment downward; Achievement of 99% of ROA Target = 1% adjustment downward		+10%	90% to 110%
EPS Maximum Reached	190%	-10%			+10%	180% to 200%

In March 2016, the Committee set the threshold, target, and maximum in terms of the Company’s aggregate net EPS on a diluted basis (subject to adjustments as permitted under the 2014 Employee Incentive Plan) over the three-year Performance Period.
•The EPS Threshold is $8.80 per diluted share.
•The EPS Target is $11.79 per diluted share.
•The EPS Maximum is $12.58 per diluted share.

The Committee set the ROA Target in terms of the Company’s return on average assets in each of the fiscal years in the Performance Period, expressed as a percentage, and then averaged over the entire Performance Period.
•The ROA Target is 9.2%.
Amounts listed in the sub-column labeled "Target Number of Shares" reflect the Target Number of Shares, assuming the EPS Target is met at 100.0% and the ROA Target is achieved at 100.0% (resulting in no ROA adjustment). By contrast, if the EPS Target is met at 100.0%, and the ROA Target is met at, for example, 105%, exercise of the Committee's discretion in accordance with the table above will result in vesting of aggregate shares as follows (inclusive of a 5% increase in vesting due to 105% ROA target achievement): Frederic Cumenal, 53,096; Michael J. Kowalski, 24,990 for the January 2013 grant and 23,625 for the January 2014 grant (as amended on March 18, 2015); Ralph Nicoletti, 13,169; Jean-Marc Bellaiche, 9,558; Pamela H. Cloud, 8,921, and Jennifer de Winter, 5,985 for the March 18, 2015 grant and 8,284 for the January 20, 2016 grant.

(c)
The exercise price of all options was the closing price of the underlying shares on the New York Stock Exchange on the grant date. The base price of the time-vesting restricted stock units is calculated in

TIFFANY & CO.

accordance with Codification Topic 718 for the fiscal year in which the award was granted, disregarding any estimates of forfeitures related to service-based vesting conditions.
(d) The grant date fair value of each option award was computed in accordance with Codification Topic 718 for the fiscal year in which the award was granted, disregarding any estimates of forfeitures related to service-based vesting conditions.
The grant date fair value of each performance-based restricted stock unit award was computed assuming that the EPS Target and ROA Target were each met at 100.0%, resulting in vesting of the Target Number of Shares, with no adjustment for the ROA Target. For additional information regarding performance-based restricted stock unit awards, see the table titled "Outstanding Equity Awards at Fiscal Year-End" at PS-83. The amount reported for the performance-based restricted stock units awarded to Mr. Kowalski represents the fair value of those grants as of March 18, 2015, the date on which the terms of those awards were amended to permit continued vesting following his retirement, computed using the same assumptions. See note (a) above and “2015 Incentive Compensation - Michael J. Kowalski Long-Term Incentive Awards” at PS-41.

TIFFANY & CO.

DISCUSSION OF SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS
NON-EQUITY INCENTIVE PLAN AWARDS
Fiscal 2015
Operating Earnings Threshold & Performance Goals
At the beginning of Fiscal 2015, the Committee granted cash (non-equity) short-term incentive awards to the named executive officers other than Ms. de Winter and Mr. Kowalski. Ms. de Winter was granted a short-term incentive award pursuant to her compensatory arrangements when she joined the Company in March 2015. In each case the awards granted would be paid subject to the achievement of certain performance goals. The Committee established target and maximum short-term incentive opportunities for the named executive officers who were granted short-term incentive awards, the payment of which would be wholly contingent on the Company meeting an operating earnings threshold. The Committee advised the executive officers that, if the operating earnings threshold was met, award pay-outs would be determined in part based on corporate performance (the "Corporate Portion", up to 160% of the target award) and in part based on individual performance (the "Individual Portion", up to 40% of the target award). Further, for the Corporate Portion of the award, the Committee exercised its discretion to establish operating earnings targets which were substantially in excess of the threshold amount.
Corporate Portion
The Committee advised the executive officers that it intended to use its discretion to determine pay-out of the Corporate Portion of the award based on the following operating earnings targets, subject to interpolation if Fiscal 2015 operating earnings fall between the amounts in the first column:

If Operating Earnings, as adjusted, Equal:	Then Percentage Pay-out of Incentive Award Will Be:
Below $710 million	0%
$710 million	25% of Target Short-term Incentive Award
$888 million	80% of Target Short-term Incentive Award
At least $1,066 million	160% of Target Short-term Incentive Award
Individual Portion
The Committee advised the executive officers that it intended to use its discretion to determine pay-out of the Individual Portion of the award based on the following factors:

•	strategic thinking;

•	leadership, including development of effective management teams and employee talent;

•	demonstrated adherence to the Company’s Business Conduct Policy - Worldwide, and professionalism;

•	financial metrics relevant to the executive’s specific areas of responsibility; and

•	specific objectives set for the executive officer by the CEO, or, in the case of the CEO, by the Board.
Permissible Adjustments to Evaluation of Performance
The 2014 Employee Incentive Plan, approved by the shareholders, permits the Committee, in evaluating achievement of a performance goal, to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgment or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) extraordinary non-recurring items as described in Accounting

TIFFANY & CO.

Principles Board Opinion No. 30 (subsequently referred to as FASB Codification reference ASC 225-20) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Annual Report for the applicable year (starting in March 2016, the 2014 Employee Incentive Plan refers to unusual or infrequently occurring items, rather than extraordinary non-recurring items, as described in the Annual Report for the applicable year), (vi) acquisitions or divestitures, (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereto, (viii) foreign exchange gains and losses and (ix) a change in the Company’s fiscal year.
Fiscal 2015 Performance & Pay-out
The Fiscal 2015 threshold of $533 million was met. As a result, each named executive officer who was granted a short-term incentive award for Fiscal 2015 was eligible to receive an award equal to 200% of target.
In March 2016, after reviewing and concurring with the recommendation of the CEO, the Committee exercised its discretion to award a percentage less than 200% and, in accordance with its previously expressed intention, determined that the pay-out percentage for the Corporate Portion would be 55% of the target short-term incentive award, as Fiscal 2015 operating earnings were $806.8 million, excluding certain charges as permitted under the 2014 Employee Incentive Plan (see Appendix I at PS-105).
The Committee also reviewed and concurred with the CEO's recommendations with respect to the pay-out of the Individual Portion for all other executive officers. The Committee independently evaluated the performance of the CEO for purposes of the Individual Portion. Each named executive officer's individual performance was compared to the specific objectives set at the beginning of Fiscal 2015 (or for Ms. de Winter, upon hire).
Based on the above, the Committee determined to pay each named executive officer who was granted a short-term incentive award for Fiscal 2015 15-25% of his or her target award based on the Individual Portion.

As a result of the Committee's determination as to the Corporate and Individual Portions, each named executive officer who was granted a short-term incentive award for Fiscal 2015 was paid 70-80% of his or her target award.

Fiscal 2014 and Fiscal 2013
In Fiscal 2014 and 2013, short-term incentive awards were paid out as follows:

•
In Fiscal 2014, the Company’s consolidated operating earnings exceeded the target established by the Committee, and short-term incentive awards were paid out at 101% of the target amount, on average, other than for one executive who was not granted a short-term incentive award pursuant to her compensatory arrangements.

•
In Fiscal 2013, the Company’s consolidated net earnings, excluding certain charges as permitted under the 2005 Employee Incentive Plan, exceeded the target established by the Committee, and short-term incentive awards were paid out at 124% of the target amount, on average.

TIFFANY & CO.

Difference between Bonus Awards and Annual Incentive Awards
Prior to 2015, annual incentive awards paid to named executive officers differed from bonuses paid to other executive officers as follows:

•
Annual incentive awards to named executive officers were paid under the terms of the 2005 Employee Incentive Plan and were paid only if the Company met objective performance goals. This promise was set out in written agreements.

•
Bonuses were not subject to written agreements. The Committee had the discretion to increase, decrease or withhold such bonuses. It had been the Committee’s practice to align bonuses with annual incentive awards.

•
Annual incentive awards to named executive officers were designed so that the amounts paid out would be deductible to the Company and would not count against the $1,000,000 limitation under Section 162(m) of the Internal Revenue Code.

•
If a bonus was paid, and the total annual cash compensation paid to that executive in the year of bonus exceeded the $1,000,000 limitation, the excess would not have been deductible to the Company for federal income tax purposes.

Beginning in 2015, and under the 2014 Employee Incentive Plan, annual incentive awards as described above were granted to all executive officers. These awards are paid only if the Company meets objective performance goals, are set out in written agreements and are designed so that amounts paid out will be deductible to the Company and not count against the $1,000,000 limitation under Section 162(m) of the Internal Revenue Code, if applicable.

EQUITY INCENTIVE PLAN AWARDS – PERFORMANCE-BASED RESTRICTED STOCK UNITS
The Committee's practice has been to award Performance-Based Restricted Stock Units ("Units") to executive officers in January of each year. The January 2016 award (and a March 2015 grant made to Ms. de Winter upon her hire) is reflected in the GRANTS OF PLAN-BASED AWARDS table under the column headed "Estimated Future Payouts Under Equity Incentive Plan Awards."
General terms of Unit grants are:

•	Units are exchanged on a one-to-one basis for shares of the Company’s common stock if the Units vest;

•	Vesting is determined at the end of a three-year performance period;

•
No Units vest if the executive voluntarily resigns (including for retirement, subject to the change made in 2015 described immediately below) or is terminated for cause during the three-year performance period, although partial vesting is provided for in cases of termination for death or disability;

•
For awards granted prior to January 2015, a retirement event is treated as a voluntary resignation, resulting in forfeiture. For awards granted in January 2015 or later, Units vest on a pro-rated basis in the event of retirement, reflective of the portion of the performance period worked, but remaining wholly contingent on the pre-established performance goals;

•	No dividends are paid or accrued on Units;

•
No Units vest (other than for reasons of death, disability or on a change in control) if the Company fails to meet a three-year cumulative EPS threshold set by the Compensation Committee within 90 days after the start of the performance period; and

•
EPS performance above the threshold, at the target or maximum levels, results in a greater payout, while failure to achieve an ROA target, if the target or maximum EPS goals are met, results in a reduced payout. If EPS performance is at or above the threshold, target, or maximum levels, achievement above the ROA Target will result in an enhanced pay-out.

TIFFANY & CO.

Performance tests for Performance-Based Restricted Stock Unit Awards Granted in 2013, 2014, 2015 and 2016
In 2013 through 2016, the Committee awarded performance-based restricted stock units, to vest at the end of a three-year performance period, provided certain performance hurdles were met. For each of these grants:

•	the Committee established the performance goals presented in the table below, based on cumulative net EPS on a diluted basis and return on assets, for the three-year performance period;

•	no units will vest if the EPS threshold is not achieved;

•
if the EPS threshold is reached, the Committee has the discretion to vest the maximum number of shares but has indicated that it will use its retained discretion to reduce the award based on the guidance that follows:

For Performance Period:	EPS Threshold	EPS Target	EPS Maximum	ROA Target
February 2013 - January 2016	$7.62	$11.86	$13.87	9.8%
February 2014 - January 2017	$10.18	$14.17	$16.26	11.0%
February 2015 - January 2018	$10.38	$13.89	$15.76	10.6%
February 2016 - January 2019	$8.80	$11.79	$12.58	9.2%

As reflected in the table above, the EPS threshold, EPS target, EPS maximum and ROA target for the performance-based restricted stock units granted in January 2016 are below those established for the performance-based restricted stock units granted in January 2015.  Performance targets are established by the Committee each year with reference to the Company’s strategic plan, which is developed as part of each year’s planning process and seeks to incorporate goals for the Company’s financial performance that are both challenging and realistic. See “Short- and Long-Term Planning” at PS-45. Accordingly, targets for performance-based restricted stock units may vary from grant year to grant year as a result of variances in the Company’s strategic plan from year to year. The reduction in targets from Fiscal 2015 to Fiscal 2016 reflects changes in the Company’s strategic plans for those years. Please see page K-52 of the Annual Report on Form 10-K for the Fiscal 2016 outlook and underlying assumptions.

If the EPS threshold is achieved, Target Shares (50% of the Units granted) will tentatively vest based on the following EPS performance goals (without giving effect to ROA target achievement), with interpolation if actual EPS falls between the EPS threshold and EPS target, or between the EPS target and EPS maximum:

25% of Target Shares if EPS Threshold is achieved
100% of Target Shares if EPS Target is achieved
190% of Target Shares if EPS Maximum is achieved
After vesting based on EPS goals is determined, an ROA modifier is applied as described in the table at PS-73, for those Units granted in 2014, 2015 and 2016.

For Units granted in January 2013:

If EPS Threshold is met or exceeded, achievement of ROA Target will result in a 10% increase in vesting.
If EPS Target is met or exceeded, but ROA Target is not achieved, the tentatively vested Units will be reduced by 10%.
100% vesting (twice Target Shares) occurs only if the Company attains the EPS Maximum and achieves the ROA Target.

TIFFANY & CO.

Under no combination of circumstances will vesting occur for more than the number of Units granted (twice Target Shares).
Vesting of Performance-Based Restricted Stock Units for February 2013 - January 2016 Performance Period

In March 2016, for the three-year performance period ending January 31, 2016, it was determined that a cumulative net EPS of $11.76 per diluted share was achieved, compared to the EPS Target of $11.86, and the ROA Target was achieved. As a result, vesting of 108.2% of target shares (54.1% of the maximum shares granted) occurred.
General Note: As permitted under the 2005 Employee Incentive Plan and 2014 Employee Incentive Plan, the Committee retains the discretion to adjust achieved performance so that executive officers will not be advantaged or disadvantaged by extraordinary transactions. For Fiscal 2013, the EPS considered for the purpose of those performance-based restricted stock units scheduled to vest in March 2016 excluded charges of approximately $299 million, most notably an after-tax charge of approximately $293 million in connection with the adverse arbitration ruling in favor of the Swatch Group Ltd. and certain of its affiliates. For Fiscal 2014, the EPS considered for the purpose of those performance-based restricted stock units scheduled to vest in March 2016 excluded a charge of approximately $61 million related to the redemption of certain senior notes prior to their scheduled maturities. For Fiscal 2015, the EPS considered for the purpose of those performance-based restricted stock units scheduled to vest in March 2016 excluded $24.3 million associated with impairment charges related to a financing arrangement with Koidu Limited and $5.6 million of expenses associated with specific cost-reduction initiatives.
EQUITY INCENTIVE PLAN AWARDS – STOCK OPTIONS
Stock options typically vest (become exercisable) in four equal annual installments. Vesting of each installment is contingent on continued employment, except in the event of death, disability or Change in Control (see "Potential Payments on Termination or Change in Control - Explanation of Potential Payments on Termination following a Change in Control" at PS-94). Special grants are occasionally made in connection with promotions and new hires, and may be awarded on a cliff-vesting basis.
The exercise price for each share subject to a stock option is its fair market value on the date of grant. (For an explanation of the method of determining the exercise price of options, see Note (b) to the "Grants of Plan-Based Awards" table at PS-72.)
Stock options expire no later than the tenth anniversary of the grant date. Stock options expire earlier on:

•	termination of employment, other than for cause (three months after termination); or

•	death, disability or retirement (two years after the event).
LIFE INSURANCE BENEFITS
The key features of the life insurance benefit that the Company provides to its executive officers, other than Mr. Nicoletti and Ms. de Winter, who declined this benefit, are:

•	executive officers own whole life policies on their own lives;

•	the death benefit is three times annual base salary and target short-term incentive award;

•	the Company pays the premium on such policies in an amount sufficient to accumulate cash value;

•	premiums are calculated to accumulate a target cash value at age 65;

•
the target cash value will allow the policy to remain in force after age 65 without payment of further premiums with a death benefit equivalent to twice the executive officer’s ending annual base salary and target short-term incentive award;

•	the amount of the premiums paid by the Company is taxable income to the executive officer; and

TIFFANY & CO.

•	the Company does not pay any additional amounts to offset the income tax attributable to the premiums paid on behalf of the executives.

FREDERIC CUMENAL EMPLOYMENT AGREEMENT

Elements of Mr. Cumenal's compensation disclosed in the Summary Compensation Table are provided pursuant to an employment agreement, entered into between Tiffany, the Company and Mr. Cumenal as part of his recruiting process in March 2011. That employment agreement was approved by the Committee and included the following key compensatory features, subject to increase:

•
Term: Three-year initial term with sequential one-year extensions thereafter. Any party may give prior notice of non-extension. In the event of a change in control, the term will continue for at least two years;

•	Compensatory terms related to base salary, short-term incentive award, long-term incentive award, and a sign-on three-year time-vesting restricted stock unit grant;

•	One-time relocation award of $650,000, subject to a partial claw-back in the event of resignation without good reason within 18 months of employment;

•
Deferred compensation: Credit of $365,000 per year for the first 10 years of employment to an interest-bearing account for retirement. Mr. Cumenal became fully vested in this account after three years of employment. Together with the sign-on equity awards, these payments were intended as "make whole" payments for amounts Mr. Cumenal forfeited at his prior employer. Mr. Cumenal had accrued significant long-term pension benefits with his prior employer;

•
French pension scheme payments: Payment of approximately $75,000 annually for the benefit of Mr. Cumenal’s account with the French social security and complementary pension schemes. This payment as intended to avoid loss of Mr. Cumenal's accruals under the French social security and complementary pension schemes;

•	Tax consultation: Income tax preparation assistance up to a maximum of $30,000 for each of 2011 and 2012;

•
Severance absent a Change in Control - Applicable in the event of termination without Cause or resignation for Good Reason, including Tiffany’s refusal to extend the term: $605,000, subject to increase based on annual cost of living adjustments; base salary for the balance of the term (minimum of one year; maximum of two years); any unpaid short-term incentive award for the last completed fiscal year; and continuation of medical and dental benefits for one year;

•
Severance following a Change in Control - Applicable in the event of termination without Cause; resignation for Good Reason, including Tiffany's refusal to extend the term: $1,210,000, subject to increase based on annual cost of living adjustments; plus two times base salary; and continuation of medical and dental benefits for two years; and

•	Absent termination with Cause or for disability, upon termination of employment, Tiffany would pay an additional $200,000 if it wished Mr. Cumenal to continue to comply with non-competition covenants.

The employment agreement contains definitions of "Change in Control," "Cause" and "Good Reason" and has been filed with the Securities and Exchange Commission as Exhibit 10.154 to the Company’s Report on Form 8-K dated March 21, 2011. As disclosed in the Summary Compensation Table at PS-66, since being hired in Fiscal 2011 under the terms of his employment agreement, Mr. Cumenal has received various compensation increases and promotions outside of the original terms of his agreement.

TIFFANY & CO.

RALPH NICOLETTI COMPENSATORY ARRANGEMENT
Elements of Mr. Nicoletti's compensation disclosed in the Summary Compensation Table are provided pursuant to the terms of the offer letter extended to Mr. Nicoletti in connection with his recruitment. The key terms of the offer letter were:

•	Initial Base Salary: $750,000 per year;

•	Initial Target Annual Incentive Award: $525,000 (70% of Base Salary);

•	Initial Target Long-term Incentive Award: $1,500,000 (200% of Base Salary);

•	One-time sign-on equity award of time-vesting restricted stock units, equal in value to $1,500,000, to vest in full on the third anniversary of the grant date; and

•	Relocation benefits in support of Mr. Nicoletti's relocation for the role.

JEAN-MARC BELLAICHE COMPENSATORY ARRANGEMENT

Elements of Mr. Bellaiche’s compensation disclosed in the Summary Compensation Table are provided pursuant to the terms of the offer letter extended to Mr. Bellaiche in connection with his recruitment. The key terms of the offer letter were:

•	Initial Base Salary: $750,000 per year;

•	Initial Target Annual Incentive Award: 60% of base salary;

•	Initial Target Long-term Incentive Award: 150% of base salary;

•
One-time sign-on awards of (i) time-vesting restricted stock units equal in value to $562,500, to vest in equal installments on the first, second and third anniversary of the grant date; (ii) stock options equal in value to $562,500, to vest in equal installments on the first, second and third anniversary of the grant date; and (iii) a $900,000 cash bonus, half of which was to be paid within 30 days of his date of hire, and the remaining half on or about April 1, 2015, in each case subject to recoupment in the event of resignation without good reason or termination with cause on or before January 31, 2016; and

•
Severance benefits, absent a change in control, in the event of termination without Cause or resignation for Good Reason prior to the second year anniversary of hire: one year of base salary; any unpaid short-term incentive award for the last completed fiscal year; pro-rated short-term incentive award for the current year (calculated at target); plus reimbursement of continued health coverage for one year.

The offer letter contains definitions of "Cause" and "Good Reason" and has been filed with the Securities and Exchange Commission as Exhibit 10.32 to the Company's Annual Report on Form 10-K dated March 28, 2016.
JENNIFER DE WINTER COMPENSATORY ARRANGEMENT
Elements of Ms. de Winter’s compensation disclosed in the Summary Compensation Table are provided pursuant to the terms of the offer letter extended to Ms. de Winter in connection with her recruitment. The key terms of the offer letter were:

•	Initial Base Salary: $650,000 per year;

•	Initial Target Annual Incentive Award: 60% of base salary;

•	Initial Target Long-term Incentive Award: 150% of base salary;

•	One-time sign-on awards of (i) time-vesting restricted stock units equal in value to $650,000, to vest in full on the second anniversary of the grant date, subject to conditions (including continued

TIFFANY & CO.

employment); and (ii) a $440,000 cash bonus subject to recoupment in the event of resignation without good reason or termination with cause prior to the first anniversary of her date of hire; and

•
Severance benefits, absent a change in control, in the event of termination without Cause or resignation for Good Reason prior to the second year anniversary of hire: one year of base salary; any unpaid short-term incentive award for the last completed fiscal year; pro-rated short-term incentive award for the current year (calculated based on actual results); plus reimbursement of continued health coverage for one year.

The offer letter contains definitions of "Cause" and "Good Reason" and has been filed with the Securities and Exchange Commission as Exhibit 10.33 to the Company's Annual Report on Form 10-K dated March 28, 2016.

TIFFANY & CO.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
January 31, 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (a)	Equity Incentive Plan Awards Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (b)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Frederic Cumenal
	37,168	—	$62.44	3/10/2021
	40,000	—	$60.54	1/18/2022
	29,250	9,750	$63.76	1/16/2023
	—	36,523	$80.52	9/19/2023
	22,000	22,000	$88.77	1/16/2024
	35,250	105,750	$86.74	1/14/2025
	—	230,972	$61.80	1/20/2026
					14,499/26,800	(c)	$925,616	(k)
					6,810/30,400	(d)	$434,750	(l)
					13,845/71,000	(e)	$883,865	(m)
					50,567/101,134	(f)	$3,228,197	(n)
					12,419/12,419	(g)	$792,829	(o)
Michael J. Kowalski
	67,000	—	$58.00	4/1/2017
	53,250	—	$60.54	4/1/2017
	34,500	—	$63.76	4/1/2017
	16,250	—	$88.77	4/1/2017
	3,409	—	$94.63	5/28/2025
					25,752/47,600	(c)	$1,644,008	(k)
					10,080/45,000	(d)	$643,507	(l)
					848/848	(p)	$54,136	(o)
Ralph Nicoletti
	7,494	22,482	$92.79	3/19/2024
	8,500	25,500	$86.74	1/14/2025
	—	57,288	$61.80	1/20/2026
					3,621/16,166	(d)	$231,165	(l)
					3,315/17,000	(e)	$211,630	(m)
					12,541/25,082	(f)	$800,617	(n)
					16,166/16,166	(h)	$1,032,037	(o)

TIFFANY & CO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (a)	Equity Incentive Plan Awards Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (b)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jean-Marc Bellaiche
	7,000	14,000	$100.65	7/16/2024
	6,250	18,750	$86.74	1/14/2025
	—	41,576	$61.80	1/20/2026
					2,496/12,800	(e)	$159,345	(m)
					9,102/18,204	(f)	$581,072	(n)
					3,726/3,726	(i)	$237,868	(o)
Pamela H. Cloud
	20,000	—	$43.37	1/20/2020
	17,000	—	$58.00	1/20/2021
	18,000	—	$60.54	1/18/2022
	13,500	4,500	$63.76	1/16/2023
	8,950	8,950	$88.77	1/16/2024
	6,500	19,500	$86.74	1/14/2025
	—	38,804	$61.80	1/20/2026
					6,601/12,200	(c)	$421,408	(k)
					2,778/12,400	(d)	$177,348	(l)
					2,535/13,000	(e)	$161,834	(m)
					8,496/16,992	(f)	$542,385	(n)
Jennifer de Winter
	—	23,100	$85.45	3/18/2025
	—	36,032	$61.80	1/20/2026
					2,223/11,400	(e)	$141,916	(m)
					7,889/15,778	(f)	$503,634	(n)
					7,600/7,600	(j)	$485,184	(o)
Notes to Outstanding Equity Awards at Fiscal Year-End Table

(a)
The first four grants shown for Mr. Kowalski were granted on January 20, 2011, January 18, 2012, January 16, 2013 and January 16, 2014, respectively. For all other option grants reported, the grant date was 10 years prior to the expiration date shown. All options vest 25% per year over the four-year period following a grant date other than the option grants expiring September 23, 2023 (to Mr. Cumenal's benefit, which vest on a three-year cliff-vesting basis) and July 16, 2024 (to Mr. Bellaiche's benefit, which vest in three equal installments). Additionally, the grants reported for Mr. Kowalski include options granted to him in connection with his service as a non-executive director, which vest immediately. See "Director Compensation Table" at PS-98.

(b)
In this column, the number to the left of the slash mark indicates the number of shares on which the payout value shown in the column to the right was computed. See notes (g) through (p) below. The number to the right of the slash mark indicates the total number of shares that would vest upon attainment of all performance objectives over the three-year performance period.

TIFFANY & CO.

(c)	This 2013 grant vested three business days following the date on which the Company’s audited financial results for Fiscal 2015 were publicly reported.

(d)	This 2014 grant will vest three business days following the date on which the Company’s audited financial results for Fiscal 2016 are publicly reported.

(e)	This 2015 grant will vest three business days following the date on which the Company’s audited financial results for Fiscal 2017 are publicly reported.

(f)	This 2016 grant will vest three business days following the date on which the Company’s audited financial results for Fiscal 2018 are publicly reported.

(g)
This one-time time-vesting restricted stock unit award, granted to Mr. Cumenal in connection with his promotion to President, will vest three business days following the date on which the Company's audited financial results for Fiscal 2016 are publicly reported.

(h)	This one-time time-vesting restricted stock unit award, granted to Mr. Nicoletti in connection with his recruitment, will vest on March 19, 2017.

(i)
This one-time time-vesting restricted stock unit award, granted to Mr. Bellaiche in connection with his recruitment, vests in equal installments over a three-year period ending July 16, 2017. The number of shares shown is the portion of the award that had not vested as of January 31, 2016.

(j)	This one-time time-vesting restricted stock unit award, granted to Ms. de Winter in connection with her recruitment, will vest in full on March 18, 2017.

(k)
This value has been computed at 54.1% of maximum based on Company EPS and ROA performance in Fiscal 2013, Fiscal 2014 and Fiscal 2015. The resulting value was computed on the basis of the closing stock price of $63.84 on January 29, 2016.

(l)
This value has been computed at 22.4% of maximum based upon Company EPS and ROA performance in Fiscal 2014 and Fiscal 2015 and projections for Fiscal 2016. The resulting value was computed on the basis of the closing stock price of $63.84 on January 29, 2016.

(m)
This value has been computed at 19.5% of maximum based upon Company EPS and ROA performance in Fiscal 2015 and projections for Fiscal 2016 and Fiscal 2017. The resulting value was computed on the basis of the closing stock price of $63.84 on January 29, 2016.

(n)
This value has been computed on the assumption that the EPS target will be met at 100.0% and on the assumption that the ROA target will have been achieved at 100.0%. The resulting value was computed on the basis of the closing stock price of $63.84 on January 29, 2016.

(o)	The value was computed on the basis of the Company's closing stock price of $63.84 on January 29, 2016.

(p)	This time-vesting restricted stock unit award was granted to Mr. Kowalski in connection with his service as a non-executive director. See "Director Compensation Table" at PS-98.

TIFFANY & CO.

OPTION EXERCISES AND STOCK VESTED
Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frederic Cumenal	—	—	7,150	$626,447
Michael J. Kowalski	—	—	12,500	$1,095,188
Ralph Nicoletti	—	—	—	$—
Jean-Marc Bellaiche	—	—	1,863	$174,982
Pamela H. Cloud	—	—	3,250	$284,749
Jennifer de Winter	—	—	—	$—

PENSION BENEFITS TABLE

Name	Plan Name (a)	Number of Years Credited Service		Actuarial Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Frederic Cumenal	Pension Plan	—	(b)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—
Michael J. Kowalski	Pension Plan	36.9	(c)	$1,580,672	$79,946
	Excess Plan	36.9	(c)	$18,064,737	$887,975
	Supplemental Plan	36.9	(c)	$1,418,714	$69,737
Ralph Nicoletti	Pension Plan	—	(b)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—
Jean-Marc Bellaiche	Pension Plan	—	(b)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—
Pamela H. Cloud	Pension Plan	21.5		$443,688	$—
	Excess Plan	21.5		$1,321,936	$—
	Supplemental Plan	21.5		$666,320	$—
Jennifer de Winter	Pension Plan	—	(b)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—

Notes to Pension Benefits Table

(a)
The formal names of the plans are: the Tiffany and Company Pension Plan ("Pension Plan"), the Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of Internal Revenue Code Limits ("Excess Plan") and the Tiffany and Company Supplemental Retirement Income Plan ("Supplemental Plan").

TIFFANY & CO.

(b)
Executive officers hired prior to January 1, 2006 are eligible for participation in the Pension Plan, Excess Plan, and Supplemental Plan. Messrs. Cumenal, Nicoletti, Bellaiche and Ms. de Winter accordingly do not participate in these plans.

(c)
Mr. Kowalski was credited with 6.4 years of service for periods of employment prior to October 15, 1984 with the corporation that was, immediately before that date, Tiffany’s parent corporation. Under the Supplemental Plan, the combined benefit available under the retirement plans and Social Security is 60% of average final compensation for a participant with 25 or more years of service (see "Features of the Pension Retirement Plans - Supplemental Plan" below). Because Mr. Kowalski attained 25 years of service with Tiffany as of October 14, 2009, the total retirement benefit available to him did not increase as a result of the credited 6.4 years of service described above. Rather, the effect of this credited service was to augment the present value of his accumulated benefit under the Pension Plan and Excess Plan only as follows, resulting in a reduced obligation under the Supplemental Plan:

Michael J. Kowalski
Pension Plan	$274,720
Excess Plan	$3,139,637
Supplemental Plan	$(3,414,357)

In addition, Mr. Kowalski retired from the Company effective March 31, 2015 at the age of 63. At the time of his separation from the Company, he was eligible for early retirement under the Pension Plan, the Excess Plan and the Supplemental Plan because he had reached age 55 and accumulated at least 10 years of credited service. The normal retirement age under each of the plans is 65. However, those eligible for early retirement may retire with a reduced benefit. For retirement at age 55, the reduction in benefit would be 40%, as compared to the benefit at age 65. The benefit reduction for early retirement is computed as follows:

•	For retirement between age 60 and age 65, the executive’s age at early retirement is subtracted from 65; for each year in the remainder, the benefit is reduced by five percent;

•	Thus, for retirement at age 60 the reduction is 25%;

•	For retirement between age 55 and age 60, the reduction is 25% plus an additional three percent for each year by which retirement age precedes age 60.

The present value of Mr. Kowalski’s benefits under the Pension Plan, Excess Plan, and Supplemental Plan, reported in this table, reflect his accrued benefit at his retirement date of March 31, 2015, his election for commencement of reduced benefits prior to the normal retirement age of 65, and his election to receive retirement benefits as a 100% annuity over the lives of himself and his spouse.
Pursuant to the terms of the Excess Plan and Supplemental Plan, payments under these plans were held in escrow for six months following Mr. Kowalski’s separation from the Company. He commenced receiving benefits under these plans effective April 1, 2015 and, following the expiration of the six-month period, received a catch-up payment equal to the accumulated value of the six months of missed payments, with interest. This six-month catch-up payment is incorporated into the present value of benefits as of January 31, 2016.

Assumptions Used in Calculating the Present Value of the Accumulated Benefits
The assumptions used in the Pension Benefit Table are that an active executive would retire at age 65; post-retirement mortality based upon the RP-2014 Male/Female Mortality Table with White Collar Adjustments regressed to base year 2006 and projected generationally from 2006 with Scale MP-2015; and a discount rate of 4.50% for the Pension Plan and 4.25% for the Excess and Supplemental Plans.  All assumptions

TIFFANY & CO.

were consistent with those used to prepare the financial statements for Fiscal 2015, except for the retirement age assumption, which represents the normal retirement age under these plans.
Features of the Pension Benefit Plans
Tiffany established three traditional pension retirement plans for eligible employees hired before January 1, 2006: the Pension Plan, the Excess Plan and the Supplemental Plan. Mr. Kowalski and Ms. Cloud are eligible to participate in these plans.

Average Final Compensation
Average final compensation is used in each plan to calculate benefits. A participant’s "average final compensation" is the average of the highest five years of compensation received in the last 10 years of creditable service.
In general, compensation reported in the Summary Compensation Table at PS-66 as "Salary", "Bonus" or "Non-Equity Incentive Plan Compensation" is compensation for purposes of the Plans; amounts attributable to the exercise of stock options or to the vesting of restricted stock are not included. However, Internal Revenue Code requirements limit the amount of compensation that may be included in calculating the benefit under the Pension Plan.

Pension Plan
These are the key features of the Pension Plan:

•	it is a "tax-qualified" plan, that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans;

•	it is a "funded" plan (money has been deposited into a trust that is insulated from the claims of the Company’s creditors);

•	it is available at no cost to U.S. employees hired by Tiffany before January 1, 2006;

•	executive officers hired before January 1, 2006 are participants;

•	benefits vest after five years of service;

•	benefits are based on the participant’s average final compensation and years of service;

•	benefits are subject to Internal Revenue Code limitations on the total benefit and the amount that may be included in average final compensation; and

•	benefits are not offset by Social Security.
The benefit formula under the Pension Plan first calculates an annual amount based on average final compensation and then multiplies it by years of service. This is the formula: [[(average final compensation less covered compensation) x 0.015] plus [(average final compensation up to covered compensation) x 0.01]] x years of service. "Covered compensation" varies by the participant’s birth date and is an average of taxable wage bases calculated for Social Security purposes.
Example: covered compensation for a person born in 1952 is $79,824. This person has average final compensation of $100,000 and 25 years of service. The Pension benefit at age 65 would be calculated as follows: [[($100,000 - $79,824) x 0.015] plus [($79,824) x 0.01]] x 25 = $27,522 annual benefit for a single life annuity.
The form of benefit elected can reduce the amount of benefit. The highest benefit is available for an unmarried participant who elects to take the benefit over the course of his or her own life (a single-life annuity). A person who elects to take the benefit over the course of two lives, such as a 100% annuity over the lives of the participant and his or her spouse, will experience an actuarial reduction in the amount of his or her benefit.

TIFFANY & CO.

Excess Plan
These are the key features of the Excess Plan:

•	it is not a qualified plan and is not subject to Internal Revenue Code limitations;

•	it is not funded (benefits are paid out of the Company’s general assets, which are subject to the claims of the Company’s creditors);

•
it is available only to officers and other select management employees whose benefits under the Pension Plan are affected by Internal Revenue Code limitations, including executive officers who participate in the Pension Plan;

•
it uses the same retirement benefit formula as is set forth in the Pension Plan, but includes in average final compensation earnings that are excluded under the Pension Plan due to Internal Revenue Code Limitations;

•	benefits are offset by benefits payable under the Pension Plan;

•	benefits are not offset by benefits payable under Social Security;

•	benefits vest after five years of service;

•	benefits are subject to forfeiture if employment is terminated for cause;

•	for those who leave Tiffany prior to age 65, benefits are subject to forfeiture for failure to execute and adhere to non-competition and confidentiality covenants;

•	benefits are payable upon the later of the participant’s separation from service, as defined under the plan, or attainment of age 55; and

•	participants will not receive any distribution from the plan until six months following separation from service.

Supplemental Plan

These are the key features of the Supplemental Plan:

•	it is not a qualified plan and is not subject to Internal Revenue Code limitations;

•	it is not funded (benefits are paid out of the Company’s general assets, which are subject to the claims of the Company’s creditors);

•	it is available only to executive officers hired before January 1, 2006;

•	it uses a different benefit formula than that used by the Pension Plan and the Excess Plan;

•	benefits are offset by benefits payable under the Pension Plan and the Excess Plan;

•	benefits are offset by benefits payable under Social Security;

•
benefits do not vest until the executive attains age 65 while employed, or age 55 if he or she has provided 10 years of service (benefits will vest earlier on a termination from employment following a change in control - see "Potential Payments on Termination or Change in Control - Explanation of Potential Payments on Termination following a Change in Control - Definition of a Change in Control" at PS-96);

•	benefits are subject to forfeiture if employment is terminated for cause;

•	for those who leave Tiffany prior to age 65, benefits are subject to forfeiture for failure to execute and adhere to non-competition and confidentiality covenants; and

•	participants will not receive any distribution from the plan until six months following separation from service as defined under the plan.

TIFFANY & CO.

As its name implies, the Supplemental Plan supplements payments under the Pension Plan, the Excess Plan and from Social Security so that total benefits equal a variable percentage of the participant’s average final compensation.
Depending upon the participant’s years of service, the combined benefit under the Pension Plan, the Excess Plan, the Supplemental Plan and from Social Security would be as follows:

Years of Service	Combined Annual Benefit As a Percentage of Average Final Compensation
less than 10	(a)
10-14	20%
15-19	35%
20-24	50%
25 or more	60%

(a)
The formula for benefits under the Pension and Excess Plans is a function of years of service and covered compensation (subject to Internal Revenue Code limitations in the case of the Pension Plan) and not any specific percentage of the participant’s average final compensation (see above). A retiree with less than 10 years of service would not receive any benefit under the Supplemental Plan but could expect to receive a benefit of approximately 13% of average final compensation under the Pension and Excess Plans.

Early Retirement and Extra Service Credit
Please refer to Note (c) at PS-87 for a discussion of the early retirement features of the Pension, Excess and Supplemental Plans.
Tiffany does not have a policy or practice of granting extra years of credited service under the Excess, Pension and Supplemental Plans. Mr. Kowalski was credited with service with Tiffany’s former parent corporation. This credit was arranged in 1984 when the Company purchased Tiffany.

Retirement Benefits for Executive Officers hired on or after January 1, 2006

Executive officers hired on or after January 1, 2006 are eligible for a defined contribution retirement benefit through the 401(k) Plan, and for an Excess DCRB Contribution, credited on their behalf to an account under the Deferral Plan. For details about the Excess DCRB Contribution, see "Excess DCRB Feature of the Executive Deferral Plan" at PS-92. Messrs. Cumenal, Nicoletti, Bellaiche and Ms. de Winter are eligible to receive an Excess DCRB Contribution.
Mr. Cumenal receives additional retirement benefits under his employment agreement, which benefits were intended as "make whole" payments for amounts Mr. Cumenal forfeited at his prior employer. For details about Mr. Cumenal's additional retirement benefits, see "Frederic Cumenal Employment Agreement" at PS-80.

TIFFANY & CO.

NONQUALIFIED DEFERRED COMPENSATION TABLE
(Fiscal 2015)

Name	Executive Contribution In Last Fiscal Year (a) ($)	Registrant Contribution In Last Fiscal Year (b) ($)	Aggregate Earnings In Last Fiscal Year (c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End (d) ($)
Frederic Cumenal	$795,375	$46,294	$(147,684)	$—	$1,831,246
Michael J. Kowalski	$—	$—	$(9,784)	$352,315	$—
Ralph Nicoletti	$—	$9,737	$—	$—	$9,737
Jean-Marc Bellaiche	$435,544	$15,538	$(35,203)	$—	$564,578
Pamela H. Cloud	$—	$—	$—	$—	$—
Jennifer de Winter	$—	$—	$—	$—	$—

Note to Nonqualified Deferred Compensation Table

(a)	This column includes amounts that are also included in the amounts shown in the columns headed "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table at PS-66.

(b)
Under the terms of the Deferral Plan, and as noted under "Registrant Contribution in Last Fiscal Year" in the table above, Messrs. Cumenal, Nicoletti and Bellaiche received Excess DCRB Contributions of $46,294, $9,737 and $15,538, respectively, in Fiscal 2015. As of January 31, 2016, Mr. Cumenal was vested in 60% of the Excess DCRB Contributions credited to him under the Deferral Plan, based on his years of service. Messrs. Nicoletti and Bellaiche were not vested in Excess DCRB Contributions credited to them. See "Excess DCRB Feature of the Deferral Plan" below.

(c)
Amounts shown in this column are not reported as compensation in the Summary Compensation Table because the Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred.

(d)
Amounts shown in this column include amounts that were reported as compensation in the Summary Compensation Table to the extent that such amounts were contributed by the executive but not to the extent that such amounts represent earnings. See Note (c) above.

Features of the Deferral Plan
These are the key features of the Company’s Deferral Plan:

•	Participation is open to directors and executive officers of the Company as well as other vice presidents and "director-level" employees of Tiffany;

•	Directors of the Company may defer all of their cash compensation;

•	Employees may defer up to 50% of their salary and up to 90% of their short-term cash incentive or bonus compensation;

•
Other than the Excess Defined Contribution Retirement Benefits available to individuals who do not participate in the Company's defined benefit pension plan, the Company makes no contribution to the plan;

•	The Company guarantees no specific return on contributions under the plan;

•	Deferrals are placed in a trust that is subject to the claims of Tiffany’s creditors;

TIFFANY & CO.

•	The value in the participant’s account depends on the return on investments in various mutual funds that may be selected by the participant;

•	Deferrals may be made to a retirement account and to accounts which will pay out on specified "in-service" dates;

•	Participants must elect to make deferrals in advance of the period during which the deferred compensation is earned;

•	Retirement accounts pay out in 5, 10, 15 or 20 annual installments after retirement as elected in advance by the participant;

•
Except in the case of previously elected "in-service" payout dates, participants are not allowed to withdraw funds while they remain employed other than for unforeseeable emergencies and then only with the permission of Tiffany’s Board of Directors;

•	Termination of services generally triggers a distribution of all account balances other than, in the case of retirement or disability, retirement balances; and

•	Most participants, including all executive officers, will not receive any distribution from the plan until six months following termination of services.
Excess DCRB Feature of the Deferral Plan
The Deferral Plan provides for an Excess DCRB Contribution each year with respect to certain eligible employees under the DCRB feature of the 401(k) Plan. If an eligible employee under the DCRB feature (i) holds a title of Vice President or above, (ii) receives a DCRB Contribution under the 401(k) Plan in a given year, and (iii) such DCRB Contribution is curtailed by reason of the limitations under Sections 401(a)(17) or 415 of the Internal Revenue Code, the eligible employee shall have an Excess DCRB Contribution credited to his or her Deferred Benefit Accounts under the Deferral Plan.
The Excess DCRB feature is intended to benefit those eligible employees who were hired on or after January 1, 2006, and accordingly were precluded from participation in the Pension Plan, Excess Plan and Supplemental Plan. Messrs. Cumenal, Nicoletti and Bellaiche and Ms. de Winter are eligible for benefits under the Excess DCRB feature of the Deferral Plan.

The Excess DCRB Contribution vests in accordance with the vesting schedule for DCRB Contributions under the 401(k) Plan, as follows:

Years of Service	Vested Percentage
Less than 2 Years	—%
2 years or more	20%
3 years or more	40%
4 years or more	60%
5 years or more	80%
6 years or more	100%

TIFFANY & CO.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table shows benefits payable to the named executive officers, other than Mr. Kowalski, upon involuntary termination, absent a Change in Control (defined below), and benefits payable to the named executive officers upon involuntary termination, subsequent to a Change in Control. In either case, the values below assume the named executive officer was involuntarily terminated on January 31, 2016. An "involuntary termination" does not include a termination for cause, but does include a resignation for good reason. No information is shown for Mr. Kowalski on the following table because his retirement date was prior to the date of the assumed involuntary termination.

	Involuntary Terminations Absent a Change in Control				Involuntary Terminations Following a Change in Control
Name	Cash Severance Payment (a)	Welfare Benefit (a)	Early Vesting of Equity Awards (b)	Total	Early Vesting of Supplemental Plan (c)	Cash Severance Payment (d)	Welfare Benefits (e)	Early Vesting of Stock Options (f)	Early Vesting of Restricted Stock Units (g)	Total
Frederic Cumenal	$3,260,145	$21,496	$792,829	$4,074,470	$—	$5,138,415	$43,901	$471,963	$4,353,186	$10,007,465
Ralph Nicoletti	$—	$—	$1,032,037	$1,032,037	$—	$2,550,000	$43,901	$116,868	$3,089,492	$5,800,261
Jean-Marc Bellaiche	$1,059,150	$21,496	$—	$1,080,646	$—	$2,400,000	$43,901	$84,815	$687,302	$3,216,018
Pamela H. Cloud	$—	$—	$—	$—	$710,069	$1,840,000	$43,901	$79,520	$1,670,693	$4,344,183
Jennifer de Winter	$917,930	$21,496	$485,184	$1,424,610	$—	$2,080,000	$43,901	$73,505	$892,225	$3,089,631

Notes to Potential Payments on Termination or Change in Control Table

(a)
Messrs. Cumenal and Bellaiche and Ms. de Winter are the only named executive officers to whom the Company is committed to pay severance benefits in the event of involuntary termination, without cause, in the absence of a Change in Control. For a summary of these arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards" at PS-75.

(b)
The terms applicable to the one-time awards of time-vesting restricted stock units made to Mr. Cumenal on September 19, 2013 (12,419), with respect to his promotion to President, to Mr. Nicoletti on March 19, 2014 (16,166), with respect to his joining the Company, and to Ms. de Winter on March 18, 2015 (7,600) with respect to her joining the Company, provide for acceleration of 100% of the outstanding shares in the event of an involuntary termination without cause.

(c)
Following a change in control, the Supplemental Plan will vest upon involuntary termination, or if the participant has either attained age 65, or age 55 with 10 years of service. The value reported reflects the present value at age 55 of the benefit accrued as of January 31, 2016, reduced for early retirement.

(d)
For the executive officers other than Mr. Cumenal, cash severance payments were determined by multiplying the sum of (i) actual salary and (ii) the target short-term incentive award or bonus, by two. Mr. Cumenal’s cash severance payment is the sum of (i) actual salary multiplied by two, and (ii) $1,256,540, pursuant to the terms of his employment agreement.

(e)
The amounts shown in this column represent two years of health-care coverage determined on the basis of the Company’s "COBRA" rates for post-employment continuation coverage. Such rates are available to all participating employees who terminate from employment and were determined on the basis of the coverage elections made by the executive officer.

(f)
The value of early vesting of stock options granted in 2013, 2014, 2015 and 2016 was determined using $63.84, the closing value of the Company’s common stock on January 29, 2016. In the event of a Change in Control that is not a Terminating Transaction (as defined below), the unvested portion

TIFFANY & CO.

of such options will vest only upon the executive’s involuntary termination from employment. For the purposes of this table, it is assumed that the Change in Control was a 35% share acquisition and not a Terminating Transaction. This column also assumes early vesting of 100% of the special promotion-related stock option grant awarded to Mr. Cumenal in September 2013 (36,523) and the outstanding portion of the stock option grant awarded to Mr. Bellaiche upon his hire in July 2014 (14,001).

(g)
The value of early vesting of restricted stock units granted in 2013, 2014 and 2015 was determined using $63.84, the closing value of the Company’s common stock on January 29, 2016. In the event of a Change in Control that is not a Terminating Transaction, only a portion of unvested performance-based restricted stock units will vest, pursuant to a schedule based on the applicable three-year performance period. For the purposes of this table, it is assumed that the Change in Control was a 35% share acquisition and not a Terminating Transaction. Accordingly, this column assumes 100% early vesting of performance-based restricted stock units granted in 2013; and 55% early vesting of performance-based restricted stock units granted in 2014 and 2015. This column also assumes 100% early vesting of the special time-vesting restricted stock grants awarded to Mr. Cumenal on September 19, 2013 (12,419), to Mr. Nicoletti on March 19, 2014 (16,166), to Mr. Bellaiche on July 16, 2014 (3,726) and to Ms. de Winter on March 18, 2015 (7,600).

Explanation of Potential Payments on a Termination absent a Change in Control

Severance Arrangements
The Company generally does not commit to severance benefits for its executive officers, absent a Change in Control, other than as necessary to recruit appropriate candidates for key roles. Messrs. Cumenal and Bellaiche and Ms. de Winter are party to formal severance arrangements with the Company, applicable in the event of an involuntary termination in the absence of a Change in Control. For a full discussion of these arrangements, see "Compensation Discussion and Analysis - Other Employment Agreements or Severance Plans for Named Executive Officers" at PS-60. The Company is not obligated to pay cash severance benefits to any other named executive officer upon termination, unless a Change in Control has occurred, although it is permitted to provide such benefits if it deems it appropriate to do so.
Time-Vesting Restricted Stock Unit Awards
Additionally, Messrs. Cumenal and Nicoletti and Ms. de Winter are eligible for accelerated vesting of outstanding time-vesting restricted stock units in the event of an involuntary termination absent a Change in Control, as described in note (b) above.
Performance-Based Restricted Stock Unit Awards
The terms applicable to outstanding performance-based restricted stock unit grants reserve the right of the Committee, under certain circumstances, to permit vesting of such units in the event of an involuntary termination absent a Change in Control. The terms set forth certain parameters for and limitations on such vesting. The amounts reported assume no units were vested in this manner.
Explanation of Potential Payments on Termination following a Change in Control
Severance Arrangements
The Company and Tiffany have entered into retention agreements with each of the executive officers, other than Mr. Cumenal, whose employment agreement with the Company addresses severance benefits following a change in control. These agreements would provide a covered executive with compensation if he or she should incur an involuntary termination after a Change in Control.
In the event that a Change in Control occurs, the covered executives would have fixed terms of employment under their retention agreements of two years.

TIFFANY & CO.

If the executive incurs an involuntary termination during his or her fixed term of employment under a retention agreement, compensation would be payable to the executive as follows:

•	Two times the sum of the executive’s salary and target short-term incentive award, as severance; and

•	Two years of benefits continuation under Tiffany’s health and welfare plans.
Mr. Cumenal's employment agreement provides for severance benefits following a Change in Control as described at PS-80.
Vesting of Options and Restricted Stock Units on an Involuntary Termination following a Change in Control
Stock Option Grants
Outstanding stock options will vest in full and become exercisable in the event of a Change in Control if it results in the dissolution of the Company, or the Company goes out of existence or comes under the substantial ownership (80%) of another person, and the acquiring party does not arrange to assume or replace the grant. These types of change in control events are referred to as "Terminating Transactions." (See "Definition of a Change in Control" below.)
For all other Change in Control events (see "Definition of a Change in Control" below), early vesting will occur in full but only if the executive is involuntarily terminated from employment following the Change in Control.
Performance-Based Restricted Stock Unit Grants
Terms of Awards for Grants Made in January 2013:
For grants awarded in January 2013, outstanding performance-based restricted stock units will vest in full and convert to shares in the event of a Terminating Transaction.
For all other Change in Control events (see "Definition of a Change in Control" below), performance-based restricted stock units will vest in full if the Change in Control event occurs in the last fiscal year of a three-year performance period; 70% if it occurs in the second fiscal year of a three-year performance period; and 30% if it occurs in the first fiscal year of a three-year performance period. In the event of the first type of Change in Control event described in the definition below (a 35% share acquisition), such proportionate vesting will occur only if the executive is involuntarily terminated following the Change in Control event.
Terms of Awards for Grants Made in 2014 and 2015:
In January 2014, the Committee modified the terms of award for performance-based restricted stock unit awards made in that month and afterwards, to provide for conversion of performance-based restricted stock units to time-vesting restricted stock units, in the event of a Change in Control, as follows:

(i)
If a Change in Control occurs before the start of the three-year performance period (for the 2014 and 2015 grants, that would mean before February 1, 2014 and February 1, 2015, respectively), no conversion or vesting shall occur for the award in connection with the change in control;

(ii)
If a Change in Control occurs in the first or second fiscal year of the three-year performance period, then 55% of the performance-based stock units awarded shall convert to time-vesting restricted stock units; and

(iii)
If a Change in Control occurs in the last fiscal year of the three-year performance period, the percentage of the performance-based restricted stock units to convert to time-vesting restricted stock units will be based on the Company’s cumulative performance during the first and second fiscal year of the performance period, as compared to the performance goals expressed in the original notice of grant; however, such performance goals (but for the ROA target, which will be disregarded under such circumstances) will be pro-rated for the cumulative two-year period (66.67%).

TIFFANY & CO.

The time-vesting restricted stock units resulting as described above will vest on the earlier of (i) the original maturity date in the notice of grant (three business days following the public announcement of the Company’s audited, consolidated financial results for the last fiscal year in the performance period, which for the 2014 and 2015 grants would be in March 2017 and March 2018, respectively), or (ii) if the executive is earlier involuntarily terminated without cause, on such termination date.

For the grants awarded in January 2016, the three-year performance period began on February 1, 2016; because the Change in Control is assumed to have taken place before that date, no portion of the January 2016 grants are reflected as vested as a result of the assumed Change in Control.
Time-Vesting Restricted Stock Unit Grants
Outstanding time-vesting restricted stock units will vest in full and convert to shares in the event of a Terminating Transaction.
For all other Change in Control events (see "Definition of a Change in Control" below), time-vesting restricted stock units will vest in full if the Change in Control event occurs and if the executive is involuntarily terminated following the Change in Control event.
Supplemental Retirement Benefits Vest on a Change in Control
Ms. Cloud participates in the Pension Plan, Excess Plan, and Supplemental Plan. She is vested in the Pension Plan and Excess Plan but not in the Supplemental Plan. Aside from Mr. Kowalski, no other named executive officers as of January 31, 2016 were participants in these retirement plans.
Definition of a Change in Control
For purposes of the Supplemental Plan, outstanding equity awards made to the named executive officers, and the retention agreements, the term "Change in Control" means that one of the following events has occurred:

•
Any person or group of persons acting in concert (a "person" being an individual or organization) acquires 35% or more in voting power or stock of the Company, or the right to obtain such voting power;

•
A majority of the Board is, for any reason, not made up of individuals who were either on the Board on January 15, 2009 (in the case of outstanding equity awards), March 17, 2016 (in the case of the Supplemental Plan) or the date of the agreement (in the case of the retention agreements); or, if they became members of the Board after that date, were approved by the directors;

•	As a result of a corporate transaction such as a merger, the shareholders of the Company immediately prior to such transaction do not own more than 50% of the Company’s outstanding shares; or

•
50% or more of the assets of the Company and its subsidiaries are sold or distributed, unless the shareholders of the Company continue to own those assets in the same percentage as their ownership of Company stock prior to the sale or liquidation (in the case of the Supplemental Plan); or all or substantially all assets of the Company or Tiffany are sold or disposed of to an unrelated party (in the case of outstanding equity awards and the retention agreements).

Certain Change in Control events will be considered "Terminating Transactions," provided the acquirer does not arrange to assume or replace the grant. Terminating Transactions include (i) the dissolution of the Company, or (ii) if the Company comes under the substantial ownership (80%) of another person.
Non-Competition Covenants Affected by Change in Control
In the event of a Change in Control, the duration of certain non-competition covenants could be reduced from as long as two years following termination of employment to as little as six months in the event a Change in Control were to occur. In the table above, we have not assigned any value to a potential reduction.

TIFFANY & CO.

OTHER TERMINATIONS

Death or Disability

If any of the named executive officers had died or become disabled on January 31, 2016, stock options then unvested would have vested at the values disclosed in the column "Early Vesting of Stock Options" in the table above at PS-93. Further, time-vesting restricted stock units and certain performance-based restricted stock units would have vested under the terms of the outstanding awards at the following values: Mr. Cumenal, $2,223,228; Mr. Nicoletti, $1,567,399; Mr. Bellaiche, $376,784; Ms. de Winter, $608,906; and Ms. Cloud, $1,189,083.

TIFFANY & CO.

DIRECTOR COMPENSATION TABLE
Fiscal 2015

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($) (b) (c)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)	All Other Compensation ($)	Total ($)
Rose Marie Bravo	$78,750	$80,142	$78,957	$15,819	$—	$253,668
Gary E. Costley	$98,750	$80,142	$78,957	N/A	$—	$257,849
Lawrence K. Fish	$93,750	$80,142	$78,957	N/A	$—	$252,849
Abby F. Kohnstamm	$78,750	$80,142	$78,957	N/A	$—	$237,849
Michael J. Kowalski	$90,000	$80,142	$78,957	N/A	$—	$249,099
Charles K. Marquis	$93,750	$80,142	$78,957	—	$—	$252,849
Peter W. May	$78,750	$80,142	$78,957	N/A	$—	$237,849
William A. Shutzer	$93,750	$80,142	$78,957	—	$—	$252,849
Robert S. Singer	$98,750	$80,142	$78,957	N/A	$—	$257,849

Notes to Director Compensation Table

(a)	Includes amounts deferred under the Deferral Plan.

(b)
Amounts shown represent the grant-date fair value for stock options granted for Fiscal 2015. In valuing option awards, the Company made certain assumptions. For a discussion of those assumptions, please refer to Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. See Note M. "Stock Compensation Plans," in Notes to Consolidated Financial Statements, under Item 8. Financial Statements and Supplementary Data.

(c)	Supplementary Table: Outstanding Director Option Awards at Fiscal Year End

Name	Aggregate Number of Option Awards Outstanding at Fiscal Year End (number of underlying shares)
Rose Marie Bravo	18,486
Gary E. Costley	18,486
Lawrence K. Fish	14,626
Abby F. Kohnstamm	43,203
Michael Kowalski	3,409
Charles K. Marquis	43,203
Peter W. May	43,203
William A. Shutzer	43,203
Robert S. Singer	12,149

TIFFANY & CO.

The amount reported above and in the Director Compensation Table for Mr. Kowalski is limited to awards granted to him in connection with his service as a non-executive director. For information on outstanding equity awards granted to Mr. Kowalski in connection with his employment, see “Outstanding Equity Awards at Fiscal Year-End,” at PS-83.

(d)
The actuarial valuation shown takes into account the current age of the director and is based on the following assumptions: RP2014 Male/Female Mortality Table with White Collar Adjustments regressed to base year 2006 and projected generationally from 2006 with Scale MP-2014; discount rate of 4.25%; and assumed retirement age of 65 (if the director is over age 65, the director is assumed to retire on January 31, 2016). These assumptions are consistent with those used to prepare the Company's financial statements, except for the retirement age assumption. This column does not include earnings under the Deferral Plan because the Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred. Where an N/A appears, the director is not eligible for this benefit. The pension benefit for Messrs. Marquis and Shutzer decreased in value in Fiscal 2015 by $40,298 and $41,468, respectively. In addition, this column does not include changes in pension value or nonqualified deferred compensation earnings for Mr. Kowalski that are attributable to his employment. For information on such changes and earnings, see the "Pension Benefits Table" and the "Nonqualified Deferred Compensation Table" at PS-86 and PS-91, respectively.

Discussion of Director Compensation Table

Directors who are not employees of the Company or its subsidiaries are paid or provided with the following for their service on the Board:

Board Fees
Annual Cash Retainer	$80,000
Annual Cash Retainer for Non-Executive Chairperson	$30,000
Stock Options - 10-year option vested immediately; options have a strike price equal to fair market value on date of grant	targeted at approximately $80,000
Restricted Stock Units - payable after one year of service or on retirement, at the prior election of the director	targeted at approximately $80,000
Committee Fees
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Corporate Social Responsibility Committee Chair	$15,000
Finance Committee Chair	$15,000
Nominating/Corporate Governance Committee Chair	$15,000

Directors are also reimbursed for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.
The Nominating/Corporate Governance Committee of the Board reviews comparisons of the compensation of the Company's directors to the compensation of directors of peer companies. See "Defining Appropriate Comparators - Peer Group" at PS-48. For Fiscal 2015, compensation of the Company's directors approximated the peer group median.
Directors first elected prior to January 1, 1999 who retire as non-employee directors with five or more years of Board service are also entitled to receive an annual retirement benefit equal to $38,000, payable at the later of age 65 or the retirement date. This benefit is payable quarterly and continues for a period of time

TIFFANY & CO.

equal to the director’s length of service on the Board, including periods served as an employee director, or until death, if earlier. Directors Bravo, Marquis and Shutzer are the only directors entitled to participate in this benefit plan.

Under the Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan. However, the Company does not guarantee any return on said investments. The following table provides data concerning director participation in this plan:

Name	Director Contribution In Last Fiscal Year ($)	Registrant Contribution In Last Fiscal Year ($)	Aggregate Earnings/(Losses) In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
Gary E. Costley	$—	$—	$(8,579)	$252,694	$—
Charles K. Marquis	$—	$—	$(24,420)	$—	$632,745
William A. Shutzer	$—	$—	$(125,603)	$—	$1,289,463
Mr. Cumenal, as an employee, receives no separate compensation for service as a director.

TIFFANY & CO.

EQUITY COMPENSATION PLAN INFORMATION
(As of Fiscal Year 2015)

	Column A		Column B	Column C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	1,230,443	[a]	$67.59	7,313,897	[b]
Equity compensation plans not approved by security holders	—		—	—
Total	1,230,443	[a]	$67.59	7,313,897	[b]

(a)
Shares indicated are the aggregate of those issuable upon exercise of outstanding options awarded under the Company’s 2014 Employee Incentive Plan (the "2014 Plan") and the 2008 Directors Equity Plan (the "Directors Plan"). They do not include 713,451 shares issuable with respect to stock units awarded under those plans. They also do not include shares issuable under options or stock units that were awarded and remain outstanding under the Company’s 2005 Employee Incentive Plan, which total 888,861 and 690,968 shares, respectively.

(b)
Shares indicated are the aggregate of those available for grant under the 2014 Plan and the Directors Plan. Under the Directors plan, the maximum number of shares that may be issued (1,000,000) is subject to reduction by 1.58 shares for each share that is delivered on vesting of a stock award. Column C reflects this reduction assuming that all shares granted as stock awards will vest.

TIFFANY & CO.

ITEM 4. SHAREHOLDER PROPOSAL THAT THE COMPANY ADOPT A GENERAL PAYOUT POLICY THAT GIVES PREFERENCE TO SHARE REPURCHASES (RELATIVE TO CASH DIVIDENDS) AS A METHOD TO RETURN CAPITAL TO SHAREHOLDERS
Jonathan Kalodimos, 725 NW 29th Street, Corvallis, Oregon 97330, owner of 26 shares of the Company's common stock, has notified the Company that he intends to submit the following proposal at the Annual Meeting. The Company is not responsible for the contents of this proposal.
"Resolved: Shareholders of Tiffany & Co. ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.
Supporting statement: Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1.
Financial flexibility. Four professors from Duke University and Cornell University studied executives' decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that "maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending."[1] Further, in follow up interviews as part of the study, executives "state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends." The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2.
Tax efficiency. Share repurchases have been described in the Wall Street Journal [2] as "akin to dividends, but without the tax bite for shareholders." The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3.
Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.[3] I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.
In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.
_____________________
1 http://www.sciencedirect.com/science/article/pii/S0304405X05000528
2 http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441
3 http://afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html"

TIFFANY & CO.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:
The Board firmly believes that adopting the proposed policy is not in the best interests of the Company's shareholders. The decision as to how to return excess cash to shareholders and, specifically, whether share repurchases should be given preference over cash dividends, belongs to the Company.
The Company manages its cash and capital structure to maintain a strong financial position that provides flexibility to pursue its long-term strategic objectives and to invest in the growth of its business. It balances these strategic and growth investments with returning capital to its shareholders. The Board believes the Company's solid record of delivering cash to shareholders in the form of substantial share repurchases and steady growth in dividends is a testament to the success of its approach.
The Board remains committed to growing long-term shareholder value and regularly discusses with management the Company's plans and objectives for the use of capital, including to return excess cash to shareholders. At least annually, the Board reviews the Company's policies and programs with respect to dividends and share repurchases, taking into consideration a variety of factors, including the Company's actual and projected net earnings, cash flows, liquidity and capital requirements, as well as the Company's short-term plans and long-term capital goals and strategies. The Board believes that, when a decision is to be made regarding the most prudent method of returning capital to shareholders, that determination must give consideration to then-current market conditions, liquidity, cash flow and other salient factors.
In light of this, we strongly believe that, to best serve the interests of the Company and its shareholders, the Board should retain full authority over, and maintain flexibility with respect to, the decision regarding the manner and periods in which the Company returns capital to shareholders. As such, the decision of whether and when to give preference to repurchases of shares over cash dividends should appropriately rest with the Company.
THEREFORE, THE BOARD RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL (Item 4).

TIFFANY & CO.

OTHER MATTERS
Shareholder Proposals for Inclusion in the Proxy Statement for the 2017 Annual Meeting
If you wish to submit a proposal to be included in the Proxy Statement for our 2017 Annual Meeting, we must receive it no later than December 9, 2016. Proposals should be sent to the Company at 727 Fifth Avenue, New York, New York 10022 addressed to the attention of Corporate Secretary (Legal Department).
Other Proposals
Our By-laws set forth certain procedures for shareholders of record who wish to nominate directors or propose other business to be considered at an annual meeting. We will have discretionary voting authority with respect to any such proposals to be considered at the 2017 Annual Meeting unless the proposal is submitted to us no earlier than January 26, 2017 and no later than February 25, 2017 and the shareholder otherwise satisfies the requirements of SEC Rule 14a-4.

Householding
The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as "householding," can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Annual Report Administrator, Tiffany & Co., 200 Fifth Avenue, 14th floor, New York, New York 10010 or by calling 212-230-5302. You may also obtain a copy of the proxy statement and annual report from the Company's website www.tiffany.com, by clicking "Investors" at the bottom of the page, and selecting "Financial Information" from the left-hand column. Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company's shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Reminder to Vote
Please be sure to either complete, sign and mail the proxy card or voting instruction form, as applicable, in the return envelope provided or call in your instructions or vote via the Internet as soon as you can so that your vote may be recorded and counted.
BY ORDER OF THE BOARD OF DIRECTORS
Leigh M. Harlan
Secretary
New York, New York
April 8, 2016

TIFFANY & CO.

APPENDIX I
NON-GAAP MEASURES

Net Sales. The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	2015
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(3)%	(5)%	2%
Americas	(4)	(2)	(2)
Asia-Pacific	(2)	(5)	3
Japan	(2)	(12)	10
Europe	(1)	(13)	12
Other	(13)	—	(13)

Net earnings. Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charges (a)	Specific cost-reduction initiatives (b)	Non-GAAP
Year Ended January 31, 2016
Selling, general and administrative expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
As a % of sales	42.2%			41.0%
Earnings from operations	760.1	37.9	8.8	806.8
As a % of sales	18.5%			19.7%
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	$3.59	$0.19	$0.05	$3.83

(a)
Expenses associated with impairment charges related to a financing arrangement with Koidu Limited. See "Item 8. Financial Statements and Supplementary Data - Note J - Commitments and Contingencies" in our Annual Report on Form 10-K, filed with the SEC on March 28, 2016, for further information.

TIFFANY & CO.

(b)
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

(in millions, except per share amounts)	GAAP	Debt extinguishment (c)	Non-GAAP
Year Ended January 31, 2015
Loss on extinguishment of debt	$93.8	$(93.8)	$—
Provision for income taxes	253.4	32.8	286.2
Net earnings	484.2	60.9	545.1
Diluted earnings per share	$3.73	$0.47	$4.20

(c)
Expenses associated with the redemption of $400.0 million in aggregate principal amount of certain senior notes prior to their scheduled maturities. See "Item 8. Financial Statements and Supplementary Data - Note G - Debt" in our Annual Report on Form 10-K, filed with the SEC on March 28, 2016, for further information.

TIFFANY & CO.

TIFFANY & Co.

TIFFANY & CO.
200 FIFTH AVENUE
ATTN: INVESTOR RELATIONS
NEW YORK, NY 10010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02802-P73996 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIFFANY & CO.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Michael J. Kowalski	☐	☐	☐
1b. Rose Marie Bravo	☐	☐	☐
1c. Gary E. Costley	☐	☐	☐
1d. Frederic Cumenal	☐	☐	☐
1e. Lawrence K. Fish	☐	☐	☐
1f. Abby F. Kohnstamm	☐	☐	☐
1g. Charles K. Marquis	☐	☐	☐
1h. Peter W. May	☐	☐	☐
1i. William A. Shutzer	☐	☐	☐
1j. Robert S. Singer	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2017.	☐	☐	☐
3. Approval of the Compensation Paid to the Company's Named Executive Officers in Fiscal 2015.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.			
4. Shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held
THURSDAY, MAY 26, 2016

The Annual Meeting of Shareholders of Tiffany & Co. (the "Company") will be held at the W New York-Union Square Hotel, 201 Park Avenue South, New York, New York on Thursday, May 26, 2016, at 9:30 a.m. EDT to consider and take action on the following:

1. Election of ten (10) directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2017;
3. Approval of the compensation paid to the Company's named executive officers in Fiscal 2015; and
4. Shareholder proposal that the Company adopt a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders.

All shareholders are cordially invited to attend, although only those shareholders of record as of the close of business on March 28, 2016 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. The transfer books will not be closed.

A list of shareholders entitled to vote will be available for inspection by interested shareholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on May 16, 2016 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders.
The Proxy Statement and the Annual Report to Shareholders for the year ended January 31, 2016 are available at: www.proxyvote.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM IN THE ENCLOSED ENVELOPE. ▼

E02803-P73996

TIFFANY & CO.

Proxy — Tiffany & Co.

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF TIFFANY & CO. (THE "COMPANY") TO BE HELD MAY 26, 2016 AT 9:30 A.M. EDT AT THE W NEW YORK – UNION SQUARE HOTEL, 201 PARK AVENUE SOUTH, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS A VOTE: "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1; "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2017 IN ITEM 2; "FOR" APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS IN FISCAL 2015 IN ITEM 3; AND "AGAINST" THE SHAREHOLDER PROPOSAL THAT THE COMPANY ADOPT A GENERAL PAYOUT POLICY THAT GIVES PREFERENCE TO SHARE REPURCHASES (RELATIVE TO CASH DIVIDENDS) AS A METHOD TO RETURN CAPITAL TO SHAREHOLDERS IN ITEM 4.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1, "FOR" ITEMS 2 AND 3, AND "AGAINST" ITEM 4. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED.

The undersigned hereby appoints F. CUMENAL, R. NICOLETTI and L. M. HARLAN, and each of them proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the 2016 Annual Meeting of Shareholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgement, on such matters as may be incident to the conduct of or may properly come before the meeting.

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY INTERNET, CALL IN YOUR VOTE, OR SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.